Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-159511 and 333-159511-01 to 333-159511-185
(excluding Registration Nos. 333-159511-07, 333-159511-134 and 333-159511-143)
HCA INC.
SUPPLEMENT NO. 16 TO
MARKET MAKING PROSPECTUS DATED
JULY 10, 2009
THE DATE OF THIS SUPPLEMENT IS AUGUST 12, 2010
On August 11, 2010, HCA Inc. filed the attached Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.
On June 25, 2010, HCA Inc. filed the attached Current Report on Form 8-K.
On June 22, 2010, HCA Inc. filed the attached Information Statement on Schedule 14C.
     This Prospectus Supplement is being filed to provide additional information contained in filings by HCA Inc. (the “Company”) with the Securities and Exchange Commission. This Prospectus Supplement should be read together with the Prospectus.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2010

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 1-11239

HCA Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-2497104
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Park Plaza Nashville, Tennessee (Address of principal executive offices)	37203 (Zip Code)

(615) 344-9551
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

Indicate the number of shares outstanding of each of the issuer’s classes of common stock as of the latest practicable date.

Class of Common Stock	Outstanding at July 31, 2010

Voting common stock, $.01 par value	94,640,800 shares

HCA INC.
Form 10-Q
June 30, 2010

HCA INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
 FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009
Unaudited
(Dollars in millions)

	Quarter		Six Months
	2010	2009	2010	2009

Revenues	$7,756	$7,483	$15,300	$14,914

Salaries and benefits	3,076	2,944	6,148	5,867
Supplies	1,251	1,211	2,451	2,421
Other operating expenses	1,226	1,124	2,428	2,226
Provision for doubtful accounts	788	866	1,352	1,673
Equity in earnings of affiliates	(75)	(61)	(143)	(129)
Depreciation and amortization	355	360	710	713
Interest expense	530	506	1,046	977
Losses on sales of facilities	—	3	—	8
Impairments of long-lived assets	91	4	109	13

	7,242	6,957	14,101	13,769

Income before income taxes	514	526	1,199	1,145
Provision for income taxes	136	161	345	348

Net income	378	365	854	797
Net income attributable to noncontrolling interests	85	83	173	155

Net income attributable to HCA Inc.	$293	$282	$681	$642

Per share data:
Basic earnings per share	$3.09	$3.00	$7.20	$6.81
Diluted earnings per share	$3.01	$2.96	$7.03	$6.71
Shares used in earnings per share calculations (in thousands):
Basic	94,635	94,398	94,637	94,386
Diluted	97,026	95,721	96,868	95,720

See accompanying notes.

HCA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 Unaudited
(Dollars in millions)

	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$350	$312
Accounts receivable, less allowance for doubtful accounts of $4,516 and $4,860	3,769	3,692
Inventories	805	802
Deferred income taxes	1,126	1,192
Other	742	579

	6,792	6,577

Property and equipment, at cost	24,950	24,669
Accumulated depreciation	(13,798)	(13,242)

	11,152	11,427

Investments of insurance subsidiary	646	1,166
Investments in and advances to affiliates	870	853
Goodwill	2,583	2,577
Deferred loan costs	391	418
Other	986	1,113

	$23,420	$24,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,179	$1,460
Accrued salaries	927	849
Other accrued expenses	1,262	1,158
Long-term debt due within one year	1,029	846

	4,397	4,313

Long-term debt	25,769	24,824
Professional liability risks	1,029	1,057
Income taxes and other liabilities	1,589	1,768

Equity securities with contingent redemption rights	144	147

Stockholders’ deficit:
Common stock $0.01 par; authorized 125,000,000 shares; outstanding 94,638,800 shares in 2010 and 94,637,400 shares in 2009	1	1
Capital in excess of par value	312	226
Accumulated other comprehensive loss	(505)	(450)
Retained deficit	(10,333)	(8,763)

Stockholders’ deficit attributable to HCA Inc.	(10,525)	(8,986)
Noncontrolling interests	1,017	1,008

	(9,508)	(7,978)

	$23,420	$24,131

See accompanying notes.

HCA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
Unaudited
(Dollars in millions)

	2010	2009

Cash flows from operating activities:
Net income	$854	$797
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(1,698)	(1,654)
Provision for doubtful accounts	1,352	1,673
Depreciation and amortization	710	713
Income taxes	(55)	(417)
Losses on sales of facilities	—	8
Impairments of long-lived assets	109	13
Amortization of deferred loan costs	40	40
Share-based compensation	16	14
Pay-in-kind interest	—	58
Other	23	29

Net cash provided by operating activities	1,351	1,274

Cash flows from investing activities:
Purchase of property and equipment	(536)	(619)
Acquisition of hospitals and health care entities	(31)	(41)
Disposition of hospitals and health care entities	25	29
Change in investments	502	71
Other	(11)	11

Net cash used in investing activities	(51)	(549)

Cash flows from financing activities:
Issuance of long-term debt	1,387	1,751
Net change in revolving credit facilities	1,329	(505)
Repayment of long-term debt	(1,529)	(1,782)
Distributions to noncontrolling interests	(176)	(159)
Payment of debt issuance costs	(25)	(45)
Payment of cash distributions to stockholders	(2,251)	—
Other	3	—

Net cash used in financing activities	(1,262)	(740)

Change in cash and cash equivalents	38	(15)
Cash and cash equivalents at beginning of period	312	465

Cash and cash equivalents at end of period	$350	$450

Interest payments	$973	$822
Income tax payments, net	$400	$765

See accompanying notes.

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

NOTE 1 —	INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Merger, Recapitalization and Reporting Entity

On November 17, 2006, HCA Inc. completed its merger (the “Merger”) with Hercules Acquisition Corporation, pursuant to which the Company was acquired by Hercules Holding II, LLC (“Hercules Holding”), a Delaware limited liability company owned by a private investor group comprised of affiliates of, or funds sponsored by, Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., Merrill Lynch Global Private Equity (now BAML Capital Partners) (each a “Sponsor”), affiliates of Citigroup Inc. and Bank of America Corporation (the “Sponsor Assignees”) and affiliates of HCA founder, Dr. Thomas F. Frist, Jr., (the “Frist Entities,” and together with the Sponsors and the Sponsor Assignees, the “Investors”) and by members of management and certain other investors. The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to in this quarterly report as the “Recapitalization.” The Merger was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities. As a result of the Recapitalization, our outstanding capital stock is owned by the Investors, certain members of management and key employees. On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, thus subjecting us to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended. Our common stock is not traded on a national securities exchange.

HCA Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA Inc. and partnerships and joint ventures in which such subsidiaries are partners. At June 30, 2010, these affiliates owned and operated 154 hospitals, 98 freestanding surgery centers and facilities which provided extensive outpatient and ancillary services. Affiliates of HCA are also partners in joint ventures that own and operate eight hospitals and eight freestanding surgery centers which are accounted for using the equity method. The Company’s facilities are located in 20 states and England. The terms “HCA,” “Company,” “we,” “our” or “us,” as used in this quarterly report on Form 10-Q, refer to HCA Inc. and its affiliates unless otherwise stated or indicated by context.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal and recurring nature.

The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative would include our corporate office costs, which were $44 million and $40 million for the quarters ended June 30, 2010 and 2009, respectively, and $82 million and $77 million for the six months ended June 30, 2010 and 2009, respectively. Operating results for the quarter and six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the consolidated financial statements and footnotes thereto included in our annual report on Form 10-K for the year ended December 31, 2009.

Certain prior year amounts have been reclassified to conform to the current year presentation.

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	INCOME TAXES

During the quarter ended June 30, 2010, we finalized a settlement with the Appeals Division of the Internal Revenue Service (“IRS”) resolving the deductibility of our 2003 government settlement payment and the timing of certain patient service revenues for 2003 and 2004.

The IRS completed its audit of our 2005 and 2006 federal income tax returns during the quarter ended June 30, 2010. We have submitted a protest contesting certain proposed adjustments, including the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. Eight taxable periods of HCA and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, were pending before the IRS Examination Division as of June 30, 2010. We expect the IRS Examination Division will begin an audit of the 2007, 2008 and 2009 federal income tax returns for HCA and one or more HCA affiliated partnerships during 2010.

Our liability for unrecognized tax benefits was $361 million, including accrued interest of $78 million as of June 30, 2010 ($628 million and $156 million, respectively, as of December 31, 2009). The reduction in our liability for unrecognized tax benefits was principally based on the resolution with taxing authorities of tax positions taken in prior years. Unrecognized tax benefits of $152 million ($236 million as of December 31, 2009) would affect the effective rate, if recognized. The liability for unrecognized tax benefits does not reflect deferred tax assets of $49 million ($77 million as of December 31, 2009) related to deductible interest and state income taxes. The provision for income taxes reflects $59 million and $14 million ($37 million and $9 million, respectively, net of tax) reductions in interest expense related to taxing authority examinations for the quarters ended June 30, 2010 and 2009, respectively, and $74 million and $34 million ($47 million and $22 million, respectively, net of tax) reductions in interest expense related to taxing authority examinations for the six months ended June 30, 2010 and 2009, respectively.

Depending on the resolution of the IRS disputes, the completion of examinations by federal, state or international taxing authorities, or the expiration of statutes of limitation for specific taxing jurisdictions, we believe it is reasonably possible our liability for unrecognized tax benefits may significantly increase or decrease within the next 12 months. However, we are currently unable to estimate the range of any possible change.

NOTE 3 —	EARNINGS PER SHARE

We compute basic earnings per share using the weighted average number of common shares outstanding. We compute diluted earnings per share using the weighted average number of common shares outstanding, plus the dilutive effect of outstanding stock options, computed using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share for the quarters and six months ended June 30, 2010 and 2009 (dollars in millions, except per share amounts, and shares in thousands):

	Quarter		Six Months
	2010	2009	2010	2009

Net income attributable to HCA Inc.	$293	$282	$681	$642

Weighted average common shares outstanding	94,635	94,398	94,637	94,386
Effect of dilutive stock options	2,391	1,323	2,231	1,334

Shares used for diluted earnings per share	97,026	95,721	96,868	95,720

Earnings per share:
Basic earnings per share	$3.09	$3.00	$7.20	$6.81
Diluted earnings per share	$3.01	$2.96	$7.03	$6.71

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	INVESTMENTS OF INSURANCE SUBSIDIARY

A summary of our insurance subsidiary’s investments at June 30, 2010 and December 31, 2009 follows (dollars in millions):

	June 30, 2010
		Unrealized
	Amortized	Amounts		Fair
	Cost	Gains	Losses	Value

Debt securities:
States and municipalities	$302	$16	$—	$318
Auction rate securities	296	—	(5)	291
Asset-backed securities	29	—	(1)	28
Money market funds	142	—	—	142

	769	16	(6)	779
Equity securities	8	1	(1)	8

	$777	$17	$(7)	787

Amounts classified as current assets				(141)

Investment carrying value				$646

	December 31, 2009
		Unrealized
	Amortized	Amounts		Fair
	Cost	Gains	Losses	Value

Debt securities:
States and municipalities	$668	$30	$(3)	$695
Auction rate securities	401	—	(5)	396
Asset-backed securities	43	—	(1)	42
Money market funds	176	—	—	176

	1,288	30	(9)	1,309
Equity securities	8	1	(2)	7

	$1,296	$31	$(11)	1,316

Amounts classified as current assets				(150)

Investment carrying value				$1,166

At June 30, 2010 and December 31, 2009, the investments of our insurance subsidiary were classified as “available-for-sale.” During the quarter ended June 30, 2010, investments in debt securities were reduced as a result of the insurance subsidiary distributing $500 million of excess capital to the Company. Changes in temporary unrealized gains and losses are recorded as adjustments to other comprehensive income. At June 30, 2010 and December 31, 2009, $93 million and $100 million, respectively, of our investments were subject to restrictions included in insurance bond collateralization and assumed reinsurance contracts.

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	INVESTMENTS OF INSURANCE SUBSIDIARY (continued)

Scheduled maturities of investments in debt securities at June 30, 2010 were as follows (dollars in millions):

	Amortized	Fair
	Cost	Value

Due in one year or less	$164	$165
Due after one year through five years	138	144
Due after five years through ten years	119	127
Due after ten years	23	24

	444	460
Auction rate securities	296	291
Asset-backed securities	29	28

	$769	$779

The average expected maturity of the investments in debt securities at June 30, 2010 was 3.0 years, compared to the average scheduled maturity of 12.5 years. Expected and scheduled maturities may differ because the issuers of certain securities have the right to call, prepay or otherwise redeem such obligations prior to the scheduled maturity date. The average expected maturities for our auction rate and asset-backed securities were derived from valuation models of expected cash flows and involved management’s judgment. The average expected maturities for our auction rate and asset-backed securities at June 30, 2010 were 4.3 years and 6.1 years, respectively, compared to average scheduled maturities of 25.0 years and 26.1 years, respectively.

NOTE 5 —	LONG-TERM DEBT

A summary of long-term debt at June 30, 2010 and December 31, 2009, including related interest rates at June 30, 2010, follows (dollars in millions):

	June 30,	December 31,
	2010	2009

Senior secured asset-based revolving credit facility (effective interest rate of 1.9%)	$1,875	$715
Senior secured revolving credit facility (effective interest rate of 2.1%)	169	—
Senior secured term loan facilities (effective interest rate of 6.9%)	7,551	8,987
Senior secured first lien notes (effective interest rate of 8.4%)	4,072	2,682
Other senior secured debt (effective interest rate of 6.8%)	342	362

First lien debt	14,009	12,746

Senior secured cash-pay notes (effective interest rate of 9.7%)	4,501	4,500
Senior secured toggle notes (effective interest rate of 10.0%)	1,578	1,578

Second lien debt	6,079	6,078

Senior unsecured notes (effective interest rate of 7.1%)	6,710	6,846

Total debt (average life of six years, rates averaging 7.5%)	26,798	25,670
Less amounts due within one year	1,029	846

	$25,769	$24,824

During March 2010, we issued $1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds. After the

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	LONG-TERM DEBT (continued)

payment of related fees and expenses, we used the proceeds to repay outstanding indebtedness under our senior secured term loan facilities.

NOTE 6 —	FINANCIAL INSTRUMENTS

Interest Rate Swap Agreements

We have entered into interest rate swap agreements to manage our exposure to fluctuations in interest rates. These swap agreements involve the exchange of fixed and variable rate interest payments between two parties based on common notional principal amounts and maturity dates. Pay-fixed interest rate swaps effectively convert LIBOR indexed variable rate obligations to fixed interest rate obligations. Pay-variable interest rate swaps effectively convert fixed interest rate obligations to LIBOR indexed variable rate obligations. The interest payments under these agreements are settled on a net basis. The net interest payments, based on the notional amounts in these agreements, generally match the timing of the related liabilities, for the interest rate swap agreements which have been designated as cash flow hedges. The notional amounts of the swap agreements represent amounts used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

The following table sets forth our interest rate swap agreements, which have been designated as cash flow hedges, at June 30, 2010 (dollars in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Pay-fixed interest rate swaps	$7,100	November 2011	$(390)
Pay-fixed interest rate swaps (starting November 2011)	2,000	December 2016	(118)

Certain of our interest rate swaps are not designated as hedges, and changes in fair value are recognized in results of operations. The following table sets forth our interest rate swap agreements, which were not designated as hedges, at June 30, 2010 (dollars in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Pay-fixed interest rate swap	$500	March 2011	$(9)
Pay-variable interest rate swap	500	March 2011	(1)
Pay-fixed interest rate swap	900	November 2011	(48)
Pay-variable interest rate swap	900	November 2011	1

During the next 12 months, we estimate $350 million will be reclassified from other comprehensive income (“OCI”) to interest expense.

Cross Currency Swaps

The Company and certain subsidiaries have incurred obligations and entered into various intercompany transactions where such obligations are denominated in currencies, other than the functional currencies of the parties executing the trade. In order to mitigate the currency exposure risks and better match the cash flows of our obligations and intercompany transactions with cash flows from operations, we entered into various cross currency swaps. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	FINANCIAL INSTRUMENTS (continued)

Cross Currency Swaps (continued)

Certain of our cross currency swaps are not designated as hedges, and changes in fair value are recognized in results of operations. The following table sets forth our cross currency swap agreement which was not designated as a hedge at June 30, 2010 (amounts in millions):

	Notional		Fair
	Amount	Maturity Date	Value

Euro — United States Dollar currency swap	351 Euro	December 2011	$—

The following table sets forth our cross currency swap agreements, which have been designated as cash flow hedges, at June 30, 2010 (amounts in millions):

	Notional		Fair
	Amount	Maturity Date	Value

GBP — United States Dollar currency swaps	100 GBP	November 2010	$(26)

Derivatives— Results of Operations

The following tables present the effect on our results of operations of our interest rate and cross currency swaps for the six months ended June 30, 2010 (dollars in millions):

		Location of Loss	Amount of Loss
	Amount of Loss	Reclassified from	Reclassified from
	Recognized in OCI on	Accumulated OCI	Accumulated OCI
Derivatives in Cash Flow Hedging Relationships	Derivatives, Net of Tax	into Operations	into Operations

Interest rate swaps	$142	Interest expense	$188
Cross currency swaps	8	Interest expense	1

	$150		$189

	Location of Loss	Amount of Loss
	Recognized in	Recognized in
	Operations on	Operations on
Derivatives Not Designated as Hedging Instruments	Derivatives	Derivatives

Interest rate swaps	Other operating expense	$1
Cross currency swap	Other operating expense	79

Credit-risk-related Contingent Features

We have agreements with each of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. As of June 30, 2010, we have not been required to post any collateral related to these agreements. If we had breached these provisions at June 30, 2010, we would have been required to settle our obligations under the agreements at their aggregate, estimated termination value of $628 million.

NOTE 7 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements.

ASC 820 emphasizes fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions market participants would

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (continued)

use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Cash Traded Investments

Our cash traded investments are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Certain types of cash traded instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. Such instruments include auction rate securities (“ARS”) and limited partnership investments. The transaction price is initially used as the best estimate of fair value.

Our wholly-owned insurance subsidiary had investments in tax-exempt ARS, which are backed by student loans substantially guaranteed by the federal government, of $291 million ($296 million par value) at June 30, 2010. We do not currently intend to attempt to sell the ARS as the liquidity needs of our insurance subsidiary are expected to be met by other investments in its investment portfolio. These securities continue to accrue and pay interest semi-annually based on the failed auction maximum rate formulas stated in their respective Official Statements. During 2009 and the first six months of 2010, certain issuers and their broker/dealers redeemed or repurchased $172 million and $105 million, respectively, of our ARS at par value. The valuation of these securities involved management’s judgment, after consideration of market factors and the absence of market transparency, market liquidity and observable inputs. Our valuation models derived a fair market value compared to tax-equivalent yields of other student loan backed variable rate securities of similar credit worthiness and similar effective maturities.

Derivative Financial Instruments

We have entered into interest rate and cross currency swap agreements to manage our exposure to fluctuations in interest rates and foreign currency risks. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

Although we have determined the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (continued)

Derivative Financial Instruments (continued)

estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments were not significant to the overall valuation of our derivatives at June 30, 2010. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy at June 30, 2010.

Fair Value Summary

The following table summarizes our assets and liabilities measured at fair value on a recurring basis as of June 30, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall (dollars in millions):

		Fair Value Measurements Using
		Quoted Prices in
		Active Markets for
		Identical Assets	Significant Other	Significant
		and Liabilities	Observable Inputs	Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments of insurance subsidiary:
Debt securities:
States and municipalities	$318	$—	$318	$—
Auction rate securities	291	—	—	291
Asset-backed securities	28	—	28	—
Money market funds	142	142	—	—

	779	142	346	291
Equity securities	8	1	5	2

Investments of insurance subsidiary	787	143	351	293
Less amounts classified as current assets	(141)	(141)	—	—

	$646	$2	$351	$293

Liabilities:
Interest rate swaps (Income taxes and other liabilities)	$565	—	$565	$—
Cross currency swaps (Income taxes and other liabilities)	26	—	26	—

The following table summarizes the activity related to the auction rate and equity securities investments of our insurance subsidiary, which have fair value measurements based on significant unobservable inputs (Level 3), during the six months ended June 30, 2010 (dollars in millions):

Asset balances at December 31, 2009	$397
Unrealized gains included in other comprehensive income	1
Settlements	(105)

Asset balances at June 30, 2010	$293

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE (continued)

Fair Value Summary (continued)

The estimated fair value of our long-term debt was $26.554 billion and $25.659 billion at June 30, 2010 and December 31, 2009, respectively, compared to carrying amounts aggregating $26.798 billion and $25.670 billion, respectively. The estimates of fair value are generally based upon the quoted market prices or quoted market prices for similar issues of long-term debt with the same maturities.

NOTE 8 —	CONTINGENCIES

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could have a material, adverse effect on our results of operations or financial position in a given period.

We are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants may seek punitive damages against us which may not be covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material, adverse effect on our results of operations or financial position.

NOTE 9 —	COMPREHENSIVE INCOME AND CAPITAL STRUCTURE

The components of comprehensive income, net of related taxes, for the quarters and six months ended June 30, 2010 and 2009 are only attributable to HCA Inc. and are as follows (dollars in millions):

	Quarter		Six Months
	2010	2009	2010	2009

Net income attributable to HCA Inc.	$293	$282	$681	$642
Change in fair value of derivative instruments	(14)	62	(26)	54
Change in fair value of available-for-sale securities	(8)	11	(7)	15
Foreign currency translation adjustments	(6)	34	(27)	32
Defined benefit plans	2	3	5	5

Comprehensive income	$267	$392	$626	$748

The components of accumulated other comprehensive loss, net of related taxes, are as follows (dollars in millions):

	June 30,	December 31,
	2010	2009

Change in fair value of derivative instruments	$(381)	$(355)
Change in fair value of available-for-sale securities	7	14
Foreign currency translation adjustments	(30)	(3)
Defined benefit plans	(101)	(106)

Accumulated other comprehensive loss	$(505)	$(450)

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	COMPREHENSIVE INCOME AND CAPITAL STRUCTURE (continued)

The changes in stockholders’ deficit, including changes in stockholders’ deficit attributable to HCA Inc. and changes in equity attributable to noncontrolling interests are as follows (dollars in millions):

	Equity (Deficit) Attributable to HCA Inc.
			Capital in	Accumulated		Equity
	Common Stock		Excess of	Other		Attributable to
	Shares	Par	Par	Comprehensive	Retained	Noncontrolling
	(000)	Value	Value	Loss	Deficit	Interests	Total

Balances, December 31, 2009	94,637	$1	$226	$(450)	$(8,763)	$1,008	$(7,978)
Net income	—	—	—	—	681	173	854
Other comprehensive loss	—	—	—	(55)	—	—	(55)
Distributions	—	—	—	—	(2,251)	(176)	(2,427)
Share-based benefit plans	2	—	59	—	—	—	59
Other	—	—	27	—	—	12	39

Balances, June 30, 2010	94,639	$1	$312	$(505)	$(10,333)	$1,017	$(9,508)

On January 27, 2010, our Board of Directors declared a distribution to the Company’s stockholders and holders of vested stock options. The distribution was $17.50 per share and vested stock option, or $1.751 billion in the aggregate. The distribution was paid on February 5, 2010 to holders of record on February 1, 2010. The distribution was funded using funds available under our existing senior secured credit facilities and approximately $100 million of cash on hand. Pursuant to the terms of our stock option plans, the holders of nonvested stock options received a $17.50 per share reduction to the exercise price of their share-based awards.

On May 5, 2010, our Board of Directors declared a distribution to the Company’s stockholders and holders of vested stock options. The distribution was $5.00 per share and vested stock option, or $500 million in the aggregate. The distribution was paid on May 14, 2010 to holders of record on May 6, 2010. The distribution was funded using funds available under our existing senior secured credit facilities. Pursuant to the terms of our stock option plans, the holders of nonvested stock options received a $5.00 per share reduction to the exercise price of their share-based awards.

On May 5, 2010, our Board of Directors granted approval for the Company to file with the Securities and Exchange Commission a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. We filed the Form S-1 on May 7, 2010. We intend to use the anticipated net proceeds to repay certain of our existing indebtedness, as will be determined prior to our offering, and for general corporate purposes. Upon completion of the offering and in connection with our termination of the management agreement we have with affiliates of the Investors, we will be required to pay a termination fee based upon the net present value of our future obligations under the management agreement.

NOTE 10 —	SEGMENT AND GEOGRAPHIC INFORMATION

We operate in one line of business, which is operating hospitals and related health care entities. During the quarters ended June 30, 2010 and 2009, approximately 24% and 23%, respectively, of our patient revenues related to patients participating in the fee-for-service Medicare program. During each of the six months ended June 30, 2010 and 2009, approximately 24% of our patient revenues related to patients participating in the fee-for-service Medicare program.

Our operations are structured into three geographically organized groups: the Eastern Group includes 48 consolidating hospitals located in the Eastern United States, the Central Group includes 46 consolidating hospitals located in the Central United States and the Western Group includes 54 consolidating hospitals located in the Western United States. We also operate six consolidating hospitals in England, and these facilities are included in the Corporate and other group.

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	SEGMENT AND GEOGRAPHIC INFORMATION (continued)

Adjusted segment EBITDA is defined as income before depreciation and amortization, interest expense, losses on sales of facilities, impairments of long-lived assets, income taxes and net income attributable to noncontrolling interests. We use adjusted segment EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing their performance. Adjusted segment EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. Adjusted segment EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted segment EBITDA are significant components in understanding and assessing financial performance. Because adjusted segment EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, adjusted segment EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. The geographic distributions of our revenues, equity in earnings of affiliates, adjusted segment

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	SEGMENT AND GEOGRAPHIC INFORMATION (continued)

EBITDA and depreciation and amortization for the quarters and six months ended June 30, 2010 and 2009 are summarized in the following table (dollars in millions):

	Quarter		Six Months
	2010	2009	2010	2009

Revenues:
Central Group	$1,836	$1,805	$3,600	$3,608
Eastern Group	2,273	2,181	4,506	4,456
Western Group	3,402	3,278	6,710	6,429
Corporate and other	245	219	484	421

	$7,756	$7,483	$15,300	$14,914

Equity in earnings of affiliates:
Central Group	$—	$(1)	$(1)	$(2)
Eastern Group	—	(1)	(1)	(1)
Western Group	(73)	(59)	(140)	(126)
Corporate and other	(2)	—	(1)	—

	$(75)	$(61)	$(143)	$(129)

Adjusted segment EBITDA:
Central Group	$324	$344	$666	$695
Eastern Group	392	340	832	773
Western Group	778	712	1,569	1,445
Corporate and other	(4)	3	(3)	(57)

	$1,490	$1,399	$3,064	$2,856

Depreciation and amortization:
Central Group	$90	$88	$177	$176
Eastern Group	89	93	180	183
Western Group	143	146	287	290
Corporate and other	33	33	66	64

	$355	$360	$710	$713

Adjusted segment EBITDA	$1,490	$1,399	$3,064	$2,856
Depreciation and amortization	355	360	710	713
Interest expense	530	506	1,046	977
Losses on sales of facilities	—	3	—	8
Impairments of long-lived assets	91	4	109	13

Income before income taxes	$514	$526	$1,199	$1,145

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	ACQUISITIONS, DISPOSITIONS AND IMPAIRMENTS OF LONG-LIVED ASSETS

During the six months ended June 30, 2010 and 2009, we paid $31 million and $41 million, respectively, to acquire nonhospital health care entities.

During the six months ended June 30, 2010, we received proceeds of $25 million related to sales of real estate investments and the proceeds were equal to the carrying amounts. During the quarter ended June 30, 2009, we recognized a net pretax loss of $3 million related to sales of hospital facilities and other investments. During the six months ended June 30, 2009, we received proceeds of $29 million and recognized a net pretax loss of $8 million related to sales of hospital facilities and other investments.

During the quarter ended June 30, 2010, we recorded impairments of long-lived assets of $91 million, comprised of impairment charges of $56 million related to revised, reduced projections of future expected cash flows for a hospital facility in our Central Group and $35 million for capitalized engineering and design costs in our Corporate and Other Group related to certain building safety requirements (California earthquake standards) that have been revised, to adjust the carrying values to estimated fair value. During the six months ended June 30, 2010, we recorded impairments of long-lived assets of $109 million, including the second quarter 2010 charges of $91 million and the first quarter 2010 impairment charges of $18 million to adjust the carrying values of real estate and other investments in our Eastern, Western and Corporate and Other Groups to estimated fair value. During the quarter and six months ended June 30, 2009, we recorded charges of $4 million and $13 million, respectively, to adjust the carrying values of certain real estate investments in our Central Group to estimated fair value.

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Our senior secured credit facilities and senior secured notes are fully and unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned material domestic subsidiaries that are “Unrestricted Subsidiaries” under our Indenture dated December 16, 1993 (except for certain special purpose subsidiaries that only guarantee and pledge their assets under our senior secured asset-based revolving credit facility).

Our summarized condensed consolidating balance sheets at June 30, 2010 and December 31, 2009, condensed consolidating statements of income for the quarters and six months ended June 30, 2010 and 2009 and condensed consolidating statements of cash flows for the six months ended June 30, 2010 and 2009, segregating the parent company issuer, the subsidiary guarantors, the subsidiary non-guarantors and eliminations, follow:

HCA INC.
CONDENSED CONSOLIDATING INCOME STATEMENT
FOR THE QUARTER ENDED JUNE 30, 2010
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$4,479	$3,277	$—	$7,756

Salaries and benefits	—	1,809	1,267	—	3,076
Supplies	—	724	527	—	1,251
Other operating expenses	1	665	560	—	1,226
Provision for doubtful accounts	—	499	289	—	788
Equity in earnings of affiliates	(745)	(28)	(47)	745	(75)
Depreciation and amortization	—	197	158	—	355
Interest expense	668	(122)	(16)	—	530
Impairments of long-lived assets	—	38	53	—	91
Management fees	—	(120)	120	—	—

	(76)	3,662	2,911	745	7,242

Income before income taxes	76	817	366	(745)	514
Provision for income taxes	(217)	259	94	—	136

Net income	293	558	272	(745)	378
Net income attributable to noncontrolling interests	—	14	71	—	85

Net income attributable to HCA Inc.	$293	$544	$201	$(745)	$293

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING INCOME STATEMENT
FOR THE QUARTER ENDED JUNE 30, 2009
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$4,420	$3,063	$—	$7,483

Salaries and benefits	—	1,760	1,184	—	2,944
Supplies	—	712	499	—	1,211
Other operating expenses	7	619	498	—	1,124
Provision for doubtful accounts	—	546	320	—	866
Equity in earnings of affiliates	(674)	(24)	(37)	674	(61)
Depreciation and amortization	—	200	160	—	360
Interest expense	583	(70)	(7)	—	506
Losses (gains) on sales of facilities	—	5	(2)	—	3
Impairments of long-lived assets	—	4	—	—	4
Management fees	—	(115)	115	—	—

	(84)	3,637	2,730	674	6,957

Income before income taxes	84	783	333	(674)	526
Provision for income taxes	(198)	273	86	—	161

Net income	282	510	247	(674)	365
Net income attributable to noncontrolling interests	—	12	71	—	83

Net income attributable to HCA Inc.	$282	$498	$176	$(674)	$282

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$8,853	$6,447	$—	$15,300

Salaries and benefits	—	3,635	2,513	—	6,148
Supplies	—	1,414	1,037	—	2,451
Other operating expenses	3	1,303	1,122	—	2,428
Provision for doubtful accounts	—	857	495	—	1,352
Equity in earnings of affiliates	(1,556)	(55)	(88)	1,556	(143)
Depreciation and amortization	—	392	318	—	710
Interest expense	1,316	(237)	(33)	—	1,046
Impairments of long-lived assets	—	53	56	—	109
Management fees	—	(238)	238	—	—

	(237)	7,124	5,658	1,556	14,101

Income before income taxes	237	1,729	789	(1,556)	1,199
Provision for income taxes	(444)	572	217	—	345

Net income	681	1,157	572	(1,556)	854
Net income attributable to noncontrolling interests	—	29	144	—	173

Net income attributable to HCA Inc.	$681	$1,128	$428	$(1,556)	$681

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Revenues	$—	$8,813	$6,101	$—	$14,914

Salaries and benefits	—	3,515	2,352	—	5,867
Supplies	—	1,433	988	—	2,421
Other operating expenses	12	1,236	978	—	2,226
Provision for doubtful accounts	—	1,054	619	—	1,673
Equity in earnings of affiliates	(1,379)	(48)	(81)	1,379	(129)
Depreciation and amortization	—	396	317	—	713
Interest expense	1,125	(136)	(12)	—	977
Losses on sales of facilities	—	6	2	—	8
Impairments of long-lived assets	—	13	—	—	13
Management fees	—	(231)	231	—	—

	(242)	7,238	5,394	1,379	13,769

Income before income taxes	242	1,575	707	(1,379)	1,145
Provision for income taxes	(400)	543	205	—	348

Net income	642	1,032	502	(1,379)	797
Net income attributable to noncontrolling interests	—	26	129	—	155

Net income attributable to HCA Inc.	$642	$1,006	$373	$(1,379)	$642

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2010
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$108	$242	$—	$350
Accounts receivable, net	—	2,170	1,599	—	3,769
Inventories	—	488	317	—	805
Deferred income taxes	1,126	—	—	—	1,126
Other	93	195	454	—	742

	1,219	2,961	2,612	—	6,792

Property and equipment, net	—	6,826	4,326	—	11,152
Investments of insurance subsidiary	—	—	646	—	646
Investments in and advances to affiliates	—	247	623	—	870
Goodwill	—	1,635	948	—	2,583
Deferred loan costs	391	—	—	—	391
Investments in and advances to subsidiaries	23,386	—	—	(23,386)	—
Other	857	16	113	—	986

	$25,853	$11,685	$9,268	$(23,386)	$23,420

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$710	$469	$—	$1,179
Accrued salaries	—	590	337	—	927
Other accrued expenses	313	300	649	—	1,262
Long-term debt due within one year	989	10	30	—	1,029

	1,302	1,610	1,485	—	4,397

Long-term debt	25,363	106	300	—	25,769
Intercompany balances	8,586	(11,498)	2,912	—	—
Professional liability risks	—	—	1,029	—	1,029
Income taxes and other liabilities	983	435	171	—	1,589

	36,234	(9,347)	5,897	—	32,784
Equity securities with contingent redemption rights	144	—	—	—	144

Stockholders’ (deficit) equity attributable to HCA Inc.	(10,525)	20,915	2,471	(23,386)	(10,525)
Noncontrolling interests	—	117	900	—	1,017

	(10,525)	21,032	3,371	(23,386)	(9,508)

	$25,853	$11,685	$9,268	$(23,386)	$23,420

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2009
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$—	$95	$217	$—	$312
Accounts receivable, net	—	2,135	1,557	—	3,692
Inventories	—	489	313	—	802
Deferred income taxes	1,192	—	—	—	1,192
Other	81	148	350	—	579

	1,273	2,867	2,437	—	6,577

Property and equipment, net	—	7,034	4,393	—	11,427
Investments of insurance subsidiary	—	—	1,166	—	1,166
Investments in and advances to affiliates	—	244	609	—	853
Goodwill	—	1,641	936	—	2,577
Deferred loan costs	418	—	—	—	418
Investments in and advances to subsidiaries	21,830	—	—	(21,830)	—
Other	963	19	131	—	1,113

	$24,484	$11,805	$9,672	$(21,830)	$24,131

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$908	$552	$—	$1,460
Accrued salaries	—	542	307	—	849
Other accrued expenses	282	293	583	—	1,158
Long-term debt due within one year	802	9	35	—	846

	1,084	1,752	1,477	—	4,313

Long-term debt	24,427	103	294	—	24,824
Intercompany balances	6,636	(10,387)	3,751	—	—
Professional liability risks	—	—	1,057	—	1,057
Income taxes and other liabilities	1,176	421	171	—	1,768

	33,323	(8,111)	6,750	—	31,962
Equity securities with contingent redemption rights	147	—	—	—	147

Stockholders’ (deficit) equity attributable to HCA Inc.	(8,986)	19,787	2,043	(21,830)	(8,986)
Noncontrolling interests	—	129	879	—	1,008

	(8,986)	19,916	2,922	(21,830)	(7,978)

	$24,484	$11,805	$9,672	$(21,830)	$24,131

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$681	$1,157	$572	$(1,556)	$854
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities	31	(1,057)	(672)	—	(1,698)
Provision for doubtful accounts	—	857	495	—	1,352
Depreciation and amortization	—	392	318	—	710
Income taxes	(55)	—	—	—	(55)
Impairments of long-lived assets	—	48	61	—	109
Amortization of deferred loan costs	40	—	—	—	40
Share-based compensation	16	—	—	—	16
Equity in earnings of affiliates	(1,556)	—	—	1,556	—
Other	23	—	—	—	23

Net cash (used in) provided by operating activities	(820)	1,397	774	—	1,351

Cash flows from investing activities:
Purchase of property and equipment	—	(225)	(311)	—	(536)
Acquisition of hospitals and health care entities	—	(21)	(10)	—	(31)
Disposition of hospitals and health care entities	—	24	1	—	25
Change in investments	—	10	492	—	502
Other	—	(1)	(10)	—	(11)

Net cash (used in) provided by investing activities	—	(213)	162	—	(51)

Cash flows from financing activities:
Issuance of long-term debt	1,387	—	—	—	1,387
Net change in revolving credit facilities	1,329	—	—	—	1,329
Repayment of long-term debt	(1,508)	(11)	(10)	—	(1,529)
Distributions to noncontrolling interests	—	(41)	(135)	—	(176)
Changes in intercompany balances with affiliates, net	1,893	(1,119)	(774)	—	—
Payment of debt issuance costs	(25)	—	—	—	(25)
Payment of cash distributions to stockholders	(2,251)	—	—	—	(2,251)
Other	(5)	—	8	—	3

Net cash provided by (used in) financing activities	820	(1,171)	(911)	—	(1,262)

Change in cash and cash equivalents	—	13	25	—	38
Cash and cash equivalents at beginning of period	—	95	217	—	312

Cash and cash equivalents at end of period	$—	$108	$242	$—	$350

HCA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (continued)

HCA INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(Dollars in millions)

			Subsidiary
	Parent	Subsidiary	Non-		Condensed
	Issuer	Guarantors	Guarantors	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$642	$1,032	$502	$(1,379)	$797
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities	50	(1,057)	(647)	—	(1,654)
Provision for doubtful accounts	—	1,054	619	—	1,673
Depreciation and amortization	—	396	317	—	713
Income taxes	(417)	—	—	—	(417)
Losses on sales of facilities	—	6	2	—	8
Impairments of long-lived assets	—	13	—	—	13
Amortization of deferred loan costs	40	—	—	—	40
Share-based compensation	14	—	—	—	14
Pay-in-kind interest	58	—	—	—	58
Equity in earnings of affiliates	(1,379)	—	—	1,379	—
Other	23	16	(10)	—	29

Net cash (used in) provided by operating activities	(969)	1,460	783	—	1,274

Cash flows from investing activities:
Purchase of property and equipment	—	(344)	(275)	—	(619)
Acquisition of hospitals and health care entities	—	(38)	(3)	—	(41)
Disposition of hospitals and health care entities	—	18	11	—	29
Change in investments	—	(2)	73	—	71
Other	—	(17)	28	—	11

Net cash used in investing activities	—	(383)	(166)	—	(549)

Cash flows from financing activities:
Issuance of long-term debt	1,751	—	—	—	1,751
Net change in revolving bank credit facility	(505)	—	—	—	(505)
Repayment of long-term debt	(1,739)	(6)	(37)	—	(1,782)
Distributions to noncontrolling interests	—	(50)	(109)	—	(159)
Changes in intercompany balances with affiliates, net	1,507	(1,064)	(443)	—	—
Payment of debt issuance costs	(45)	—	—	—	(45)

Net cash provided by (used in) financing activities	969	(1,120)	(589)	—	(740)

Change in cash and cash equivalents	—	(43)	28	—	(15)
Cash and cash equivalents at beginning of period	—	134	331	—	465

Cash and cash equivalents at end of period	$—	$91	$359	$—	$450

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This quarterly report on Form 10-Q includes certain disclosures which contain “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “should,” “seek,” “approximately,” “intend,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, that could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the effects related to the enactment of the Health Reform Law and the possible enactment of additional federal or state health care reform and changes in federal, state or local laws or regulations affecting the health care industry, (4) increases in the amount and risk of collectibility of uninsured accounts, and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements, and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures of assets, which may result in charges, and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2009 and our other filings with the Securities and Exchange Commission. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by or on behalf of HCA. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this report, which forward-looking statements reflect management’s views only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Health Care Reform

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), which was signed into law on March 23, 2010, will change how health care services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced growth in Medicare program spending, reductions in Medicare and Medicaid Disproportionate Share Hospital payments, and the establishment of programs in which reimbursement is tied to quality and integration. In addition, the Health Reform Law reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement. For a more detailed discussion of the Health Reform Law and its potential impact on the Company, see Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Health Care Reform” in our Form 10-Q for the quarter ended March 31, 2010.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Second Quarter 2010 Operations Summary

Net income attributable to HCA Inc. totaled $293 million for the quarter ended June 30, 2010, compared to $282 million for the quarter ended June 30, 2009. Revenues increased to $7.756 billion in the second quarter of 2010 from $7.483 billion in the second quarter of 2009. Second quarter 2010 results include impairments of long-lived assets of $91 million. Second quarter 2009 results include losses on sales of facilities of $3 million and impairments of long-lived assets of $4 million.

Revenues increased 3.7% on a consolidated basis and increased 3.8% on a same facility basis for the quarter ended June 30, 2010 compared to the quarter ended June 30, 2009. The increase in consolidated revenues can be attributed to the combined impact of a 2.3% increase in revenue per equivalent admission and a 1.3% increase in equivalent admissions. The same facility revenues increase resulted from the combined impact of a 2.2% increase in same facility revenue per equivalent admission and a 1.6% increase in same facility equivalent admissions.

During the quarter ended June 30, 2010, consolidated admissions and same facility admissions declined 0.6% and 0.3%, respectively, compared to the quarter ended June 30, 2009. Inpatient surgeries declined 2.1% on both a consolidated basis and a same facility basis during the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009. Outpatient surgeries declined 0.8% on a consolidated basis and declined 0.9% on a same facility basis during the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009. Emergency department visits increased 2.7% on a consolidated basis and increased 2.8% on a same facility basis during the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009.

For the quarter ended June 30, 2010, the provision for doubtful accounts declined $78 million to 10.2% of revenues, from 11.6% of revenues for the quarter ended June 30, 2009. The self-pay revenue deductions for charity care and uninsured discounts increased $13 million and $467 million (we increased our uninsured discount percentages during August 2009), respectively, during the second quarter of 2010, compared to the second quarter of 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 26.1% for the second quarter of 2010, compared to 23.7% for the second quarter of 2009. Same facility uninsured admissions increased 2.1% and same facility uninsured emergency room visits increased 1.7% for the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009.

The increases in the self-pay revenue deductions result in reductions to both the provision for doubtful accounts and revenues, and were the primary contributing factors to the lower growth rates we experienced in revenues and revenue per equivalent admission during the quarter ended June 30, 2010.

Interest expense increased $24 million to $530 million for the quarter ended June 30, 2010, from $506 million for the quarter ended June 30, 2009. The additional interest expense was due to small increases in both the average debt balance and the average effective interest rate.

Cash flows from operating activities declined $209 million, from $659 million for the second quarter of 2009 to $450 million for the second quarter of 2010. The decline related primarily to changes in working capital items.

Results of Operations

Revenue/Volume Trends

Our revenues depend upon inpatient occupancy levels, the ancillary services and therapy programs ordered by physicians and provided to patients, the volume of outpatient procedures and the charge and negotiated payment rates for such services. Gross charges typically do not reflect what our facilities are actually paid. Our facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from gross charges. We do not pursue collection of amounts related to patients who meet our guidelines to qualify for charity care; therefore, they are not reported in revenues. We provide discounts to

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Revenue/Volume Trends (continued)

uninsured patients who do not qualify for Medicaid or charity care that are similar to the discounts provided to many local managed care plans.

Revenues increased 3.7% from $7.483 billion in the second quarter of 2009 to $7.756 billion in the second quarter of 2010. The increase in consolidated revenues can be attributed to the combined impact of a 2.3% increase in revenue per equivalent admission and a 1.3% increase in equivalent admissions. Same facility revenues increased 3.8% from $7.412 billion in the second quarter of 2009 to $7.691 billion in the second quarter of 2010. The increase in same facility revenues can be attributed to the combined impact of a 2.2% increase in same facility revenue per equivalent admission and a 1.6% increase in same facility equivalent admissions. The increases in the self-pay revenue deductions (charity care and uninsured discounts) result in reductions to both the provision for doubtful accounts and revenues, and were the primary contributing factors to the lower growth rates we experienced in revenues and revenue per equivalent admission during the quarter ended June 30, 2010.

To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to view these revenue deductions and provision for doubtful accounts in combination, rather than each separately. A summary of these amounts for the quarters and the six months ended June 30, 2010 and 2009, follows (dollars in millions):

	Quarter		Six Months
	2010	2009	2010	2009

Provision for doubtful accounts	$788	$866	$1,352	$1,673
Uninsured discounts	1,072	605	2,107	1,222
Charity care	598	585	1,144	1,076

Totals	$2,458	$2,056	$4,603	$3,971

Consolidated admissions and same facility admissions declined 0.6% and 0.3%, respectively, in the second quarter of 2010, compared to the second quarter of 2009. Consolidated outpatient surgeries declined 0.8% and same facility outpatient surgeries declined 0.9% in the second quarter of 2010, compared to the second quarter of 2009. Consolidated and same facility inpatient surgeries each declined 2.1% in the second quarter of 2010, compared to the second quarter of 2009. Emergency department visits increased 2.7% on a consolidated basis and increased 2.8% on a same facility basis during the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009.

Same facility uninsured admissions increased by 527 admissions, or 2.1%, in the second quarter of 2010, compared to the second quarter of 2009. Same facility uninsured admissions increased by 6.8% in the first quarter of 2010, compared to the first quarter of 2009. Same facility uninsured admissions in 2009, compared to 2008, increased 0.2% in the fourth quarter of 2009, increased 8.2% in the third quarter of 2009, increased 10.4% in the second quarter of 2009 and declined 0.1% in the first quarter of 2009.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Revenue/Volume Trends (continued)

The approximate percentages of our admissions related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care and other insurers and the uninsured for the quarters and six months ended June 30, 2010 and 2009 are set forth in the following table.

	Quarter		Six Months
	2010	2009	2010	2009

Medicare	34%	34%	35%	35%
Managed Medicare	10	10	10	10
Medicaid	9	9	9	9
Managed Medicaid	7	7	7	7
Managed care and other insurers	33	33	32	33
Uninsured	7	7	7	6

	100%	100%	100%	100%

The approximate percentages of our inpatient revenues related to Medicare, managed Medicare, Medicaid, managed Medicaid, managed care and other insurers and the uninsured for the quarters and six months ended June 30, 2010 and 2009 are set forth in the following table.

	Quarter		Six Months
	2010	2009	2010	2009

Medicare	31%	32%	32%	32%
Managed Medicare	9	9	9	8
Medicaid	9	7	9	7
Managed Medicaid	4	4	4	4
Managed care and other insurers	43	43	43	45
Uninsured	4	5	3	4

	100%	100%	100%	100%

At June 30, 2010, we had 72 hospitals in the states of Texas and Florida. During the second quarter of 2010, 57% of our admissions and 52% of our revenues were generated by these hospitals. Uninsured admissions in Texas and Florida represented 62% of our uninsured admissions during the second quarter of 2010.

We receive a significant portion of our revenues from government health programs, principally Medicare and Medicaid, which are highly regulated and subject to frequent and substantial changes. We have increased the indigent care services we provide in several communities in the state of Texas, in affiliation with other hospitals. Hospitals receiving Medicaid supplemental payments may include those that are providing additional indigent care services. Such payments must be within the federal UPL established by federal regulation. Our Texas Medicaid revenues included $167 million and $98 million during the second quarters of 2010 and 2009, respectively, and $336 million and $161 million during the first six months of 2010 and 2009, respectively, of Medicaid supplemental payments pursuant to UPL programs.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Operating Results Summary

The following are comparative summaries of results from operations for the quarters and six months ended June 30, 2010 and 2009 (dollars in millions):

	Quarter
	2010		2009
	Amount	Ratio	Amount	Ratio

Revenues	$7,756	100.0	$7,483	100.0

Salaries and benefits	3,076	39.6	2,944	39.3
Supplies	1,251	16.1	1,211	16.2
Other operating expenses	1,226	15.9	1,124	15.0
Provision for doubtful accounts	788	10.2	866	11.6
Equity in earnings of affiliates	(75)	(1.0)	(61)	(0.8)
Depreciation and amortization	355	4.6	360	4.8
Interest expense	530	6.8	506	6.8
Losses on sales of facilities	—	—	3	—
Impairments of long-lived assets	91	1.2	4	0.1

	7,242	93.4	6,957	93.0

Income before income taxes	514	6.6	526	7.0
Provision for income taxes	136	1.7	161	2.1

Net income	378	4.9	365	4.9
Net income attributable to noncontrolling interests	85	1.1	83	1.1

Net income attributable to HCA Inc.	$293	3.8	$282	3.8

% changes from prior year:
Revenues	3.7%		7.2%
Income before income taxes	(2.2)		123.6
Net income attributable to HCA Inc.	3.4		100.9
Admissions(a)	(0.6)		1.2
Equivalent admissions(b)	1.3		3.8
Revenue per equivalent admission	2.3		3.3
Same facility % changes from prior year(c):
Revenues	3.8		7.6
Admissions(a)	(0.3)		1.9
Equivalent admissions(b)	1.6		4.4
Revenue per equivalent admission	2.2		3.0

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Operating Results Summary (continued)

	Six Months
	2010		2009
	Amount	Ratio	Amount	Ratio

Revenues	$15,300	100.0	$14,914	100.0

Salaries and benefits	6,148	40.2	5,867	39.3
Supplies	2,451	16.0	2,421	16.2
Other operating expenses	2,428	15.9	2,226	15.1
Provision for doubtful accounts	1,352	8.8	1,673	11.2
Equity in earnings of affiliates	(143)	(0.9)	(129)	(0.9)
Depreciation and amortization	710	4.7	713	4.7
Interest expense	1,046	6.8	977	6.5
Losses on sales of facilities	—	—	8	0.1
Impairments of long-lived assets	109	0.7	13	0.1

	14,101	92.2	13,769	92.3

Income before income taxes	1,199	7.8	1,145	7.7
Provision for income taxes	345	2.2	348	2.4

Net income	854	5.6	797	5.3
Net income attributable to noncontrolling interests	173	1.1	155	1.0

Net income attributable to HCA Inc.	$681	4.5	$642	4.3

% changes from prior year:
Revenues	2.6%		5.7%
Income before income taxes	4.7		97.8
Net income attributable to HCA Inc.	6.0		106.7
Admissions(a)	0.1		(0.1)
Equivalent admissions(b)	1.1		2.6
Revenue per equivalent admission	1.5		3.0
Same facility % changes from prior year(c):
Revenues	2.7		6.1
Admissions(a)	0.3		0.5
Equivalent admissions(b)	1.3		3.2
Revenue per equivalent admission	1.3		2.8

(a)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(b)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the resulting amount by gross inpatient revenues. The equivalent admissions computation “equates” outpatient revenues to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(c)	Same facility information excludes the operations of hospitals and their related facilities which were either acquired or divested during the current and prior period.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Operating Results Summary (continued)

Supplemental Non-GAAP Disclosures
Operating Measures on a Cash Revenues Basis
(Dollars in millions)

The results from operations presented on a cash revenues basis for the quarters and six months ended June 30, 2010 and 2009 follow:

	Quarter
	2010			2009
		Non-GAAP % of	GAAP % of		Non-GAAP % of	GAAP % of
		Cash Revenues	Revenues		Cash Revenues	Revenues
	Amount	Ratios(b)	Ratios(b)	Amount	Ratios(b)	Ratios(b)

Revenues	$7,756		100.0	$7,483		100.0
Provision for doubtful accounts	788			866

Cash revenues(a)	6,968	100.0		6,617	100.0

Salaries and benefits	3,076	44.1	39.6	2,944	44.5	39.3
Supplies	1,251	17.9	16.1	1,211	18.3	16.2
Other operating expenses	1,226	17.7	15.9	1,124	17.0	15.0
% changes from prior year:
Revenues	3.7%
Cash revenues	5.3
Revenue per equivalent admission	2.3
Cash revenue per equivalent admission	4.0

	Six Months
	2010			2009
		Non-GAAP % of	GAAP % of		Non-GAAP % of	GAAP % of
		Cash Revenues	Revenues		Cash Revenues	Revenues
	Amount	Ratios(b)	Ratios(b)	Amount	Ratios(b)	Ratios(b)

Revenues	$15,300		100.0	$14,914		100.0
Provision for doubtful accounts	1,352			1,673

Cash revenues(a)	13,948	100.0		13,241	100.0

Salaries and benefits	6,148	44.1	40.2	5,867	44.3	39.3
Supplies	2,451	17.6	16.0	2,421	18.3	16.2
Other operating expenses	2,428	17.3	15.9	2,226	16.8	15.1
% changes from prior year:
Revenues	2.6%
Cash revenues	5.3
Revenue per equivalent admission	1.5
Cash revenue per equivalent admission	4.2

(a)	Cash revenues is defined as reported revenues less the provision for doubtful accounts. We use cash revenues as an analytical indicator for purposes of assessing the effect of uninsured patient volumes, adjusted for the effect of both the revenue deductions related to uninsured accounts (charity care and uninsured discounts) and the provision for doubtful accounts (which relates primarily to uninsured accounts), on our revenues and certain operating expenses, as a percentage of cash revenues. Variations in the revenue deductions related to uninsured accounts generally have the inverse effect on the provision for doubtful accounts. We increased our uninsured discount percentages during August 2009 and the resulting effects, for the second quarter and first six months of 2010, were an increase in uninsured discounts of $467 million and $885 million, respectively, and a decline in the provision for doubtful accounts of $78 million and $321 million, respectively, compared to the same periods for 2009. Cash revenues is commonly used as an analytical indicator within the health care industry. Cash revenues should not be considered as a measure of financial performance under generally accepted accounting principles. Because cash revenues is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, cash revenues, as presented, may not be comparable to other similarly titled measures of other health care companies.

(b)	Salaries and benefits, supplies and other operating expenses, as a percentage of cash revenues (a non-GAAP financial measure), present the impact on these ratios due to the adjustment of deducting the provision for doubtful accounts from reported revenues and results in these ratios being non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management uses this information to compare certain operating expense categories as a percentage of cash revenues. Management finds this information useful to evaluate certain expense category trends without the influence of whether adjustments related to revenues for uninsured accounts are recorded as revenue adjustments (charity care and uninsured discounts) or operating expenses (provision for doubtful accounts), and thus the expense category trends are generally analyzed as a percentage of cash revenues. These non-GAAP financial measures should not be considered alternatives to GAAP financial measures. We believe this supplemental information provides management and the users of our financial statements with useful information for period-to-period comparisons. Investors are encouraged to use GAAP measures when evaluating our overall financial performance.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Quarters Ended June 30, 2010 and 2009

Net income attributable to HCA Inc. totaled $293 million for the second quarter of 2010 compared to $282 million for the second quarter of 2009. Revenues increased 3.7% due to the combined impact of revenue per equivalent admission growth of 2.3% and an increase of 1.3% in equivalent admissions for the second quarter of 2010 compared to the second quarter of 2009. Cash revenues (reported revenues less the provision for doubtful accounts) increased 5.3% for the second quarter of 2010 compared to the second quarter of 2009.

For the second quarter of 2010, consolidated admissions and same facility admissions declined 0.6% and 0.3%, respectively, compared to the second quarter of 2009. Outpatient surgical volumes declined 0.8% on a consolidated basis and declined 0.9% on a same facility basis during the second quarter of 2010, compared to the second quarter of 2009. Consolidated and same facility inpatient surgeries each declined 2.1% in the second quarter of 2010, compared to the second quarter of 2009. Emergency department visits increased 2.7% on a consolidated basis and increased 2.8% on a same facility basis during the quarter ended June 30, 2010, compared to the quarter ended June 30, 2009.

Salaries and benefits, as a percentage of revenues, were 39.6% in the second quarter of 2010 and 39.3% in the second quarter of 2009. Salaries and benefits, as a percentage of cash revenues, were 44.1% in the second quarter of 2010 and 44.5% in the second quarter of 2009. Salaries and benefits per equivalent admission increased 3.1% in the second quarter of 2010 compared to the second quarter of 2009. Same facility labor rate increases averaged 3.1% for the second quarter of 2010 compared to the second quarter of 2009.

Supplies, as a percentage of revenues, were 16.1% in the second quarter of 2010 and 16.2% in the second quarter of 2009. Supplies, as a percentage of cash revenues, were 17.9% in the second quarter of 2010 and 18.3% in the second quarter of 2009. Supply cost per equivalent admission increased 2.0% in the second quarter of 2010 compared to the second quarter of 2009. Supply costs per equivalent admission increased 3.0% for medical devices and 3.5% for general medical and surgical items and declined 4.0% for blood products in the second quarter of 2010 compared to the second quarter of 2009.

Other operating expenses, as a percentage of revenues, increased to 15.9% in the second quarter of 2010 compared to 15.0% in the second quarter of 2009. Other operating expenses, as a percentage of cash revenues, increased to 17.7% in the second quarter of 2010 compared to 17.0% in the second quarter of 2009. Other operating expenses is primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. Other operating expenses includes $91 million and $49 million of indigent care costs in certain Texas markets during the second quarters of 2010 and 2009, respectively, and this increase is the primary component of the overall increase in other operating expenses. Provisions for losses related to professional liability risks were $55 million and $49 million for the second quarters of 2010 and 2009, respectively.

Provision for doubtful accounts declined $78 million, from $866 million in the second quarter of 2009 to $788 million in the second quarter of 2010, and as a percentage of revenues, declined to 10.2% in the second quarter of 2010 compared to 11.6% in the second quarter of 2009. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The combined self-pay revenue deductions for charity care and uninsured discounts increased $480 million during the second quarter of 2010, compared to the second quarter of 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 26.1% for the second quarter of 2010, compared to 23.7% for the second quarter of 2009. To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to review the related revenue deductions and the provision for doubtful accounts in combination, rather than separately. At June 30, 2010, our allowance for doubtful accounts represented approximately 94% of the $4.825 billion total patient due accounts receivable balance. The patient due accounts receivable balance represents the estimated uninsured portion of our accounts receivable.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Quarters Ended June 30, 2010 and 2009 (continued)

Equity in earnings of affiliates was $75 million and $61 million in the second quarters of 2010 and 2009, respectively. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Depreciation and amortization declined $5 million, from $360 million in the second quarter of 2009 to $355 million in the second quarter of 2010.

Interest expense increased from $506 million in the second quarter of 2009 to $530 million in the second quarter of 2010 due primarily to small increases in both the average debt balance and the average effective interest rate. Our average debt balance was $26.966 billion for the second quarter of 2010 compared to $26.474 billion for the second quarter of 2009. The average effective interest rate for our long term debt increased from 7.7% for the quarter ended June 30, 2009 to 7.9% for the quarter ended June 30, 2010.

During the second quarter of 2010, no gains or losses on sales of facilities were recognized. During the second quarter of 2009, we recorded a net loss on sales of facilities and other investments of $3 million.

During the second quarter of 2010, we recorded impairments of long-lived assets of $91 million, comprised of impairment charges of $56 million for a hospital facility and $35 million for capitalized engineering and design costs related to certain building safety requirements (California earthquake standards) that have been revised, to adjust the carrying values to estimated fair value. During the second quarter of 2009, we recorded an asset impairment charge of $4 million to adjust the carrying value of certain real estate investments to estimated fair value.

The effective tax rate was 31.8% and 36.4% for the second quarters of 2010 and 2009, respectively. The effective tax rate computations exclude net income attributable to noncontrolling interests as it relates to consolidated partnerships. Our provision for income taxes for the second quarters of 2010 and 2009 was reduced by $37 million and $9 million, respectively, related to reductions in interest expense related to taxing authority examinations. Excluding the effect of these adjustments, the effective tax rate for the second quarters of 2010 and 2009 would have been 40.5% and 38.4%, respectively.

Net income attributable to noncontrolling interests increased from $83 million for the second quarter of 2009 to $85 million for the second quarter of 2010. The increase in net income attributable to noncontrolling interests related primarily to growth in operating results of hospital joint ventures in two Texas markets.

Six Months Ended June 30, 2010 and 2009

Net income attributable to HCA Inc. totaled $681 million in the six months ended June 30, 2010 compared to $642 million in the six months ended June 30, 2009. Revenues increased 2.6% due to the combined impact of revenue per equivalent admission growth of 1.5% and an increase of 1.1% in equivalent admissions for the first six months of 2010 compared to the first six months of 2009. Cash revenues (reported revenues less the provision for doubtful accounts) increased 5.3% in the six months ended June 30, 2010 compared the six months ended June 30, 2009.

For the first six months of 2010, consolidated admissions and same facility admissions increased 0.1% and 0.3%, respectively, compared to the first six months of 2009. Outpatient surgical volumes declined 1.3% on both a consolidated basis and a same facility basis during the first six months of 2010, compared to the first six months of 2009. Consolidated inpatient surgeries declined 1.1% and same facility inpatient surgeries declined 1.3% in the first six months of 2010, compared to the first six months of 2009. Emergency department visits increased 1.7% on a consolidated basis and increased 1.9% on a same facility basis during the six months ended June 30, 2010, compared to the six months ended June 30, 2009.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Six Months Ended June 30, 2010 and 2009 (continued)

Salaries and benefits, as a percentage of revenues, were 40.2% in the first six months of 2010 and 39.3% in the first six months of 2009. Salaries and benefits, as a percentage of cash revenues, were 44.1% in the first six months of 2010 and 44.3% in the first six months of 2009. Salaries and benefits per equivalent admission increased 3.7% in the first six months of 2010 compared to the first six months of 2009. Same facility labor rate increases averaged 2.8% for the first six months of 2010 compared to the first six months of 2009.

Supplies, as a percentage of revenues, were 16.0% in the first six months of 2010 and 16.2% in the first six months of 2009. Supplies, as a percentage of cash revenues, were 17.6% in the first six months of 2010 and 18.3% in the first six months of 2009. Supply cost per equivalent admission increased 0.2% in the first six months of 2010 compared to the first six months of 2009. Supply costs per equivalent admission increased 3.0% for medical devices, 0.8% for blood products and 4.2% for general medical and surgical items and declined 3.6% for pharmacy supplies in the first six months of 2010 compared to the first six months of 2009.

Other operating expenses, as a percentage of revenues, increased to 15.9% in the first six months of 2010 compared to 15.1% in the first six months of 2009. Other operating expenses, as a percentage of cash revenues, increased to 17.3% in the first six months of 2010 compared to 16.8% in the first six months of 2009. Other operating expenses is primarily comprised of contract services, professional fees, repairs and maintenance, rents and leases, utilities, insurance (including professional liability insurance) and nonincome taxes. Other operating expenses includes $181 million and $88 million of indigent care costs in certain Texas markets during the first six months of 2010 and 2009, respectively, and this increase is the primary component of the overall increase in other operating expenses. Provisions for losses related to professional liability risks were $111 million and $94 million for the first six months of 2010 and 2009, respectively.

Provision for doubtful accounts declined $321 million, from $1.673 billion in the first six months of 2009 to $1.352 billion in the first six months of 2010, and as a percentage of revenues, declined to 8.8% in the first six months of 2010 compared to 11.2% in the first six months of 2009. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to uninsured amounts due directly from patients. The combined self-pay revenue deductions for charity care and uninsured discounts increased $953 million during the first six months of 2010, compared to the first six months of 2009. The sum of the provision for doubtful accounts, uninsured discounts and charity care, as a percentage of the sum of revenues, uninsured discounts and charity care, was 24.8% for the first six months of 2010, compared to 23.1% for the first six months of 2009. To quantify the total impact of and trends related to uninsured accounts, we believe it is beneficial to review the related revenue deductions and the provision for doubtful accounts in combination, rather than separately. At June 30, 2010, our allowance for doubtful accounts represented approximately 94% of the $4.825 billion total patient due accounts receivable balance. The patient due accounts receivable balance represents the estimated uninsured portion of our accounts receivable.

Equity in earnings of affiliates was $143 million and $129 million in the first six months of 2010 and 2009, respectively. Equity in earnings of affiliates relates primarily to our Denver, Colorado market joint venture.

Depreciation and amortization declined $3 million, from $713 million in the first six months of 2009 to $710 million in the first six months of 2010.

Interest expense increased from $977 million in the first six months of 2009 to $1.046 billion in the first six months of 2010, due primarily to an increase in the average effective interest rate. Our average debt balance was $26.609 billion for the first six months of 2010 compared to $26.643 billion for the first six months of 2009. The average effective interest rate for our long term debt increased from 7.4% for the first six months of 2009 to 7.9% for the first six months of 2010.

During the first six months of 2010, no gains or losses on sales of facilities were recognized. During the first six months of 2009, we recorded a net loss on sales of facilities and other investments of $8 million.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Results of Operations (continued)

Six Months Ended June 30, 2010 and 2009 (continued)

During the first six months of 2010, we recorded impairments of long-lived assets of $109 million, including an impairment charge of $56 million for a hospital facility and $35 million for capitalized engineering and design costs related to certain building safety requirements (California earthquake standards) that have been revised, to adjust the carrying values to estimated fair value. During the first six months of 2009, we recorded asset impairment charges of $13 million to adjust the carrying value of certain real estate investments to estimated fair value.

The effective tax rate was 33.7% and 35.2% for the first six months of 2010 and 2009, respectively. The effective tax rate computations exclude net income attributable to noncontrolling interests as it relates to consolidated partnerships. Our provision for income taxes for the first six months of 2010 and 2009 was reduced by $47 million and $22 million, respectively, related to reductions in interest expense related to taxing authority examinations. Excluding the effect of these adjustments, the effective tax rate for the first six months of 2010 and 2009 would have been 38.2% and 37.3%, respectively.

Net income attributable to noncontrolling interests increased from $155 million for the first six months of 2009 to $173 million for the first six months of 2010. The increase in net income attributable to noncontrolling interests related primarily to growth in operating results of hospital joint ventures in two Texas markets.

Liquidity and Capital Resources

Cash provided by operating activities totaled $1.351 billion in the first six months of 2010 compared to $1.274 billion in the first six months of 2009. The $77 million increase in cash provided by operating activities in the first six months of 2010 compared to the first six months of 2009 related primarily to a $57 million increase in net income. We made $1.373 billion and $1.587 billion in combined interest and net tax payments in the first six months of 2010 and 2009, respectively. Working capital totaled $2.395 billion at June 30, 2010 and $2.264 billion at December 31, 2009. The net increase in working capital at June 30, 2010 compared to December 31, 2009 is due primarily to an increase in prepaids and other receivables.

Cash used in investing activities was $51 million in the first six months of 2010 compared to $549 million in the first six months of 2009. Excluding acquisitions, capital expenditures were $536 million in the first six months of 2010 and $619 million in the first six months of 2009. We expended $31 million and $41 million for acquisitions of nonhospital health care facilities during the first six months of 2010 and 2009, respectively. Capital expenditures are expected to approximate $1.500 billion in 2010. At June 30, 2010, there were projects under construction which had estimated additional costs to complete and equip over the next five years of approximately $1.255 billion. We expect to finance capital expenditures with internally generated and borrowed funds. We received $25 million and $29 million from sales of hospitals and health care entities during the first six months of 2010 and 2009, respectively. We received cash flows from our investments of $502 million and $71 million in the first six months of 2010 and 2009, respectively. During the first six months of 2010, we liquidated certain investments of the insurance subsidiary in order to distribute $500 million of excess capital to the Company.

Cash used in financing activities totaled $1.262 billion during the first six months of 2010 compared to $740 million during the first six months of 2009. During the first six months of 2010, cash flows used in financing activities included payment of cash distributions to stockholders of $2.251 billion, increases in net borrowings of $1.187 billion, payments of debt issuance costs of $25 million and distributions to noncontrolling interests of $176 million. During the first six months of 2009, cash flows used in financing activities included reductions in net borrowings of $536 million, payment of debt issuance costs of $45 million and distributions to noncontrolling interests of $159 million.

We are a highly leveraged company with significant debt service requirements. Our debt totaled $26.798 billion at June 30, 2010. Our interest expense was $1.046 billion for the first six months of 2010 and $977 million for the first

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Liquidity and Capital Resources (continued)

six months of 2009. The increase in interest expense is due primarily to an increase in the average effective interest rate.

In addition to cash flows from operations, available sources of capital include amounts available under our senior secured credit facilities ($1.876 billion and $2.063 billion available as of June 30, 2010 and July 31, 2010, respectively) and anticipated access to public and private debt markets.

Investments of our professional liability insurance subsidiary, to maintain statutory equity and pay claims, totaled $787 million and $1.316 billion at June 30, 2010 and December 31, 2009, respectively. Investments were reduced during 2010 as a result of the insurance subsidiary distributing $500 million of excess capital to the Company. The insurance subsidiary maintained net reserves for professional liability risks of $555 million and $590 million at June 30, 2010 and December 31, 2009, respectively. Our facilities are insured by our wholly-owned insurance subsidiary for losses up to $50 million per occurrence; however, since January 2007, this coverage is subject to a $5 million per occurrence self-insured retention. Net reserves for the self-insured professional liability risks retained were $720 million and $679 million at June 30, 2010 and December 31, 2009, respectively. Claims payments, net of reinsurance recoveries, during the next 12 months are expected to approximate $256 million. We estimate that approximately $115 million of the expected net claim payments during the next 12 months will relate to claims in the self-insured retention.

On January 27, 2010, our Board of Directors declared a distribution to the Company’s stockholders and holders of vested stock options. The distribution was $17.50 per share and vested stock option, or $1.751 billion in the aggregate. The distribution was paid on February 5, 2010 to holders of record on February 1, 2010. The distribution was funded using funds available under our existing senior secured credit facilities and approximately $100 million of cash on hand.

On May 5, 2010, our Board of Directors declared a distribution to the Company’s stockholders and holders of vested stock options. The distribution was $5.00 per share and vested stock option, or $500 million in the aggregate. The distribution was paid on May 14, 2010 to holders of record on May 6, 2010. The distribution was funded using funds available under our existing senior secured credit facilities.

On May 5, 2010, our Board of Directors granted approval for the Company to file with the Securities and Exchange Commission a registration statement on Form S-1 relating to a proposed initial public offering of its common stock. We filed the Form S-1 on May 7, 2010. We intend to use the anticipated net proceeds to repay certain of our existing indebtedness, as will be determined prior to our offering, and for general corporate purposes. Upon completion of the offering and in connection with our termination of the management agreement we have with affiliates of the Investors, we will be required to pay a termination fee based upon the net present value of our future obligations under the management agreement.

During February 2009, we issued $310 million aggregate principal amount of 9 7/8% senior secured second lien notes due 2017 at a price of 96.673% of their face value, resulting in $300 million of gross proceeds. During April 2009, we issued $1.500 billion aggregate principal amount of 8 1/2% senior secured first lien notes due 2019 at a price of 96.755% of their face value, resulting in $1.451 billion of gross proceeds. During August 2009, we issued $1.250 billion aggregate principal amount of 7 7/8% senior secured first lien notes due 2020 at a price of 98.254% of their face value, resulting in $1.228 billion of gross proceeds. During March 2010, we issued $1.400 billion aggregate principal amount of 7 1/4% senior secured first lien notes due 2020 at a price of 99.095% of their face value, resulting in $1.387 billion of gross proceeds. After the payment of related fees and expenses, we used the proceeds from these debt issuances to repay outstanding indebtedness under our senior secured term loan facilities.

On April 6, 2010, we entered into an amendment of our senior secured term loan B facility extending the maturity of $2.0 billion of loans from November 17, 2013 to March 31, 2017 and to increase the ABR margin and LIBOR margin with respect to such extended term loans to 2.25% and 3.25%, respectively.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Liquidity and Capital Resources (continued)

Management believes that cash flows from operations, amounts available under our senior secured credit facilities and our anticipated access to public and private debt markets will be sufficient to meet expected liquidity needs during the next twelve months.

Market Risk

We are exposed to market risk related to changes in market values of securities. The investments in debt and equity securities of our wholly-owned insurance subsidiary were $779 million and $8 million, respectively, at June 30, 2010. These investments are carried at fair value, with changes in unrealized gains and losses being recorded as adjustments to other comprehensive income. At June 30, 2010, we had a net unrealized gain of $10 million on the insurance subsidiary’s investment securities.

We are exposed to market risk related to market illiquidity. Liquidity of the investments in debt and equity securities of our wholly-owned insurance subsidiary could be impaired by the inability to access the capital markets. Should the wholly-owned insurance subsidiary require significant amounts of cash in excess of normal cash requirements to pay claims and other expenses on short notice, we may have difficulty selling these investments in a timely manner or be forced to sell them at a price less than what we might otherwise have been able to in a normal market environment. At June 30, 2010, our wholly-owned insurance subsidiary had invested $291 million ($296 million par value) in tax-exempt student loan auction rate securities (“ARS”) that continue to experience market illiquidity. It is uncertain if auction-related market liquidity will resume for these securities. We may be required to recognize other-than-temporary impairments on these long-term investments in future periods should issuers default on interest payments or should the fair market valuations of the securities deteriorate due to ratings downgrades or other issue specific factors.

We are also exposed to market risk related to changes in interest rates, and we periodically enter into interest rate swap agreements to manage our exposure to these fluctuations. Our interest rate swap agreements involve the exchange of fixed and variable rate interest payments between two parties, based on common notional principal amounts and maturity dates. The notional amounts of the swap agreements represent balances used to calculate the exchange of cash flows and are not our assets or liabilities. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions. The interest payments under these agreements are settled on a net basis. These derivatives have been recognized in the financial statements at their respective fair values. Changes in the fair value of these derivatives, which are designated as cash flow hedges, are included in other comprehensive income, and changes in the fair value of derivatives which have not been designated as hedges are recorded in operations.

With respect to our interest-bearing liabilities, approximately $2.497 billion of long-term debt at June 30, 2010 was subject to variable rates of interest, while the remaining balance in long-term debt of $24.301 billion at June 30, 2010 was subject to fixed rates of interest. Both the general level of interest rates and, for the senior secured credit facilities, our leverage affect our variable interest rates. Our variable debt is comprised primarily of amounts outstanding under the senior secured credit facilities. Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the federal funds rate plus 0.50% and (2) the prime rate of Bank of America or (b) a LIBOR rate for the currency of such borrowing for the relevant interest period. The applicable margin for borrowings under the senior secured credit facilities may fluctuate according to a leverage ratio, with the exception of term loan B where the margin is static. The average effective interest rate for our long-term debt increased from 7.4% for the six months ended June 30, 2009 to 7.9% for the six months ended June 30, 2010.

The estimated fair value of our total long-term debt was $26.554 billion at June 30, 2010. The estimates of fair value are based upon the quoted market prices for the same or similar issues of long-term debt with the same maturities. Based on a hypothetical 1% increase in interest rates, the potential annualized reduction to future pretax

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Liquidity and Capital Resources (continued)

Market Risk (continued)

earnings would be approximately $25 million. To mitigate the impact of fluctuations in interest rates, we generally target a portion of our debt portfolio to be maintained at fixed rates.

Our international operations and foreign currency denominated loans expose us to market risks associated with foreign currencies. In order to mitigate the currency exposure related to foreign currency denominated debt service obligations, we have entered into cross currency swap agreements. A cross currency swap is an agreement between two parties to exchange a stream of principal and interest payments in one currency for a stream of principal and interest payments in another currency over a specified period. Our credit risk related to these agreements is considered low because the swap agreements are with creditworthy financial institutions.

Pending IRS Disputes

The IRS completed its audit of our 2005 and 2006 federal income tax returns during the quarter ended June 30, 2010. We have submitted a protest contesting certain proposed adjustments including the timing of recognition of certain patient service revenues, the deductibility of certain debt retirement costs and our method for calculating the tax allowance for doubtful accounts. Eight taxable periods of HCA and its predecessors ended in 1997 through 2004, for which the primary remaining issue is the computation of the tax allowance for doubtful accounts, were pending before the IRS Examination Division as of June 30, 2010. We expect the IRS Examination Division will begin an audit of the 2007, 2008 and 2009 federal income tax returns for HCA and one or more HCA affiliated partnerships during 2010.

Management believes that HCA, its predecessors, subsidiaries and affiliates properly reported taxable income and paid taxes in accordance with applicable laws and agreements established with the IRS and that final resolution of these disputes will not have a material, adverse effect on our results of operations or financial position. However, if payments due upon final resolution of these issues exceed our recorded estimates, such resolutions could have a material, adverse effect on our results of operations or financial position.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Operating Data

	2010	2009

CONSOLIDATING
Number of hospitals in operation at:
March 31	154	155
June 30	154	155
September 30		155
December 31		155
Number of freestanding outpatient surgical centers in operation at:
March 31	98	97
June 30	98	97
September 30		97
December 31		97
Licensed hospital beds at(a):
March 31	38,719	38,763
June 30	38,636	38,793
September 30		38,829
December 31		38,839
Weighted average licensed beds(b):
Quarter:
First	38,687	38,811
Second	38,607	38,817
Third		38,829
Fourth		38,843
Year		38,825
Average daily census(c):
Quarter:
First	21,696	21,701
Second	20,418	20,577
Third		20,087
Fourth		20,256
Year		20,650
Admissions(d):
Quarter:
First	398,900	396,200
Second	385,200	387,400
Third		387,600
Fourth		385,300
Year		1,556,500

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Operating Data — (Continued)

	2010	2009

Equivalent admissions(e):
Quarter:
First	615,500	610,200
Second	617,900	609,900
Third		615,100
Fourth		603,800
Year		2,439,000
Average length of stay (days)(f):
Quarter:
First	4.9	4.9
Second	4.8	4.8
Third		4.8
Fourth		4.8
Year		4.8
Emergency room visits(g):
Quarter:
First	1,367,100	1,359,700
Second	1,436,200	1,398,000
Third		1,441,200
Fourth		1,394,600
Year		5,593,500
Outpatient surgeries(h):
Quarter:
First	190,700	194,400
Second	198,600	200,200
Third		199,100
Fourth		200,900
Year		794,600
Inpatient surgeries(i):
Quarter:
First	122,500	122,600
Second	121,800	124,400
Third		125,300
Fourth		122,200
Year		494,500

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Operating Data — (Continued)

	2010	2009

Days in accounts receivable(j):
Quarter:
First	46	47
Second	44	45
Third		43
Fourth		45
Year		45
Gross patient revenues(k) (dollars in millions):
Quarter:
First	$31,054	$28,742
Second	30,731	28,500
Third		28,340
Fourth		30,100
Year		115,682
Outpatient revenues as a % of patient revenues(l):
Quarter:
First	36%	38%
Second	38%	39%
Third		38%
Fourth		36%
Year		38%
NONCONSOLIDATING(m)
Number of hospitals in operation at:
March 31	8	8
June 30	8	8
September 30		8
December 31		8
Number of freestanding outpatient surgical centers in operation at:
March 31	8	8
June 30	8	8
September 30		8
December 31		8
Licensed hospital beds at:
March 31	2,369	2,367
June 30	2,369	2,369
September 30		2,369
December 31		2,369

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Operating Data — (Continued)

BALANCE SHEET DATA

	% of Accounts Receivable
	Under 91 Days	91 — 180 Days	Over 180 Days

Accounts receivable aging at June 30, 2010(n):
Medicare and Medicaid	14%	1%	1%
Managed care and other discounted	18	4	4
Uninsured	16	7	35

Total	48%	12%	40%

(a)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(b)	Weighted average licensed beds represents the average number of licensed beds, weighted based on periods owned.

(c)	Represents the average number of patients in our hospital beds each day.

(d)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(e)	Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the resulting amount by gross inpatient revenues. The equivalent admissions computation “equates” outpatient revenues to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(f)	Represents the average number of days admitted patients stay in our hospitals.

(g)	Represents the number of patients treated in our emergency rooms.

(h)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(i)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(j)	Days in accounts receivable are calculated by dividing the revenues for the period by the days in the period (revenues per day). Accounts receivable, net of allowance for doubtful accounts, at the end of the period is then divided by the revenues per day.

(k)	Gross patient revenues are based upon our standard charge listing. Gross charges/revenues typically do not reflect what our hospital facilities are paid. Gross charges/revenues are reduced by contractual adjustments, discounts and charity care to determine reported revenues.

(l)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.

(m)	The nonconsolidating facilities include facilities operated through 50/50 joint ventures which we do not control and are accounted for using the equity method of accounting.

(n)	Accounts receivable aging data is based upon consolidated gross accounts receivable of $8.285 billion (each 1% is equivalent to approximately $82.85 million of gross accounts receivable).

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information called for by this item is provided under the caption “Market Risk” under Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

HCA’s chief executive officer and chief financial officer have reviewed and evaluated the effectiveness of HCA’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) as of the end of the period covered by this quarterly report. Based on that evaluation, the chief executive officer and chief financial officer have concluded HCA’s disclosure controls and procedures effectively and timely provide them with material information relating to HCA and its consolidated subsidiaries required to be disclosed in the reports HCA files or submits under the Exchange Act.

Changes in Internal Control Over Financial Reporting

During the period covered by this report, there have been no changes in our internal control over financial reporting that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

Part II: Other Information

Item 1:	Legal Proceedings

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims or legal and regulatory proceedings could materially and adversely affect our results of operations and financial position in a given period.

Government Investigations, Claims and Litigation

Health care companies are subject to numerous investigations by various governmental agencies. Further, under the federal False Claims Act, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. Certain of our individual facilities have received, and from time to time, other facilities may receive, government inquiries from federal and state agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, their resolution could have a material, adverse effect on our financial position, results of operations and liquidity.

In January 2001, we entered into an eight-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General at the Secretary of the Department of Health and Human Services (“OIG”), which expired on January 24, 2009. Under the CIA, we had numerous affirmative obligations, including the requirement to report potential violations of applicable federal health care laws and regulations. Pursuant to these obligations, we reported a number of potential violations of the Stark Law, the Anti-kickback Statute, the Emergency Medical Treatment and Active Labor Act and other laws, most of which we consider to be nonviolations or technical violations. We submitted our final report pursuant to the CIA on April 30, 2009, and in April 2010, we received notice from the OIG that our final report was accepted, relieving us of future obligations under the CIA. However, the government could still determine that our reporting and/or our resolution of reported issues was inadequate. Violation or breach of the CIA, or violation of federal or state laws relating to Medicare, Medicaid or similar programs, could subject us to substantial monetary fines, civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs. Alleged violations may be pursued by the government or through private qui tam actions. Sanctions imposed against us as a result of such actions could have a material, adverse effect on our results of operations or financial position.

New Hampshire Hospital Litigation

In 2006, the Foundation for Seacoast Health (the “Foundation”) filed suit against HCA in state court in New Hampshire. The Foundation alleged that both the 2006 Recapitalization transaction and a prior 1999 intra-corporate transaction violated a 1983 agreement that placed certain restrictions on transfers of the Portsmouth Regional Hospital. In May 2007, the trial court ruled against the Foundation on all its claims. On appeal, the New Hampshire Supreme Court affirmed the ruling on the Recapitalization, but remanded to the trial court the claims based on the 1999 intra-corporate transaction. The trial court ruled in December 2009 that the 1999 intra-corporate transaction breached the transfer restriction provisions of the 1983 agreement. The court will now conduct additional proceedings to determine whether any harm has flowed from the alleged breach, and if so, what the appropriate remedy should be. The court may consider whether to, among other things, award monetary damages, rescind or undo the 1999 intra-corporate transfer or give the Foundation a right to purchase hospital assets at a price to be determined (which the Foundation asserts should be below the fair market value of the hospital). Trial for the remedies phase is currently set for May 2011.

General Liability and Other Claims

We are a party to certain proceedings relating to claims for income taxes and related interest before the IRS Appeals Division. For a description of those proceedings, see Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pending IRS Disputes” and Note 2 to our condensed consolidated financial statements.

We are also subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or for wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants have asked for punitive damages against us, which may not be covered by insurance. In the opinion of management, the ultimate resolution of these pending claims and legal proceedings will not have a material, adverse effect on our results of operations or financial position.

Item 1A:	Risk Factors

Reference is made to the factors set forth under the caption “Forward-Looking Statements” in Part I, Item 2 of this Form 10-Q and other risk factors described in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated herein by reference. There have not been any material changes to the risk factors previously disclosed in our annual report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended March 31, 2010, except as set forth below.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	billing and coding for services and properly handling overpayments;

•	relationships with physicians and other referral sources;

•	necessity and adequacy of medical care;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records;

•	the screening, stabilization and transfer of individuals who have emergency medical conditions;

•	licensure and certification;

•	hospital rate or budget review;

•	preparing and filing of cost reports;

•	operating policies and procedures;

•	activities regarding competitors; and

•	addition of facilities and services.

Among these laws are the federal Anti-kickback Statute, the federal physician self-referral law (commonly called the Stark Law), the federal False Claims Act (“FCA”) and similar state laws. We have a variety of financial relationships with physicians and others who either refer or influence the referral of patients to our hospitals and other health care facilities, and these laws govern those relationships. The Office of Inspector General of the Department of Health and Human Services (“OIG”) has enacted safe harbor regulations that outline practices deemed protected from prosecution under the Anti-kickback Statute. While we endeavor to comply with the applicable safe harbors, certain of our current arrangements, including joint ventures and financial relationships with physicians and other referral sources and persons and entities to which we refer patients, do not qualify for safe harbor protection. Failure to qualify for a safe harbor does not mean the arrangement necessarily violates the Anti-kickback Statute, but may subject the arrangement to greater scrutiny. However, we cannot offer assurance that practices outside of a safe harbor will not be found to violate the Anti-kickback Statute. Allegations of violations of the Anti-kickback Statute may be brought under the federal Civil Monetary Penalty Law, which requires a lower burden of proof than other fraud and abuse laws, including the Anti-kickback Statute.

Our financial relationships with referring physicians and their immediate family members must comply with the Stark Law by meeting an exception. We attempt to structure our relationships to meet an exception to the Stark Law, but the regulations implementing the exceptions are detailed and complex, and we cannot provide assurance every relationship complies fully with the Stark Law. Unlike the Anti-kickback Statute, failure to meet an exception under the Stark Law results in a violation of the Stark Law, even if such violation is technical in nature.

Additionally, if we violate the Anti-kickback Statute or Stark Law, or if we improperly bill for our services, we may be found to violate the FCA, either under a suit brought by the government or by a private person under a qui tam, or “whistleblower,” suit.

If we fail to comply with the Anti-kickback Statute, the Stark Law, the FCA or other applicable laws and regulations, we could be subjected to liabilities, including civil penalties (including the loss of our licenses to operate one or more facilities), exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state health care programs and, for violations of certain laws and regulations, criminal penalties. See “Business — Regulation and Other Factors” in our 2009 Form 10-K.

Because many of these laws and their implementing regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material, adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, other legislation or regulations at the federal or state level may be adopted that adversely affect our business.

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of the Department of Health and Human Services (“HHS”) is in the process of developing and implementing an incentive payment program for eligible hospitals and health care professionals that adopt and meaningfully use certified electronic health record (“EHR”) technology. HHS intends to use the Provider Enrollment, Chain and Ownership System (“PECOS”) to verify Medicare enrollment prior to making EHR incentive program payments. If our hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, beginning in 2015, eligible hospitals and professionals that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. Failure to implement EHR systems effectively and in a timely manner could have a material, adverse effect on our financial position and results of operations.

Item 2:	Unregistered Sales of Equity Securities and Use of Proceeds

During the quarter ended June 30, 2010, HCA issued and sold 4,952 shares of common stock in connection with the cashless exercise of stock options for aggregate consideration of $63,138 resulting in 2,848 net settled shares. HCA also issued and sold 4,952 shares of common stock in connection with the cash exercise of stock options for aggregate consideration of $63,138. These shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 701 promulgated thereunder.

The following table provides certain information with respect to our repurchases of common stock from April 1, 2010 through June 30, 2010.

Approximate
			Total Number	Dollar Value of
			of Shares	Shares That
			Purchased as	May Yet Be
			Part of	Purchased
			Publicly	Under Publicly
	Total Number		Announced	Announced
	of Shares	Average Price	Plans or	Plans or
Period	Purchased	Paid per Share	Programs	Programs

April 1, 2010 through April 30, 2010	564	$84.71	—	$—
May 1, 2010 through May 31, 2010	—	—	—	—
June 1, 2010 through June 30, 2010	—	—	—	—

Total for Second Quarter 2010	564	$84.71	—	$—

During the second quarter of 2010, we purchased 564 shares pursuant to the terms of the Management Stockholders Agreement and/or separation agreements and stock purchase agreements between former employees and the Company.

Item 6:	Exhibits

(a) List of Exhibits:

Exhibit 31.1	—	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
Exhibit 31.2	—	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
Exhibit 32	—	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HCA INC.

By:	/s/ R. Milton Johnson
R. Milton Johnson
Executive Vice President and
Chief Financial Officer

Date: August 11, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 25, 2010 (June 21, 2010)
HCA INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11239 (Commission File Number)	75-2497104 (IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee (Address of principal executive offices)	37203 (Zip Code)
Registrant’s telephone number, including area code: (615) 344-9551
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.
     On June 21, 2010, Hercules Holding II, LLC, the holder of 91,845,692 shares, or approximately 97%, of the issued and outstanding shares of capital stock of HCA Inc. (the “Company”), executed a written consent approving: (1) the Company’s Amended and Restated Certificate of Incorporation, (2) an increase in the number of authorized shares of the Company’s common stock from One Hundred Twenty-Five Million (125,000,000) to One Billion Eight Hundred Million (1,800,000,000), as reflected in the Company’s Amended and Restated Certificate of Incorporation and (3) the adoption of the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as Amended and Restated (the “Stock Incentive Plan”). The consent will become effective on or about July 12, 2010. The written consent contemplates that the Amended and Restated Certificate of Incorporation and the Stock Incentive Plan will become effective immediately prior to and subject to the effectiveness of the registration statement relating to the anticipated initial public offering of the Company’s common stock. A notice of the foregoing stockholder action has been sent to the holders of record of the Company’s issued and outstanding capital stock as of the close of business on the record date, June 16, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC. (Registrant)
By:	/s/ John M. Franck II
John M. Franck II
Vice President and Corporate Secretary

Date: June 25, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐  Preliminary Information Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑  Definitive Information Statement

HCA INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HCA INC.
One Park Plaza
Nashville, Tennessee 37203

RE: Notice of Action by Written Consent of Stockholders

Dear Stockholder:

We are notifying our stockholders of record on June 16, 2010 that our Board of Directors has approved and a stockholder representing approximately 97% of our outstanding common stock on June 16, 2010 has executed a written consent approving: (1) our Amended and Restated Certificate of Incorporation, (2) an increase in the number of authorized shares of our common stock from One Hundred Twenty-Five Million (125,000,000) to One Billion Eight Hundred Million (1,800,000,000), as reflected in our Amended and Restated Certificate of Incorporation and (3) the adoption of the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as Amended and Restated (the “Stock Incentive Plan”).

A copy of the Amended and Restated Certificate of Incorporation, in substantially the form to be filed with the Secretary of State of the State of Delaware, is attached to this information statement as Appendix A. A copy of the Stock Incentive Plan is attached to this information statement as Appendix B.

Under the General Corporation Law of the State of Delaware, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holder of a majority of our outstanding common stock is sufficient under the General Corporation Law of the State of Delaware and our existing Amended and Restated Certificate of Incorporation and Bylaws to approve the action described above. Accordingly, the action described above will not be submitted to you and our other stockholders for a vote. This letter and the accompanying information statement are intended to notify you of the aforementioned stockholder action in accordance with applicable Securities and Exchange Commission (“SEC”) rules as a result of our common stock being registered with the SEC. Pursuant to the applicable SEC rules, this corporate action will be effective 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about July 12, 2010.

Under Section 228(e) of the General Corporation Law of the State of Delaware, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228. This letter is also intended to serve as the notice required by Section 228(e) of the General Corporation Law of the State of Delaware.

An information statement containing a detailed description of the matters adopted by written consent accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by the holder of a majority of the voting power of the Company. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with SEC rules. No action is required of you. The Company will mail or make available this information statement to stockholders on or about June 22, 2010.

References to “HCA,” the “Company,” “we,” “us,” or “our” in this notice and information statement refer to HCA Inc. and its affiliates unless otherwise indicated by context.

By order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary

Nashville, TN
June 22, 2010

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS
Important Notice Regarding the Availability of Information Statement Materials

Pursuant to rules promulgated by the SEC, we have elected to provide access to this information statement both by sending you this information statement and by notifying you of the availability of such on the Internet.

This information statement is available at: https://materials.proxyvote.com/404119.

The proposals acted upon by written consent were for approval of (1) our Amended and Restated Certificate of Incorporation, (2) an increase in the number of authorized shares of our common stock from One Hundred Twenty-Five Million (125,000,000) to One Billion Eight Hundred Million (1,800,000,000), as reflected in our Amended and Restated Certificate of Incorporation and (3) the adoption of the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as Amended and Restated.

This corporate action will be effective 20 calendar days after the date of the initial mailing of this information statement, or on or about July 12, 2010. We are not soliciting you for a proxy or for consent authority. We are only furnishing an information statement as a matter of regulatory compliance with SEC rules.

HCA INC.
One Park Plaza
Nashville, Tennessee 37203

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO ACTION IS REQUIRED OF YOU.

QUESTIONS AND ANSWERS

Q:	Why did I receive the information statement?

A:	We sent you the information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the action taken by the holder of a majority of our outstanding common stock by written consent.

Q:	Does this mean HCA’s stock is publicly traded?

A:	No. Due to the number of HCA stockholders, most of whom are employees, the Company’s stock is required to be registered with the SEC, and the Company is required to make certain disclosures with the SEC, such as the information statement. However, HCA’s stock is not currently publicly traded. However, on May 7, 2010, HCA filed with the SEC a Registration Statement on Form S-1 giving notice of a proposed initial public offering of HCA’s common stock. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering will occur. However, upon the effectiveness of the Registration Statement and listing of our common stock on the New York Stock Exchange (“NYSE”), HCA’s common stock will be publicly traded.

Q:	Who sent me this information statement?

A:	The information statement was sent to you and paid for by HCA.

Q:	Do I need to return anything?

A:	No. The information statement is merely to inform you of the action taken by written consent by holders of a majority of the Company’s outstanding common stock. No action is required by you.

Q:	When was this information statement mailed or made available to stockholders?

A:	This information statement was first mailed or made available to stockholders on or about June 22, 2010.

Q:	What is an action taken by written consent?

A:	Pursuant to Delaware law, any action required to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock having more than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	Why was there no special meeting?

A:	Because Delaware law allows action to be taken by written consent, and holders of a majority of our outstanding shares of common stock acted by written consent, a special meeting was not necessary.

Q:	What actions were taken by written consent?

A:	The holder of a majority of our outstanding common stock executed a written consent approving (1) our Amended and Restated Certificate of Incorporation, (2) an increase in the number of authorized shares of our common stock from One Hundred Twenty-Five Million (125,000,000) to One Billion Eight Hundred Million (1,800,000,000), as reflected in our Amended and Restated Certificate of Incorporation and (3) the adoption of the Stock Incentive Plan.

Q:	Do I need to vote on these matters?

A:	No. Since holders of a majority of our common stock have already executed a written consent, your vote is not necessary.

Q:	How many votes were required to approve the proposals?

A:	The approval and adoption of the action taken by written consent requires the consent of the holders of a majority of the shares of our outstanding common stock.

Q:	How many shares were voted for the actions?

A:	The record date for the action taken by written consent is June 16, 2010. We had 94,635,289 outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holder of 91,845,692 shares of our common stock, representing approximately 97% of our outstanding common stock shares entitled to vote on June 16, 2010 executed a written consent. The written consent of the holder of a majority of our outstanding common stock will be sufficient under the General Corporation Law of the State of Delaware and our existing Amended and Restated Certificate of Incorporation and Bylaws to approve the actions described above.

Q:	When will the corporate action be effected?

A:	Pursuant to applicable SEC rules, the earliest date on which this corporate action may be effected is 20 calendar days after the date of the initial mailing of this information statement. Accordingly, we anticipate the action taken by written consent being effective on or about July 12, 2010. The written consent contemplates that the Amended and Restated Certificate of Incorporation and the Stock Incentive Plan will be effective immediately prior to and subject to the effectiveness of the registration statement relating to the anticipated initial public offering of our common stock.

Q:	Am I entitled to dissenter’s rights?

A:	No.

BACKGROUND

On November 17, 2006, we completed our merger (the “Merger”) with Hercules Acquisition Corporation, pursuant to which we were acquired by Hercules Holding II, LLC (“Hercules Holding”), a Delaware limited liability company owned by a private investor group comprised of affiliates of, or funds sponsored by, Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”), Merrill Lynch Global Private Equity (“MLGPE”) (each a “Sponsor”), affiliates of Citigroup Inc. (“Citigroup”) and Bank of America Corporation (together, the “Sponsor Assignees”) and affiliates of HCA founder, Dr. Thomas F. Frist, Jr., (the “Frist Entities,” and together with the Sponsors and the Sponsor Assignees, the “Investors”) and by members of management and certain other investors (the “Management Participants”). The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to in this information statement as the “Recapitalization.” The Merger was accounted for as a recapitalization in our financial statements, with no adjustments to the historical basis of our assets and liabilities. As a result of the Recapitalization, our outstanding capital stock is owned by the Investors and the Management Participants. On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), thus subjecting us to the reporting requirements of Section 13(a) of the Exchange Act. Our common stock is not currently traded on a national securities exchange.

On May 7, 2010, HCA filed with the SEC a Registration Statement on Form S-1 giving notice of a proposed initial public offering of HCA’s common stock (the “Registration Statement”). It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering will occur. However, upon the effectiveness of the Registration Statement and listing of our common stock on the NYSE, HCA’s common stock will be publicly traded. The Amended and Restated Certificate of Incorporation, the increase in authorized shares and the Stock Incentive Plan were approved by our Board of Directors and majority stockholder to be effective immediately prior to and subject to the effectiveness of the registration statement relating to the anticipated initial public offering of our common stock.

ACTION 1 — AMENDMENT AND RESTATATEMENT OF CERTIFICATE OF INCORPORATION

Our Board of Directors has approved and the holder of 91,845,692 shares of our common stock, representing approximately 97% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving an amendment and restatement of our Amended and Restated Certificate of Incorporation in order to effect a 5.5 for 1 stock split and to make certain changes to the Amended and Restated Certificate of Incorporation to reflect the Company’s status as a publicly traded company following completion of its proposed initial public offering. The full text of the Amended and Restated Certificate of Incorporation is set forth as Appendix A of this information statement. The Amended and Restated Certificate of Incorporation was approved by our Board of Directors and majority stockholder to be effective and filed immediately prior to the effectiveness of the anticipated initial public offering of our common stock.

Reasons for the Amended and Restated Certificate of Incorporation

On May 7, 2010, HCA filed with the SEC a Registration Statement on Form S-1 giving notice of a proposed initial public offering of HCA’s common stock. It is not currently determinable when or if the Registration Statement will be declared effective by the SEC, or if the offering will occur. If the offering does not occur, the Amended and Restated Certificate of Incorporation will not be filed with the Delaware Secretary of State and will not become effective. However, upon the effectiveness of the Registration Statement and listing of our common stock on the NYSE, HCA’s common stock will be publicly traded.

The Board of Directors of the Company deemed it advisable and in the best interest of the Company and its stockholders to amend and restate the Company’s Amended and Restated Certificate of Incorporation to effect a 5.5 for 1 stock split and to add certain provisions and make certain changes suitable to the Company’s anticipated status as a publicly traded company following the proposed initial public offering. A summary of the Amended and Restated Certificate of Incorporation is set forth below, but such summary is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, itself, a copy of which is attached as Appendix A and incorporated herein by reference.

Summary of Amended and Restated Certificate of Incorporation

Common Stock

The Amended and Restated Certificate of Incorporation authorizes the issuance of One Billion Eight Hundred Million (1,800,000,000) shares of common stock, par value $.01 per share.

Voting Rights.  Under the terms of the Amended and Restated Certificate of Incorporation, each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders can elect all of the directors standing for election, if they should so choose.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation.  In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences.  Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders, to issue up to Two Hundred Million (200,000,000) shares of preferred stock, par value $.01 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, preferences, and privileges of the shares of each such class or series and any qualifications, limitations, or restrictions thereon.

Stock Split

The Amended and Restated Certificate of Incorporation provides that, upon the filing and effectiveness of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a forward split (the “Forward Split”) of our issued and outstanding common stock (including treasury stock) will occur whereby each outstanding share of common stock of the Company (the “Old Common Stock”) shall be automatically split up, reclassified and converted into 5.5 shares of common stock (the “New Common Stock”), thereby increasing the number of outstanding shares of our common stock to approximately 520,494,089 shares (based on June 16, 2010 outstanding shares).

The Forward Split shall occur without any further action on the part of the Company or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Company an amount in cash equal to the fair value of such fractional interest as of the Effective Time.

The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book-entries, multiplied by 5.5 and rounded down to the nearest whole number. The Company may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Board of Directors

The Amended and Restated Certificate of Incorporation provides for a Board of Directors of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The Amended and Restated Certificate of Incorporation provides that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Newly created directorships and vacancies may be filled, so long as there is at least one remaining director, only by the Board of Directors.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Company by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of the Amended and Restated Certificate of Incorporation, (i) “Trigger Date” is defined as the first date on which Hercules Holding (or its successor) ceases, or in the event of a liquidation of Hercules Holding, the Equity Sponsors (as defined below) and their affiliates, collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding common stock of the Company (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of common stock by Hercules Holding (or its successor) or the Equity Sponsors and their affiliates, as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital, KKR, BAML Capital Partners, Citigroup, Bank of America Corporation, and Dr. Thomas F. Frist, Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Company and its subsidiaries).

Limitation of Liability

The Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Company or its stockholders.

Indemnification

The Amended and Restated Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware;

•	we may advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in our Amended and Restated Certificate of Incorporation are not exclusive.

The Amended and Restated Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether the Company would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware.

Special Meetings of Stockholders

The Amended and Restated Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by either the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or by the Chairman of the Board or the Chief Executive Officer of the Company; provided that, prior to the Trigger Date, special meetings of stockholders of the Company may also be called by the secretary of the Company at the request of the holders of a majority of the outstanding shares of common stock.

Action on Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation, prior to the Trigger Date, stockholders may take action by written consent; however, following the Trigger Date, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation provides that we renounce any interest in the business opportunities of the Investors and of our directors who are affiliated with the Investors, other than directors employed by us, and that neither our directors affiliated with the Investors, other than directors employed by us, nor the Investors have any obligation to offer us those opportunities, except that the forgoing have an obligation to communicate business opportunities offered to such persons expressly in his or her capacity as a director or officer of the Company.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together in a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation.

Effective Date

The Amended and Restated Certificate of Incorporation will become effective as of the date it is filed with the Secretary of State of the State of Delaware, which we expect to occur immediately prior to and subject to the effectiveness of the registration statement relating to the anticipated initial public offering of our common stock.

ACTION 2 — INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has approved and the holder of 91,845,692 shares of our common stock, representing approximately 97% of the shares of our common stock entitled to vote on the record date, has executed a written consent approving an increase in the number of our authorized shares of common stock from One Hundred Twenty-Five Million (125,000,000) to One Billion Eight Hundred Million (1,800,000,000), as reflected in our Amended and Restated Certificate of Incorporation discussed in Action 1 above. The increase in authorized shares was approved by our Board of Directors and majority stockholder to be effective and the Amended and Restated Certificate of Incorporation be filed immediately prior to and subject to the effectiveness of the anticipated initial public offering of our common stock as discussed in Action 1 above.

Reasons for the Increase in Authorized Shares of Common Stock

Our Board of Directors deemed it advisable and in the best interests of the Company to increase the number of authorized shares of common stock in order to provide flexibility to issue shares of common stock in connection with our proposed initial public offering and the shares to be issued as a result of the 5.5 for 1 stock split discussed in more detail in Action 1 above. In addition, our Board considers the increase in the number of authorized shares of common stock desirable and in the best interests of the Company because it would give the Company the necessary flexibility on an ongoing basis to issue common stock in connection with stock dividends and splits, acquisitions, equity financings and for other general corporate purposes. Except for the shares to be issued in connection with the Company’s initial public offering and as a result of the 5.5 for 1 stock split, the Company currently has no oral or written plans, arrangements or understandings for the issuance of the additional shares of common stock to be authorized pursuant to this action. The increase in authorized shares will ensure that the Company will continue to have an adequate number of authorized and unissued shares of common stock available for future use.

As is the case with the shares of common stock which are currently authorized but unissued, the Board will have authority to issue the additional shares of common stock from time to time without further action on the part of stockholders except as may be required by applicable law or by the rules of the NYSE or any other stock exchange or market on which the Company’s securities may then be listed or authorized for quotation.

The additional number of authorized shares could have the effect of making it more difficult for a third party to take over the Company in a transaction not approved by the Board of Directors. Stockholders do not have any preemptive or other rights to subscribe for any shares of common stock which may in the future be issued by the Company.

ACTION 3 — APPROVAL OF 2006 STOCK INCENTIVE PLAN FOR KEY EMPLOYEES OF HCA INC.
AND ITS AFFILIATES, AS AMENDED AND RESTATED

Our Board of Directors has approved and the holder of 91,845,692 shares of our common stock, representing approximately 97% of the shares of our outstanding common stock entitled to vote on the record date, has executed a written consent approving the Stock Incentive Plan. The 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “Original Plan”) was initially entered into by the Company on November 17, 2006 in connection with the Merger.

This summary relates to shares of HCA’s common stock, par value $.01 per share (“Shares” or “Common Stock”), which may be offered to participants pursuant to the Stock Incentive Plan. All references to “Shares” and “Common Stock” and numbers of shares generally in this summary are intended to refer to shares of New Common Stock on a post-split basis.

The amendments, among other things:

•	provide that the Compensation Committee (the “Committee”) may delegate its duties and powers to administer the Stock Incentive Plan to a subcommittee thereof consisting of directors meeting applicable independence standards of Rule 16b-3 of the Exchange Act, NYSE listed company rules and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	provide that a member of the Board of Directors’ annual retainer, meeting fees and/or other awards or compensation may be in the form of stock options, restricted shares, restricted share units and/or other stock-based awards as determined by the Board of Directors;

•	provide that the Committee may grant performance-based awards pursuant to Section 162(m) of the Code, subject to certain terms and limitations (see “Description of Awards” below);

•	increase the number of shares available for issuance under the Original Plan by 40,000,000 shares (see “Securities to be Offered” below);

•	limit the number of shares with respect to which Incentive Stock Options may be granted to no more than 1,000,000 per fiscal year;

•	provide that the Committee may allow grants to be made in assumption of, or substitution for, outstanding awards previously granted by the Company or an acquired company, and that such grants will not reduce the number of shares available for issuance under the Stock Incentive Plan and also provide that shares under an acquired company’s plan may be used for grants to employees of such acquired company and shall not reduce the number of shares available for issuance under the Stock Incentive Plan;

•	allow the Committee, after a change in control to (i) accelerate payment of earned, but unpaid Performance-Based Awards, (ii) end all in-progress performance periods for Performance-Based Awards and either (A) deem that all Performance-Based Awards should be paid at target or (B) determine to what extent all Performance-Based Awards have been earned;

•	provide that the Committee may specify in a grant that the participant’s rights, payments and benefits are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events; and

•	extend the termination date of the Stock Incentive Plan to the date that is ten years from the effective date.

The amendments to the Stock Incentive Plan also include additional amendments to add certain provisions and make certain changes suitable to the Company’s anticipated status as a publicly traded company following the proposed initial public offering of our common stock, as well as miscellaneous clarifications to plan language. The Stock Incentive Plan will become effective immediately prior to and subject to the effectiveness of the registration statement related to the anticipated initial public offering of our common stock.

The Original Plan authorized the issuance of up to 10,656,130 shares (on a pre-split basis), or 10% of the fully diluted number of shares of our then authorized common stock as of the effective date of the Original Plan. Increasing the number of shares available for issuance under the Stock Incentive Plan will enable the Company to continue to attract, retain, and motivate key officers, employees and directors.

As of May 31, 2010:

•	311,876 shares (on a pre-split basis) were available for grant in the aggregate under the Original Plan; and

•	options representing 10,249,626 shares (on a pre-split basis) were outstanding under the Original Plan.

General Plan Information

The principal features of the Stock Incentive Plan are summarized below, but such summary is qualified in its entirety by reference to the Stock Incentive Plan itself, a copy of which is attached as Appendix B and incorporated herein by reference.

All awards of stock options, stock appreciation rights and other stock-based awards made to Stock Incentive Plan participants and all shares of Common Stock issued upon exercise of such awards are subject to the terms and conditions (including certain restrictions) set forth in the Stock Incentive Plan, the Grant Agreement (as hereinafter defined), the Management Stockholder’s Agreement and the Sale Participation Agreement (both as defined in the Stock Incentive Plan), to the extent applicable to the awards and such Shares.

The purposes of the Stock Incentive Plan are:

(i) to promote the long term financial interests and growth of HCA and its subsidiaries by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of HCA’s business;

(ii) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(iii) to further the alignment of interests of participants with those of the stockholders of HCA through opportunities for increased stock, or stock-based, ownership in HCA.

The Stock Incentive Plan was approved by the stockholders of HCA on June 21, 2010 and will become effective immediately prior to and subject to the effectiveness of the registration statement relating to anticipated initial public offering of our common stock, and unless terminated earlier by HCA’s Board of Directors, the Stock Incentive Plan will terminate the date that is ten years from the effective date. However, awards granted on or prior to the termination may extend beyond that date.

The Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The Committee (or, if the Board of Directors takes an action in place of the Committee, the Board of Directors) conducts the general administration of the Stock Incentive Plan in accordance with the Stock Incentive Plan’s provisions. The Committee is appointed by and serves at the pleasure of the HCA Board of Directors. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, constitutes action by the Committee. The Committee has the power and authority to administer, construe and interpret the Stock Incentive Plan, and to make rules for carrying it out and to make changes in such rules. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Stock Incentive Plan in the manner and to the extent the Committee deems necessary or desirable. Any such interpretations, rules and administration must be consistent with the basic purposes of the Stock Incentive Plan. The Committee has the full power and authority to establish the terms and conditions of any grant under the Stock Incentive Plan, consistent with the provisions of the Stock Incentive Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto), “independent directors” within the meaning of NYSE listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto), to the extent Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, respectively, are applicable to the Company and the Stock Incentive Plan; provided, however, that the Board of Directors may, in its sole discretion, take any action designated to the Committee under the Stock Incentive Plan as it may deem necessary. The Committee may delegate to HCA’s Chief Executive Officer and to other senior officers of HCA its duties under the Stock Incentive Plan, subject to applicable law and such conditions and limitations as the Committee may prescribe, except that only the Committee may designate and make awards to Stock Incentive Plan participants. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, HCA and the officers and directors of HCA shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Stock Incentive Plan participants and their beneficiaries or successors.

Subject to the provisions of the Stock Incentive Plan, the Committee may from time to time grant awards of stock options, stock appreciation rights, other stock-based awards, dividend equivalent rights, non-employee director grants or performance-based awards to Stock Incentive Plan participants, in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each award under the Stock Incentive Plan must be evidenced by a written agreement executed by HCA and the participant (“Grant Agreement”), in a form approved by the Committee, consistent, however, with the terms of the Stock Incentive Plan; provided, however, that such Grant Agreement will contain provisions dealing with the treatment of awards in the event of the termination of employment or other service relationship, death or disability of a participant, and may also include provisions concerning the treatment of awards in the event of a change in control of HCA. The Committee has the authority to make amendments to any terms and conditions applicable to outstanding awards as are consistent with the Stock Incentive Plan, provided that no such action may modify such awards that disadvantages participants in more than a de minimis way but less than a material way without approval by a majority of affected participants and, provided further, that, except for adjustments under the adjustment provisions of the Stock Incentive Plan or as a result of a merger, consolidation or similar event, no such action may materially disadvantage a participant with respect to outstanding awards without the participant’s consent except as such modification is provided for or contemplated in the terms of the Grant Agreement or the Stock Incentive Plan.

Securities to be Offered

The total number of shares of Common Stock available for awards under the Stock Incentive Plan is the sum of (i) 40,000,000 shares and (ii) the number of shares available for grant under the Stock Incentive Plan as of the effective date of the amendment and restatement of the Stock Incentive Plan, subject to adjustment as provided for in the Stock Incentive Plan. The number of shares of Common Stock with respect to which options may be granted after the effective date of the Stock Incentive Plan is no more than 1,000,000 per fiscal year. Unless restricted by applicable law, shares of Common Stock related to awards that are forfeited, terminated, settled for cash, canceled without the delivery of shares of Common Stock, expire unexercised, are withheld to pay taxes or exercise prices or are repurchased by HCA will immediately become available for new awards.

Awards may, in the discretion of the Committee, be made under the Stock Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its subsidiaries or a company acquired by the Company or with which the Company combines. The number of shares of Common Stock underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines shall not be counted against the aggregate number of shares of Common Stock available for awards under the Stock Incentive Plan, nor shall the shares of Common Stock subject to such substitute awards become available for new awards under the circumstances described in the prior paragraph. In addition, in the event that a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards and shall not reduce the shares of Common Stock authorized for issuance under the Stock Incentive Plan; provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any of its subsidiaries prior to such acquisition or combination.

In the event of any change in or exchange of, the outstanding Common Stock by reason of a stock dividend, stock split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares of Common Stock, any equity restructuring (as defined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718) or other corporate change, or any distribution to stockholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee will in an equitable and proportionate manner as it deems reasonably necessary to address on an equitable basis the effect of such event, and in such manner as is consistent with Section 162(m), 422, and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares of Common Stock subject to the Stock Incentive Plan and available for or covered by awards, (b) as to share prices per share of Common

Stock related to outstanding awards, or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect, or (c) by providing for a cash payment to the holder of an outstanding award, and make such other revisions to outstanding awards as it deems, in good faith, are equitably required (including, without limitation, to the exercise price of stock options).

The Stock Incentive Plan provides that, unless the Committee determines otherwise, no benefit or promise under the Stock Incentive Plan will be secured by any specific assets of HCA, nor shall any assets of HCA, be designated as attributed or allocated to the satisfaction of HCA’s obligations under the Stock Incentive Plan. Neither the Stock Incentive Plan nor any award thereunder will create or be construed to create a fiduciary relationship between the Company or any subsidiary or affiliate thereof and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate thereof pursuant to an award, such right will be no greater than the right of any secured general creditor of the Company or any subsidiary or affiliate thereof.

The Committee may, in its sole discretion, specify in any grant made on or after the effective date of the amendment and restatement of the Stock Incentive Plan that the participant’s rights, payments, and benefits shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of a grant. Such events may include, but shall not be limited to, termination of employment for cause, termination of the participant’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

No awards shall be made under the Stock Incentive Plan beyond ten years after the effective date of the Stock Incentive Plan, but the terms of awards made on or before the expiration of the Stock Incentive Plan may extend beyond such expiration. At the time an award is made or amended or the terms or conditions of an award are changed in accordance with the terms of the Stock Incentive Plan or the Grant Agreement, the Committee may provide for limitations or conditions on such award.

Unless otherwise expressly provided in the Stock Incentive Plan or in an applicable Grant Agreement, any grant made under the Stock Incentive Plan, and the authority of the Board of Directors or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such grant or to waive any conditions or rights under any such grant shall, continue after the tenth anniversary of the effective date of the Stock Incentive Plan.

Who May Participate

Grants under the Stock Incentive Plan may be awarded to Employees or other persons having a relationship with HCA or any of its subsidiaries or affiliates. As of June 16, 2010, approximately 1,660 individuals were eligible to participate in the Stock Incentive Plan. However, the Company has not at the present time determined who will receive the shares of Common Stock that will be authorized for issuance under the Stock Incentive Plan or how they will be allocated. “Employees” are persons, including officers, in the regular employment of HCA (or any subsidiary or affiliate of HCA), who, in the opinion of the Committee, are, or are expected to be, involved in the management, growth or protection of some part or all of the business of HCA. As used herein and in the Stock Incentive Plan, the term “participant” means an Employee, non-employee member of the Board of Directors, consultant or other person having a relationship with HCA (or any subsidiary or affiliate of HCA), to whom one or more awards have been made pursuant to the Stock Incentive Plan and remain outstanding.

Description of Awards

Stock Options.  Options to purchase Common Stock (“Stock Options”) may be granted to participants under the Stock Incentive Plan. At the time of grant, the Committee shall determine the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate including, without limitation, the right to receive dividend equivalent payments on vested options. The exercise price per share of a Stock Option will be determined by the Committee and may not be less than the fair market value of HCA’s Common Stock on the date the Stock Option is granted (subject to later adjustment pursuant to the Stock Incentive Plan). In addition to other restrictions contained in the Stock Incentive Plan, a Stock Option granted under the Stock Incentive Plan may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in shares of Common Stock (any such Shares valued at fair market value on the date of exercise) having an aggregate fair market value equal to the aggregate exercise price for the shares of Common Stock being purchased and that the participant has held for at least six months (or such other period of time as may be required to attain tax or financial reporting treatments that are not considered to be adverse to the Company), (iii) through the withholding of shares of Common Stock (any such shares of Common Stock valued at fair market value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the shares of Common Stock at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the shares of Common Stock being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Stock Incentive Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights (as hereinafter defined) independent of, or in connection with, the grant of a Stock Option or a portion thereof. Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine; however, the exercise price per Share of a Stock Appreciation Right shall in no event be less than the fair market value on the date the Stock Appreciation Right is granted. Each Stock Appreciation Right granted independent of a Stock Option shall be defined as a right of a Stock Incentive Plan participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price per share of such Stock Appreciation Right, multiplied by (ii) the number of shares of Common Stock covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in shares of Common Stock or in cash, or partly in shares of Common Stock and partly in cash (any such Shares valued at the fair market value on the date of the payment), all as shall be determined by the Committee.

Other Stock-Based Awards.  The Committee may grant or sell awards of Shares, awards of restricted Shares and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, Shares (including, without limitation, restricted stock units). Such “Other Stock-Based Awards” shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other awards under the Stock Incentive Plan. Subject to the provisions of the Stock Incentive Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Dividend Equivalent Rights.  The Committee may grant Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, or director grant described in the paragraph below. A “Dividend Equivalent Right” shall be the right to receive a payment in respect of one Share (whether or not subject to a Stock Option) equal to the amount of any dividend paid in respect of one Share held by a stockholder of HCA. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance-Based Awards be credited as additional Performance-Based Awards and be paid to the participant if and when, and to the extent that, payment is made pursuant to such grant. The total number of Shares available for grant under the Stock Incentive Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards.

Director Grants.  The Board of Directors may provide that all or a portion of any member of the Board of Directors’ annual retainer, meeting fees and/or other awards or compensation as determined by the Board of Directors, be payable (either automatically or at the election of such member) in the form of non-qualified Stock Options, restricted shares, restricted share units and/or Other Stock-Based Awards, including unrestricted Shares. The Board of Directors shall determine the terms and conditions of any such grants, including the terms and conditions which shall apply upon a termination of such Board of Directors member’s service as a member of the Board of Directors, and shall have full power and authority in its discretion to administer such grants, subject to the terms of the Stock Incentive Plan and applicable law.

Performance-Based Awards.  During any period when Section 162(m) of the Code is applicable to the Company and the Stock Incentive Plan, the Committee, in its sole discretion, may award grants which are denominated in Shares or cash (which, for avoidance of doubt, may include a grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, or Dividend Equivalent Rights) (such grants, “Performance-Based Awards”), which grants may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Performance-Based Awards may be granted alone or in addition to any other awards granted under the Stock Incentive Plan. Subject to the provisions of the Stock Incentive Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such grants (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable).

A participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (A) while the outcome for that performance period is substantially uncertain and (B) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per Share; (vii) book value per Share; (viii) return on members’ or stockholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; and (xxii) such other objective performance criteria as determined by the Committee in its sole discretion to the extent such criteria would be a permissible performance criteria under Section 162(m) of the Code. The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Committee may appropriately adjust any evaluation of performance under criteria set forth in the Stock Incentive Plan to exclude any of the following events that occurs during a performance period: (1) gains or losses on sales of assets, (2) asset impairments or write-downs, (3) litigation or claim judgments or settlements, (4) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (5) accruals for reorganization and restructuring programs, (6) any extraordinary non-recurring items as described in FASB ASC Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (7) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code).

The maximum amount of a Performance-Based Award during a fiscal year to any participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 1,000,000 per fiscal year and (y) with respect to Performance-Based Awards that are denominated in cash, $5,000,000 per fiscal year. To the extent that a Performance-Based Award may be earned over a period that is longer than one fiscal year, the foregoing limitations shall apply to each full or partial fiscal year during or in which such grant may be earned.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, during any period when Section 162(m) of the Code is applicable to the Company and the Stock Incentive Plan and such Performance-Based Award is intended to be deductible by the Company under Section 162(m) of the Code, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification, to the extent applicable, is made by the Committee. The amount of the Performance-Based Award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

Determination of Fair Market Value of Common Stock

The “fair market value” of the Common Stock means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the NYSE, unless otherwise determined by the Board of Directors.

Assignment of Awards

Other than as specifically provided in the Management Stockholder’s Agreement between the participant and HCA or Sale Participation Agreement between the participant and Hercules Holdings, if applicable to a grant, no benefit under the Stock Incentive Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. If no Management Stockholder’s Agreement or Sale Participation Agreement is applicable to a grant, then except as otherwise provided in the Stock Incentive Plan, a Grant Agreement, or by the Committee at or after grant, no grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution; provided, however, that no such transfer of a grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Stock Incentive Plan shall, prior to receipt thereof by the participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the participant.

Resale Restrictions

Any resales of Shares received by participants pursuant to the Stock Incentive Plan may be limited as provided in an applicable Management Stockholder’s Agreement. Additionally, to the extent the Common Stock described herein is not then registered with the SEC, any resales of Shares received by participants pursuant to the Stock Incentive Plan must be made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). Additional restrictions on transfer may be imposed by state, local or foreign securities commissions or regulators, as applicable. To the extent a participant is an “affiliate” of HCA (as defined in the Securities Act), additional restrictions may be imposed on resale, regardless of whether the Common Stock is then registered under the Securities Act, including as provided in Rule 144 under the Securities Act.

Change in Control Provisions

In the event of a “Change in Control,” as defined in the Stock Incentive Plan, (i) if determined in the applicable Grant Agreement or otherwise determined by the Committee in its sole discretion, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to, (A) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Stock Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the fair market value of the Shares subject to such Stock Options or Stock Appreciation Rights) over the aggregate option price of such Stock Options or the aggregate exercise price of such Stock Appreciation Rights, as the case may be, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Stock Incentive Plan as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect; provided, however, that subpart (ii) shall not apply to a “Change in Control” under clause (C) of such definition that occurs due to a gradual sell down of voting stock of the Company by the Investors (as defined in the Stock Incentive Plan) or their affiliates.

In connection with the foregoing, the Committee may, in its discretion, provide that in the event of a Change in Control, (i) any outstanding Performance-Based Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable and (ii) all then-in-progress performance periods for Performance-Based Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance-Based award.

A “Change in Control” shall mean (as defined in the Stock Incentive Plan), in one or more of a series of transactions, (i) the transfer or sale of all or substantially all of the assets of HCA to a person (or group of persons acting in concert) who is not an Investor, an affiliate of any of the Investors or any entity in which any Investor holds, directly or indirectly, a majority of the economic interests in such entity (an “Unaffiliated Person”); (ii) a merger, consolidation, recapitalization or reorganization of HCA with or into another Unaffiliated Person, or a transfer or sale of the voting stock of HCA, an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the Common Stock of HCA (or any resulting company after a merger) being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of HCA with or into another Unaffiliated Person, or a transfer or sale by HCA, an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the Common Stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board of Directors of HCA (or any resulting company after a merger).

Amendment and Termination

HCA’s Board of Directors may at any time amend, suspend or terminate the Stock Incentive Plan except that no such action, other than an action under the adjustment provisions of the Stock Incentive Plan or as a result of a merger, consolidation or similar event, may be taken which would, without stockholder approval, increase the aggregate number of shares of Common Stock available for awards under the Stock Incentive Plan, decrease the price of outstanding awards, change the requirements relating to the Committee, extend the term of the Stock Incentive Plan or otherwise require the approval of the stockholders of the Company to the extent such approval is required by or desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for shares of Common Stock. However, no amendment, suspension or termination of the Stock Incentive Plan may disadvantage participants in more than a de minimis way but less than a material way without the consent of a majority of the affected participants and no such action shall materially disadvantage a participant (without their consent) with respect to any outstanding grants, other than as contemplated by the Stock Incentive Plan or the Grant Agreement.

Withholding Taxes

HCA shall have the right to deduct from any payment made under the Stock Incentive Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of HCA to deliver Shares upon the exercise of a Stock Option that the participant pays to HCA such amount as may be requested by HCA for the purpose of satisfying any liability for such withholding taxes; provided, however, that a participant may satisfy the statutory amount of such taxes due upon exercise of any Stock Option through the withholding of Shares (valued at fair market value on the date of exercise) otherwise issuable upon the exercise of such Stock Option. For awards other than Stock Options, the Committee may in its discretion permit a participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such participant pursuant to the grant (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such participant (or by such participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the affiliates’ or subsidiaries’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax aspects of awards under the Stock Incentive Plan based upon the United States federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain United States state and local taxes and foreign taxes, which are not described herein. The Stock Incentive Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the Stock Incentive Plan.

PURSUANT TO THE MANAGEMENT STOCKHOLDER’S AGREEMENT WHERE APPLICABLE, TO THE EXTENT THAT ANY SHARES TO BE TRANSFERRED TO THE PARTICIPANT ARE SUBJECT TO A “SUBSTANTIAL RISK OF FORFEITURE” (WITHIN THE MEANING OF TREASURY REGULATION SECTION 1.83-3(c) APPLICABLE TO THE TRANSFER OF SUCH STOCK) AT THE TIME OF

SUCH TRANSFER, THE PARTICIPANT IS REQUIRED, UNLESS HCA SHALL AGREE OTHERWISE WITH SUCH PARTICIPANT, TO MAKE A SECTION 83(b) ELECTION WITH RESPECT TO SUCH SHARES WITHIN THIRTY DAYS AFTER THE TRANSFER.

Stock Options.  The grant of a non-qualified stock option with an exercise price equal to the fair market value of the Common Stock on the date of grant is not generally a taxable event. Subject to the discussion “Section 83(b) Considerations” below, on the exercise of a Stock Option, a participant will recognize ordinary income to the extent that the fair market value of the Common Stock acquired pursuant to the exercise of the Stock Option, as of the exercise date, is greater than the exercise price of the Stock Option. Any income recognized by the participant as a result of the exercise of a Stock Option (including by reason of making the Section 83(b) Election (as defined below)) will be compensation income and will be subject to income and employment tax withholding at the time the Common Stock is acquired. If a Stock Option held by a participant is purchased by HCA, such participant will recognize ordinary income in an amount equal to the amount paid by HCA for such option.

Section 83(b) Considerations.  Participants who acquire shares of Common Stock subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulation Section 1.83-3(c)) through the exercise of Stock Options are generally required, under the Management Stockholder’s Agreement, to make a Section 83(b) election (a “Section 83(b) Election”) with respect to such shares of Common Stock within 30 days after the date of purchase. If Common Stock acquired upon the exercise of a Stock Option is subject to a substantial risk of forfeiture and a participant was not required to make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the Common Stock, on the date or dates that the Common Stock becomes free of the transfer and forfeiture restrictions, over the price paid for such Common Stock. A participant would be required to include that amount in income whether or not such Common Stock was sold or marketable on such date or dates. In contrast, a participant who makes the Section 83(b) Election will be required to include in income the difference, if any, between the fair market value of the Common Stock acquired on the exercise date and the exercise price of the Stock Option and would not be subject to United States federal income tax upon the lapsing of any such transfer or forfeiture restrictions. Any further appreciation in the fair market value of such Common Stock generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully below. In addition, a participant who makes a Section 83(b) Election may choose when to recognize such capital gain, because once the Section 83(b) Election has been made, no other taxable event occurs with respect to such Common Stock until the disposition of such Common Stock.

A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the Common Stock subsequently decreases in value, inasmuch as any losses recognized on a subsequent disposition of such Common Stock would be capital losses, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the Common Stock (pursuant to restrictions in the Management Stockholder’s Agreement), no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election.

There can be no assurances as to whether the applicable tax rates will change or whether the value of the Common Stock will appreciate. A participant who purchases Common Stock subject to a substantial risk of forfeiture is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

The following discussion assumes that the Section 83(b) Election is made when applicable.

Sale of Common Stock.  The sale or other taxable disposition of Common Stock acquired upon the exercise of a Stock Option will be a taxable event. In general, the participant selling such Common Stock will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such Common Stock. A participant’s adjusted tax basis in Common Stock purchased upon exercise of a Stock Option will generally be the amount paid for such shares plus the amount, if any, of ordinary income recognized on purchase. Any gain or loss resulting from a sale or disposition of Common Stock obtained by the participant, either purchased or through the exercise of an Option, generally will be taxed as capital gain or loss if such Common Stock was a capital asset in the hands of the participant and will be taxed as long-term capital gain or loss if at the time of any such sale or disposition the participant has held such Common Stock for more than one year. The time that such participant holds a Stock Option (rather than the Common Stock attributable to such Stock Option) is not taken into account for purposes of determining whether the participant has held such Common Stock for more than one year. In addition, there are limits on the deductibility of capital losses by the participant. The tax consequences described above may differ, however, in the case of a sale or other taxable disposition of Common Stock to HCA, particularly if the participant has not experienced a meaningful reduction in his or her proportionate interest in HCA as a result of such transaction.

Stock Appreciation Rights.  When a Stock Appreciation Right is granted, there are no income tax consequences for the participant or HCA. The exercise of a Stock Appreciation Right will result in the participant recognizing ordinary income on the value of the Stock Appreciation Right at the time of exercise. HCA will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a Stock Appreciation Right. The participant also is subject to capital gains treatment on the subsequent sale of any Common Stock acquired through the exercise of a Stock Appreciation Right award. For this purpose, the participant’s basis in the Common Stock is its fair market value at the time the Stock Appreciation Right is exercised (or at the time of grant, if an election under Section 83(b) is made).

Other Stock-Based Awards.  A participant who is granted any other stock-based award will generally recognize, in the year of grant (or, if later, payment in case of restricted stock units and similar awards), ordinary income equal to the fair market value of the cash or other property received. If such other stock-based award is in the form of property that is subject to restrictions, the participant might not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election. HCA is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the other stock-based award in the same year as the ordinary income is recognized by the participant.

Dividend Equivalent Rights.  A participant who is granted Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, Stock Appreciation Right or certain other stock-based awards generally will recognize, in the year such Dividend Equivalent Rights are paid in cash, compensation income equal to the amount of the payment; provided, that if the Dividend Equivalent Rights are paid in the form of Common Stock subject to transfer and forfeiture restrictions, the considerations set forth above in “Certain Federal Income Tax Consequences — Section 83(b) Considerations” will apply. Dividends paid to a participant on account of Dividend Equivalent Rights granted with respect to other stock-based awards with respect to which the participant has made a valid Section 83(b) Election may qualify for the reduced tax rates applicable to “qualified dividends” if certain other conditions are met. Participants eligible to make Section 83(b) Elections are urged to consult their personal tax advisors regarding the effects of a Section 83(b) Election. HCA is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the Dividend Equivalent Rights in the same year as the ordinary income is recognized by the participant.

Performance-Based Awards.  Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving performance awards settled in shares of the Company’s common stock will recognize ordinary income equal to the fair market value of the shares of the Company’s common stock received as the performance goals are met and such shares vest, less any amount paid by the participant for the performance shares, unless the participant makes an election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election may not be available with respect to certain forms of performance awards. The participant is also subject to capital gain or loss treatment on the subsequent sale of any of the Company’s common stock awarded to a participant as a performance award. Unless a participant makes a Section 83(b) election, his or her basis in the stock is its fair market value at the time the performance goals are met and the shares become vested.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid in excess of $1 million in any tax year to its chief executive officer and certain other most highly compensated executives. However, compensation that qualifies as “performance-based compensation” is excluded from this $1 million deduction limit and therefore remains fully deductible by the company that pays it. HCA generally intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying shares of common stock at the date of grant qualify as “performance-based compensation” so that these awards will not be subject to the Section 162(m) deduction limitations. In addition, the Committee may also grant certain performance awards pursuant to the Stock Incentive Plan that may qualify as “performance-based compensation.” HCA will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Code, however, if such limitation is not in the best interests of HCA and its stockholders.

The Stock Incentive Plan is not intended to be qualified under Section 401(a) of the Code.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information as of December 31, 2009 with respect to our equity compensation plans:

(c)
Number of
	(a)		Securities
	Number of	(b)	Remaining for
	Securities to be	Weighted	Future Issuance
	Issued Upon	Average Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column (a))

Equity compensation plans approved by security holders	11,527,000	$52.78	392,400
Equity compensation plans not approved by security holders	—	$—	—

Total	11,527,000	$52.78	392,400

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 31, 2010 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 94,635,289 shares of our common stock, par value $0.01 per share, outstanding as of May 31, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the exercise of options that are exercisable within 60 days of April 30, 2010 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Inc., One Park Plaza, Nashville, Tennessee 37203.

	Number of
Name of Beneficial Owner	Shares		Percent

Hercules Holding II, LLC	91,845,692	(1)	97.1%
Christopher J. Birosak		(1)	—
Jack O. Bovender, Jr.	552,843	(2)	*
Richard M. Bracken	563,580	(3)	*
John P. Connaughton		(1)	—
James D. Forbes		(1)	—
Kenneth W. Freeman		(1)	—
Thomas F. Frist III		(1)	—
William R. Frist		(1)	—
Christopher R. Gordon		(1)	—
Samuel N. Hazen	243,143	(4)	*
R. Milton Johnson	354,442	(5)	*
Michael W. Michelson		(1)	—
James C. Momtazee		(1)	—
Stephen G. Pagliuca		(1)	—
W. Paul Rutledge	179,935	(6)	*
Nathan C. Thorne		(1)	—
Beverly B. Wallace	163,664	(7)	*
All directors and executive officers as a group (28 persons)	2,441,244	(8)	2.5%

*	Less than one percent.

(1)	Hercules Holding holds 91,845,692 shares, or approximately 97.1%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital, KKR and MLGPE (previously the private equity arm of Merrill Lynch & Co., Inc., which is a wholly-owned subsidiary of Bank of America Corporation), and affiliates of HCA founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Messrs. Connaughton, Gordon and Pagliuca are affiliated with Bain Capital, whose affiliated funds may be deemed to have indirect beneficial ownership of 23,373,333 shares, or 24.7%, of our outstanding common stock through their interests in Hercules Holding. Messrs. Freeman, Michelson and Momtazee are affiliated with KKR, which indirectly holds 23,373,332 shares, or 24.7%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding. Messrs. Birosak, Forbes and Thorne are affiliated with Bank of America Corporation, which indirectly holds 23,373,333 shares, or 24.7%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding and 980,393, or 1.0%, of our outstanding common stock through Banc of America Securities LLC. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold 17,804,125 shares, or 18.8%, of our outstanding common stock through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199, c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025, c/o Merrill Lynch Global Private Equity, Four World Financial Center, Floor 23, New York, NY 10080 and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Includes 242,721 shares issuable upon exercise of options. Effective December 15, 2009, Mr. Bovender retired as executive Chairman of the Board.

(3)	Includes 482,097 shares issuable upon exercise of options.

(4)	Includes 209,171 shares issuable upon exercise of options.

(5)	Includes 311,669 shares issuable upon exercise of options.

(6)	Includes 147,185 shares issuable upon exercise of options.

(7)	Includes 161,264 shares issuable upon exercise of options.

(8)	Includes 2,013,633 shares issuable upon exercise of options. Does not include shares beneficially owned by Mr. Bovender, who retired as executive Chairman of the Board effective December 15, 2009.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

In consultation with the Compensation Committee, members of Human Resources, Legal, Enterprise Risk Management and Internal Audit, management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) of the Board of Directors is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. In early 2009, the Committee also included George A. Bitar, and determinations with respect to 2009 compensation were made by such Committee. Responsibilities of the Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual cash-based Senior Officer Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2009 were:

•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, Executive Vice President and Chief Financial Officer;

•	Beverly B. Wallace, President — Shared Services Group;

•	Samuel N. Hazen, President — Western Group;

•	W. Paul Rutledge, President — Central Group; and

•	Jack O. Bovender, Jr., Executive Chairman of the Board (Retired).

Effective December 31, 2008, Mr. Bovender retired as Chief Executive Officer but retained the role of executive Chairman of the Board, and effective January 1, 2009, Mr. Bracken was appointed to serve as Chief Executive Officer and President of the Company. Mr. Bovender retired as executive Chairman of the Board on December 15, 2009, and Mr. Bracken assumed the additional responsibilities as Chairman of the Board at such time.

As discussed in more detail below, the material elements and structure of the named executive officers’ compensation program were negotiated and determined in connection with the Recapitalization, subject to annual adjustments in the Committee’s discretion.

Compensation Philosophy and Objectives

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long term retention of key contributors.

The Committee is committed to a strong, positive link between our objectives and our compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

Compensation Structure and Benchmarking

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. Total direct compensation and other benefits consist of the following elements:

Total Direct Compensation	•	Base Salary
	•	Annual Cash-Based Incentives (offered through our PEP)
	•	Long-Term Equity Incentives (in the form of Stock Options)

Other Benefits	•	Retirement Plans
	•	Limited Perquisites and Other Personal Benefits
	•	Severance Benefits

The Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of the Company and each executive. Our general practice, however, with respect to pay positioning, is that executive base salaries and annual incentive (PEP) target values should generally position total annual cash compensation between the median and 75th percentile of similarly-sized general industry companies. We utilize the general industry as our primary source for competitive pay levels because HCA is significantly larger than its industry peers. See the discussion of benchmarking below for further information. The named executive officers’ pay fell within the range noted above for jobs with equivalent market comparisons.

The cash compensation mix between salary and PEP has historically been more weighted towards salary than competitive practice among our general industry peers would suggest. Over time, we have made steps towards a mix of cash compensation that will place a greater emphasis on annual performance-based compensation.

Although we look at competitive long-term equity incentive award values in similarly-sized general industry companies when assessing the competitiveness of our compensation programs, we do not make annual executive option grants (and we did not base our initial post-Recapitalization 2007 stock option grants on these levels) since equity is structured differently in closely held companies than in publicly-traded companies. As is typical in similar situations, the Investors wanted to share a certain percentage of the equity with executives shortly after the consummation of the Recapitalization and establish performance objectives and incentives up front in lieu of annual grants to ensure our executives’ long-term economic interests would be aligned with those of the Investors. This pool of equity was then further allocated based on the executives’ responsibilities and anticipated impact on, and potential for, driving Company strategy and performance. The resulting total direct pay mix on a cumulative basis, is heavily weighted towards performance-based pay (PEP plus stock options) rather than fixed pay, which the Committee believes reflects the compensation philosophy and objectives discussed above.

In accordance with agreements entered into at the time of the Recapitalization, our named executive officers received the 2x Time Options (as defined below) in 2009 with an exercise price equal to two times the share price at the Recapitalization (or $102.00). The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. For additional information regarding the 2x Time Options, see “— Elements of Compensation — Long-Term Equity Incentive Awards: Options” below.

Compensation Process

The Committee ensures executives’ pay levels are materially consistent with the compensation strategy described above, in part, by conducting annual assessments of competitive executive compensation. Management (but no named executive officer), in collaboration with the Committee’s independent consultant, Semler

Brossy Consulting Group, LLC, collects and presents compensation data from similarly-sized general industry companies, based to the extent possible on comparable position matches and compensation components. The following nationally recognized survey sources were utilized in anticipation of establishing 2009 executive compensation:

Survey	Revenue Scope

Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	$10B - $25B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size to be used in the compensation review was weighted equally. For this purpose, the two Hewitt survey cuts were considered as one survey, and we used a weighted average of the two surveys (65% for the $10B — $25B cut and 35% for the Greater than $25B).

Data was also collected from health care providers within our industry including Community Health Systems, Inc., Health Management Associates, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. These health care providers are used only to obtain a general understanding of current industry compensation practices since we are significantly larger than these companies. CEO and CFO compensation data was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2008 revenues ranged from $7.2 billion to $81.2 billion with median revenues of $21.3 billion. The companies in this analysis included Abbott Laboratories, Aetna Inc., Amgen Inc., Baxter International Inc., Boston Scientific Corporation, Bristol-Myers Squibb Company, CIGNA Corporation, Coventry Health Care, Inc., Express Scripts, Inc., Humana Inc., Johnson & Johnson, Eli Lilly and Company, Medco Health Solutions Inc., Merck & Co., Inc., Pfizer Inc., Quest Diagnostics Incorporated, Schering-Plough Corporation, Tenet Healthcare Corporation, Thermo Fisher Scientific Inc., UnitedHealth Group Incorporated, WellPoint, Inc. and Wyeth.

Consistent with our flexible compensation philosophy, the Committee is not required to approve compensation precisely reflecting the results of these surveys, and may also consider, among other factors (typically not reflected in these surveys): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer and compensation consultants, an officer’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive upon consideration of the relevant facts and circumstances.

Employment Agreements

In connection with the Recapitalization, we entered into employment agreements with each of our named executive officers and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements.”

In light of Mr. Bovender’s retirement from the position of Chief Executive Officer, effective December 31, 2008, and continuing service to the Company as executive Chairman until December 15, 2009, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender, effective December 31, 2008. The material amendments to Mr. Bovender’s prior employment agreement as set forth in the Amended and Restated Employment Agreement are described below under “— Severance and Change in Control

Benefits — Mr. Bovender’s Continuing Severance Benefits” and under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements.”

The Company also amended Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer.

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. The threshold base salaries for our executives are set forth in their employment agreements. We did not increase named executive officer base salaries in 2009, other than an increase in Mr. Johnson’s base salary, as detailed below, in order to better align his salary with market for his position as Chief Financial Officer based on general industry surveys. In light of Mr. Bovender’s retirement from the position of Chief Executive Officer and continuing role as executive Chairman and Mr. Bracken’s assumption of the responsibilities of Chief Executive Officer, Mr. Bovender’s base salary for 2009 was reduced to $1.144 million (as described further in “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements — Mr. Bovender’s Employment Agreements”), and Mr. Bracken’s 2009 base salary was increased to $1.325 million. Similarly, taking into consideration the additional responsibilities being assumed by the position of Executive Vice President and Chief Financial Officer and relevant market comparables from the survey data, Mr. Johnson’s 2009 salary was set at $850,000, reflecting an increase of approximately 7.6% from his 2008 salary. In light of actual total cash compensation realized for 2009 and current target cash compensation opportunities levels, no merit base salary increases are planned for 2010 at this time. Mr. Rutledge’s salary will be increased by 3.7% effective April 1, 2010 as an internal equity adjustment to internal peer roles.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, in 2008, the Company’s 2008-2009 Senior Officer Performance Excellence Program, as amended (the “2008-2009 PEP”), was approved by the Committee to cover annual cash incentive awards for both 2008 and 2009. Each named executive officer in the 2008-2009 PEP was initially assigned a maximum 2009 annual award target expressed as a percentage of salary ranging from 72% to 132%, which under the terms of the 2008-2009 PEP applies to the lesser of (a) the named executive officer’s 2009 base salary, or (b) 125% of the named executive officer’s 2008 base salary. The Committee had the discretion to reduce, but not increase, the 2009 Threshold, Target and Maximum percentages as set forth in the 2008-2009 PEP. Mr. Bovender’s 2009 PEP target and an additional one-time $250,000 bonus opportunity based on his contributions to certain legislative initiatives as determined by the Committee were set forth in his Amended Employment Agreement, as described in “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements — Mr. Bovender’s Employment Agreement.” The Committee set Mr. Bracken’s 2009 target percentage at 130% of his 2009 base salary in connection with his appointment as Chief Executive Officer and amended the 2008-2009 PEP to set Mr. Johnson’s 2009 target percentage at 80% of his 2009 base salary in light of the additional responsibilities assumed by the position of Executive Vice President and Chief Financial Officer. The 2009 target percentage for each of Ms. Wallace and Messrs. Hazen and Rutledge was set at 66% of their respective 2009 base salaries (see individual targets in the table below). These targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals.

The 2008-2009 PEP was designed to provide 100% of the target award for target performance, 50% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. More importantly, it promotes and rewards continuous growth as performance goals have consistently been set at increasingly higher levels each year. Actual awards under the PEP are generally determined using the following two steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance. In 2009, the PEP for all named executive officers, other than Mr. Hazen and Mr. Rutledge, incorporated one Company financial performance measure, EBITDA, defined in the 2008-2009 PEP as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718, Compensation-Stock Compensation (“ASC 718”)) (“EBITDA”). The Company EBITDA target for 2009, as adjusted, was $4.768 billion for the named executive officers. Mr. Hazen’s 2009 PEP, as the Western Group President, was based 50% on Company EBITDA and 50% on Western Group EBITDA (with a Western Group EBITDA target for 2009 of $2.352 billion, as adjusted) to ensure his accountability for his group’s results. Similarly, Mr. Rutledge’s 2009 PEP, as the Central Group President, was based 50% on Company EBITDA and 50% on Central Group EBITDA (with a Central Group EBITDA target for 2009 of $1.137 billion, as adjusted). The Committee chose to base annual incentives on EBITDA for a number of reasons:

•	It effectively measures overall Company performance;

•	It can be considered an important surrogate for cash flow, a critical metric related to paying down the Company’s significant debt obligation;

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	It is consistent with the metric used for the vesting of the financial performance portion of our option grants.

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context. Our 2009 threshold and maximum goals were set at approximately +/− 3.6% of the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

Upon review of the Company’s 2009 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2009 was above the maximum performance levels as set by the Compensation Committee, as adjusted; likewise, the EBITDA performance of the Western Group and Central Group also exceeded the maximum performance targets, as adjusted.

	2009 Adjusted	2009 Actual
	EBITDA Target	Adjusted EBITDA

Company	$4.768 billion	$5.512 billion
Western Group	$2.352 billion	$2.841 billion
Central Group	$1.137 billion	$1.325 billion

Accordingly, the 2009 PEP was paid out as follows to the named executive officers (the actual 2009 PEP payout amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

		2009 Actual PEP
	2009 Target PEP	Award
Named Executive Officer	(% of Salary)	(% of Salary)

Richard M. Bracken (Chairman and CEO)	130%	260%
R. Milton Johnson (Executive Vice President and CFO)	80%	160%
Beverly B. Wallace (President, Shared Services Group)	66%	132%
Samuel N. Hazen (President, Western Group)	66%	132%
W. Paul Rutledge (President, Central Group)	66%	132%
Jack O. Bovender, Jr. (Retired Chairman)	50%	100%

Mr. Bovender also received the additional bonus of $250,000 based upon his contributions to certain of the Company’s legislative initiatives as described above.

On March 31, 2010, the Committee adopted the 2010 Senior Officer Performance Excellence Program (the “2010 PEP”). Under the 2010 PEP, the named executive officers of the Company shall be eligible to earn performance awards based upon the achievement of certain specified performance targets. The specified performance criteria for the Company’s named executive officers and other participants is EBITDA (as defined in the 2010 PEP), and with respect to the Western and Central Group Presidents, 50% of their respective award opportunities are based on EBITDA for the Company’s Western and Central Groups, respectively. Target awards for the named executive officers are the same as for 2009 and are as follows:

•	130% of base salary for Richard M. Bracken, our Chairman and CEO;

•	80% of base salary for R. Milton Johnson, our Executive Vice President and CFO;

•	66% of base salary for Beverly B. Wallace, our President — Shared Services Group;

•	66% of base salary for Samuel N. Hazen, our President — Western Group; and

•	66% of base salary for W. Paul Rutledge, our President — Central Group.

Participants will receive 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance. No payments will be made for performance below specified threshold amounts. Payouts between threshold and maximum will be calculated by the Committee in its sole discretion using straight-line interpolation. The Committee may make adjustments to the terms and conditions of, and the criteria included in, awards under the 2010 PEP in recognition of unusual or nonrecurring events affecting a participant or the Company, or the financial statements of the Company, or in certain other instances specified in the 2010 PEP.

The Committee set the named executive officers’ 2010 target performance goals under the PEP based on realistic expectations of Company performance, ensuring successful execution of our plans in order to realize the most value from these awards. While we do not intend to disclose our 2010 PEP EBITDA target, as an understanding of that target is not necessary for a fair understanding of the named executive officers’ compensation for 2009 and could result in competitive harm and market confusion, we consistently set targets that require an increase in EBITDA year over year to promote continuous growth consistent with our business plan. For 2010, the Committee has the ability to apply negative discretion based on performance of company-wide quality metrics against industry benchmarks, and for Ms. Wallace, negative discretion can be applied based on performance of individual goals related to the operations of the Shared Services Group.

Awards pursuant to the 2010 PEP that are attributable to the performance goals being met at “target” level or below will be paid solely in cash, and, in the event performance goals are achieved above the “target” level, the amount of an award attributable to performance results in excess of “target” levels shall be payable 50% in cash and 50% in restricted stock units.

The Company can recover (or “clawback”) incentive compensation pursuant to our 2010 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Long-Term Equity Incentive Awards: Options

In connection with the Recapitalization, the Board of Directors approved and adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”). The purpose of the 2006 Plan is to:

•	Promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

•	Motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	Further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Company.

In January 2007, pursuant to the terms of the named executive officers’ respective employment agreements, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (“New Options”). In addition to the New Options granted in 2007, the Company committed to grant the named executive officers 2x Time Options (as defined below) in their respective employment agreements, as described in more detail below under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements.” The Committee believes stock options are the most effective long-term vehicle to directly align the interests of executives with those of our stockholders by motivating performance that results in the long-term appreciation of the Company’s value, since they only provide value to the executive if the value of the Company increases. As is typical in leveraged buyout situations, the Committee determined that granting all of the stock options (except the 2x Time Options) up front rather than annually was appropriate to aid in retaining key leaders critical to the Company’s success over the next several years and, coupled with the executives’ significant personal investments in connection with the Recapitalization, provide an equity incentive and stake in the Company that directly aligns the long-term economic interests of the executives with those of the Investors.

The New Options have a ten year term and are divided so that 1/3 are time vested options, 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors, each as described below. The combination of time, performance and investor return based vesting of these awards is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.

The time vested options are granted to aid in retention. Consistent with this goal, the time vested options granted in 2007 vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the grant date. The time vested options have an exercise price equivalent to fair market value on the date of grant. Since our common stock is not currently traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.

The EBITDA-based performance vested options are intended to motivate sustained improvement in long-term performance. Consistent with this goal, the EBITDA-based performance vested options granted in 2007 are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved. These EBITDA performance targets were established at the time of the Recapitalization and can be adjusted by the Board of Directors in consultation with the Chief Executive Officer as described below. We chose EBITDA (defined in the award agreements as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718 with respect to any awards granted under the 2006 Plan)) as the performance metric since it is a key driver of our valuation and for other reasons as described above in the “— Elements of Compensation — Annual Incentive Compensation: PEP” section of this Compensation Discussion and Analysis. Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact our financial performance (e.g., health care regulations, industry-wide significant fluctuations in volume, etc.), we have incorporated vesting provisions. The EBITDA-based performance vested options may vest and become exercisable on a “catch up” basis, such that options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year.

As discussed above, we do not intend to disclose the 2010-2011 EBITDA performance targets as they reflect competitive, sensitive information regarding our budget. However, we deliberately set our targets at increasingly higher levels. Thus, while designed to be attainable, target performance levels for these years require strong, improving performance and execution, which in our view, provides an incentive firmly aligned with stockholder interests.

As with the EBITDA targets under our PEP, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing the 2007 grants, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2009-2011 EBITDA performance targets (including cumulative EBITDA targets) for facility dispositions and accounting changes occurring during the 2009 fiscal year.

The options that vest based on investment return to the Sponsors are intended to align the interests of executives with those of our principal stockholders to ensure stockholders receive their expected return on their investment before the executives can receive their gains on this portion of the option grant. These options vest and become exercisable with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return (as defined below) is at least equal to two times the price paid to stockholders in the Recapitalization (or $102.00), and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least equal to two-and-a-half times the price paid to stockholders in the Recapitalization (or $127.50). “Investor Return” means, on any of the first five anniversaries of the closing date of the Recapitalization, or any date thereafter, all cash proceeds actually received by affiliates of the Sponsors after the closing date in respect of their common stock, including the receipt of any cash dividends or other cash distributions (including the fair market value of any distribution of common stock by the Sponsors to their limited partners), determined on a fully diluted, per share basis. The Sponsor investment return options also may become vested and exercisable on a “catch up” basis if the relevant Investor Return is achieved at any time occurring prior to the expiration of such options.

Upon review of the Company’s 2009 financial performance, the Committee determined the Company achieved the 2009 EBITDA performance target of $4.821 billion, as adjusted, under the New Option awards; therefore, pursuant to the terms of the 2007 Stock Option Agreements, 20% of each named executive officer’s EBITDA-based performance vested options vested as of December 31, 2009. Further, 20% of each named executive officer’s time vested options vested on the second anniversary of their grant date, January 30, 2009. As of the end of the 2009 fiscal year, no portion of the options that vest based on Investor Return have vested; however, such options remain subject to the “catch up” vesting provisions described above.

In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believes that the fair market value of our common stock is likely to exceed the equivalent of $102.00 per share) at an exercise price per share that is the equivalent of $102.00 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. Forty percent of the 2x Time Options were vested upon grant to reflect employment served since the Recapitalization, an additional twenty percent of the options vested on November 17, 2009, and twenty percent of the options granted to each recipient will vest on November 17, 2010 and November 17, 2011, respectively. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan.

For additional information concerning the options awarded in 2007 and 2009, see the 2009 Grants of Plan-Based Awards and Outstanding Equity Awards at 2009 Fiscal Year-End Tables.

Ownership Guidelines

While we have maintained stock ownership guidelines in the past, as a non-listed company, we no longer have a policy regarding stock ownership guidelines. However, we do believe equity ownership aligns our executive officers’ interests with those of the Investors. Accordingly, all of our named executive officers were required to rollover at least half their pre-Recapitalization equity and, therefore, maintain significant stock ownership in the Company.

Retirement Plans

We currently maintain one qualified retirement plan for which the named executive officers are eligible, the HCA 401(k) Plan, to aid in retention and to assist employees in providing for their retirement. We also used to maintain the HCA Retirement Plan, which as of April 1, 2008, merged into the HCA 401(k) Plan resulting in one qualified retirement plan. Generally all employees who have completed the required service are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on these plans, including amounts contributed by HCA in 2009 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “— 2009 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue in our employ through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Recapitalization in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The Restoration Plan provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain IRS limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions; however, the hypothetical accounts maintained for each named executive officer as of January 1, 2008 will continue to be maintained and will be increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund within the HCA 401(k) Plan. For additional information concerning the Restoration Plan, see “— 2009 Nonqualified Deferred Compensation.”

Key executives also participate in the Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. Due to the Recapitalization, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “— 2009 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Personal Benefits

Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Bracken is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. Prior to his retirement, Mr. Bovender was also permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. We will, on an as needed basis, provide mobile telephones and personal digital assistants to our employees and certain of our executive officers have obtained such devices through us. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes and, in certain limited circumstances, the additional income attributed to an executive officer as a result of one or more of these benefits will be grossed up to cover the taxes due on that income. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our executive officers. For additional information, see footnote (4) to the Summary Compensation Table.

Severance and Change in Control Benefits

As noted above, all of our named executive officers have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Recapitalization wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Named Executive Officers (other than Mr. Bovender)

If employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•	Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Ms. Wallace and Messrs. Hazen and Rutledge and three times in the case of Messrs. Bracken and Johnson the sum of base salary plus PEP paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

Additionally, unvested options will be forfeited; however, vested New Options (including 2x Time Options) will remain exercisable until the first anniversary of the termination of the executive’s employment.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Mr. Bovender’s Continuing Severance Benefits

In light of his long-term service to the Company and his retirement from the position of Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender, effective December 31, 2008 (the “Amended Employment Agreement”). Mr. Bovender’s Amended Employment Agreement provides that, effective as of the expiration of the Employment Term (as defined in “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements”), Mr. Bovender was entitled to receive the “accrued rights” as described above for the other named executive officers. Mr. Bovender was also entitled to receive a pro rata portion of his bonus under the 2008-2009 PEP based on the Company’s actual results for 2009 (“Mr. Bovender’s Prorated Bonus”). Mr. Bovender is also entitled to continued coverage under the Company’s group health plans for Mr. Bovender and his wife until age 65, reimbursement of any unreimbursed business expenses properly incurred and such employee benefits, if any, as to which Mr. Bovender would be entitled under the Company’s employee benefit plans.

The Amended Employment Agreement also provides that, effective as of the expiration of the Employment Term (December 15, 2009), (i) neither Mr. Bovender nor the Company have any put or call rights with respect to Mr. Bovender’s New Options or stock acquired upon the exercise of any such options; (ii) Mr. Bovender’s “rollover” stock options will remain exercisable as if Mr. Bovender’s employment terminated by reason of “retirement” in accordance with the terms of the applicable equity plans and award agreements; (iii) the unvested New Options (including the 2x Time Options) held by Mr. Bovender that vest solely based on the passage of time will vest as if Mr. Bovender’s employment had continued through the next three anniversaries of their date of grant; (iv) the unvested New Options held by Mr. Bovender that are EBITDA performance options will remain outstanding and will vest, if at all, on the next four dates that they would have otherwise vested had Mr. Bovender’s employment continued, based upon the extent to which performance goals are met; (v) the unvested New Options held by Mr. Bovender that are “Investor Return” performance options will remain outstanding and will vest, if at all, on the dates that they would have otherwise vested had Mr. Bovender’s employment continued through the expiration of such options, based upon the extent to which performance goals are met; and (vi) Mr. Bovender’s New Options will remain exercisable until the second anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2014), except that (a) Mr. Bovender’s 2x Time Options will remain exercisable until the fifth anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2017), and (b) Mr. Bovender’s “Investor Return” performance options will remain exercisable until the expiration of such options.

Change in Control Benefits

Pursuant to the Stock Option Agreements governing the New Options granted in 2007 and the 2x Time Options granted in 2009, both under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting New Options and 2x Time Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable. Performance options that vest subject to the achievement of EBITDA targets will become exercisable upon a Change in Control of the Company if: (i) prior to the date of the occurrence of such event, all EBITDA targets have been achieved for years ending prior to such date; (ii) on the date of the occurrence of such event, the Company’s actual cumulative total EBITDA earned in all years occurring after the performance option grant date, and ending on the date of the Change in Control, exceeds the cumulative total of all EBITDA targets in effect for those same years; or (iii) the Investor Return is at least two-and-a-half times the price paid to the stockholders in the Recapitalization (or $127.50). For purposes of the vesting provision set forth in clause (ii) above, the EBITDA target for the year in which the Change in Control occurs shall be equitably adjusted by the Board of Directors in good faith in consultation with the chief executive officer (which adjustment shall take into account the time during such year at which the Change in Control occurs). Performance vesting options that vest based on the investment return to the Sponsors will only vest upon the occurrence of a Change in Control if, as a result of such event, the applicable Investor Return (i.e., at least two times the price paid to the stockholders in the Recapitalization for half of these options and at least two-and-one-half times the price paid to the stockholders in the Recapitalization for the other half of these options) is also achieved in such transaction (if not previously achieved). “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation

Information regarding the Company’s policy with respect to recovery of incentive compensation is provided under “— Elements of Compensation — Annual Incentive Compensation: PEP” above.

Tax and Accounting Implications

On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and the Company became subject to Section 162(m) of the Internal Revenue Code, as amended (the “Code”) for fiscal year 2008 and beyond, so long as the Company’s stock remains registered with the SEC. The Committee considers the impact of Section 162(m) in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

2009 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2009 and Mr. Bovender, who would have been one of our most highly compensated executive officers had he not retired as an executive officer on December 15, 2009.

					Changes in
					Pension
				Non-Equity	Value and
				Incentive	Nonqualified
			Option	Plan	Deferred	All Other
		Salary	Awards	Compensation	Compensation	Compensation
Name and Principal Positions	Year	($)	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	Total ($)

Richard M. Bracken	2009	$1,324,975	$3,361,016	$3,445,000	$4,096,368	$25,532	$12,252,891
Chairman and Chief	2008	$1,060,872	—	$694,370	$1,740,620	$31,781	$3,527,643
Executive Officer	2007	$1,060,872	$5,560,666	$1,909,570	$590,370	$142,932	$9,264,410
R. Milton Johnson	2009	$849,984	$2,520,714	$1,360,000	$2,032,089	$17,674	$6,780,461
Executive Vice President,	2008	$786,698	—	$355,491	$1,871,790	$38,769	$3,052,748
Chief Financial Officer and Director	2007	$750,379	$3,971,905	$900,455	$509,442	$82,462	$6,214,643
Beverly B. Wallace	2009	$700,000	$997,771	$924,018	$2,047,036	$16,500	$4,685,325
President — Shared	2008	$700,000	—	$314,992	$2,080,836	$15,651	$3,111,479
Services Group	2007	$700,000	$2,224,258	$840,000	$676,111	$75,013	$4,515,382
Samuel N. Hazen	2009	$788,672	$997,771	$1,041,067	$1,725,405	$16,499	$4,569,414
President — Western Group	2008	$788,672	—	$350,807	$810,462	$15,651	$1,965,592
	2007	$788,672	$2,542,007	$830,779	$258,787	$84,767	$4,505,012
W. Paul Rutledge	2009	$675,000	$997,771	$891,017	$1,510,040	$16,500	$4,090,328
President — Central Group
Jack O. Bovender, Jr.	2009	$1,288,676	$1,470,443	$1,250,000	$4,127,725	$76,399	$8,213,243
Executive Chairman*	2008	$1,620,228	—	$1,391,886	$3,926,217	$45,321	$6,983,652
	2007	$1,620,228	$6,355,038	$3,888,547	—	$197,092	$12,060,905

*	Mr. Bovender retired as executive Chairman of the Company effective December 15, 2009.

(1)	Option Awards for 2007 and 2009 include the aggregate grant date fair value of the stock option awards granted during fiscal years 2007 and 2009, respectively, in accordance with ASC 718 with respect to New Options (including the 2x Time Options) to purchase shares of our common stock awarded to the named executive officers in fiscal years 2007 and 2009, respectively, under the 2006 Plan. See Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Non-Equity Incentive Plan Compensation for 2009 reflects amounts earned for the year ended December 31, 2009 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2010 pursuant to the terms of the 2008-2009 PEP. For 2009, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards under the 2008-2009 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts. Mr. Bovender was also awarded, pursuant to his Amended Employment Agreement, an additional one-time bonus of $250,000 based upon his contributions to certain legislative initiatives as determined by the Committee.

Non-Equity Incentive Plan Compensation for 2008 reflects amounts earned for the year ended December 31, 2008 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2009 pursuant to the terms of the 2008-2009 PEP. For 2008, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, 2008 awards under the 2008-2009 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the threshold performance level but did not reach the target performance level.

Non-Equity Incentive Plan Compensation for 2007 reflects amounts earned for the year ended December 31, 2007 under the 2007 PEP, which amounts were paid in the first quarter of 2008 pursuant to the terms of the 2007 PEP. For 2007, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2007 PEP, awards under the 2007 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts, with the exception of Mr. Hazen, whose award was paid out at 175.6% of the target amount, due to the 50% of his PEP based on the Western Group EBITDA, which exceeded the target but did not reach the maximum performance level.

(3)	All amounts for 2009 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2009 Pension Benefits.” The changes in the SERP benefit value during 2009 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return, (ii) the discount rate changing from 6.25% to 5.00%, which resulted in an increase in the value and (iii) the use of the actual 2009 interest rate of 4.24% for Mr. Bovender who retired in 2009. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Wallace	Hazen	Rutledge	Bovender

Passage of Time	$1,655,097	$618,320	$788,376	$343,653	$420,979	$2,053,402
Discount Rate Change	$2,441,271	$1,413,769	$1,258,660	$1,381,752	$1,089,061	—
Actual Retirement	—	—	—	—	—	$2,074,323

All amounts for 2008 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2009 Pension Benefits.” The changes in the SERP benefit value during 2008 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return, (ii) the discount rate changing from 6.00% to 6.25%, which resulted in a decrease in the value and (iii) the opportunity for participants to change their benefit election before 2009 for terminations and retirements occurring after 2008. Mr. Bovender elected to change his benefit payment from an annuity to a lump sum. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Wallace	Hazen	Bovender

Passage of Time	$2,142,217	$2,100,290	$2,301,107	$1,037,631	$1,432,831
Discount Rate Change	$(401,597)	$(228,500)	$(220,271)	$(227,169)	$(467,374)
Change in Election	—	—	—	—	$2,960,760

All amounts for 2007 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2009 Pension Benefits.” The changes in the SERP benefit value during 2007 were impacted mainly by: (i) the passage of time which reflects another year of pay and service, (ii) the discount rate changing from 5.75% to 6.00%, which resulted in a decrease in the value and (iii) the use of the named executive officers’ actual elections compared to 2006 when benefits were valued assuming a 50% probability of electing a lump sum and a 50% probability of electing an annuity. All named executive officers elected a lump sum payment at retirement, with the exception of Mr. Bovender, who elected an annuity. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Wallace	Hazen	Bovender

Passage of Time	$399,630	$510,118	$549,404	$266,066	$(966,974)
Discount Rate Change	$(351,603)	$(145,992)	$(165,945)	$(186,325)	$(542,195)
Actual Election	$542,343	$145,315	$292,652	$179,046	$(1,322,788)

(4) 2009 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Wallace	Hazen	Rutledge	Bovender

HCA 401(k) matching contribution	$16,500	$16,500	$16,500	$16,499	$16,500	$16,500

•	Personal use of corporate aircraft. In 2009, Messrs. Bracken, Johnson and Bovender were allowed personal use of Company aircraft with an estimated incremental cost of $5,025, $1,129 and $13,141, respectively, to the Company. Ms. Wallace and Messrs. Hazen and Rutledge did not have any personal travel on Company aircraft in 2009. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $594. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $2,477 and $13,327 for travel and/or other expenses incurred by Messrs. Bracken’s and Bovender’s wives, respectively, for such business related events, and additional income of $891 and $4,793 was attributed to Messrs. Bracken and Bovender, respectively, as a result of the gross up on such amounts.

•	Additional income of $28,638 was attributed to Mr. Bovender for gifts received from the Company in connection with his retirement.

2008 amounts consist of:

•	Company contributions to our former Retirement Plan and matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Wallace	Hazen	Bovender

HCA Retirement Plan	$3,163	$3,163	$3,163	$3,163	$3,163
HCA 401(k) matching contribution	$12,488	$12,488	$12,488	$12,488	$12,488
HCA Restoration Plan	—	—	—	—	—

Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions.

•	Personal use of corporate aircraft. In 2008, Messrs. Bovender, Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $28,913, $15,233 and $4,546, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2008. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Messrs. Bovender and Bracken with respect to certain trips on Company aircraft. The additional income attributed to them as a result of gross ups was $588 and $599, respectively. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $107, $189 and $13,660 for travel and/or other expenses incurred by Messrs. Bovender’s, Bracken’s and Johnson’s wives, respectively, for such business related events, and additional income of $62, $109 and $4,912 was attributed to Messrs. Bovender, Bracken and Johnson, respectively, as a result of the gross up on such amounts.

2007 amounts consist of:

•	Company contributions to our former Retirement Plan, matching Company contributions to our 401(k) Plan and Company accruals for our Restoration Plan as set forth below.

	Bracken	Johnson	Wallace	Hazen	Bovender

HCA Retirement Plan	$19,388	$19,388	$19,388	$19,388	$19,388
HCA 401(k) matching contribution	$3,375	$3,375	$3,375	$3,375	$2,250
HCA Restoration Plan	$91,946	$57,792	$52,250	$62,004	$153,475

•	Personal use of corporate aircraft. In 2007, Messrs. Bovender and Bracken were allowed personal use of Company aircraft with an estimated incremental cost of $21,350 and $26,895, respectively, to the Company, calculated as described above. Ms. Wallace and Mr. Hazen did not have any personal travel on Company’s aircraft in 2007. We grossed up the income attributed to Messrs. Bovender and Bracken with respect to certain trips on Company aircraft. The additional income attributed to them as a result of gross ups was $629 and $863, respectively. In addition, we will pay the travel expenses of our executives’ spouses associated with travel to business related events at which spouse attendance is appropriate. We paid approximately $342 for travel by Mr. Bracken’s wife on a commercial airline and related expenses for such an event, and additional income of $123 was attributed to Mr. Bracken as a result of the gross up on such amount.

2009 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2006 Plan and 2008-2009 PEP during the 2009 fiscal year.

								All Other
								Option
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Base Price	Grant Date
		Plan Awards ($)(1)			Plan Awards (#)			Securities	of Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	of Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options(2)	($/sh)	Awards

Richard M. Bracken	10/6/2009	—	—	—	—	—	—	315,742	$102.00	$3,361,016
Richard M. Bracken	N/A	$861,250	$1,722,500	$3,445,000	—	—	—	—	—	—
R. Milton Johnson	10/6/2009	—	—	—	—	—	—	236,802	$102.00	$2,520,714
R. Milton Johnson	N/A	$340,000	$680,000	$1,360,000	—	—	—	—	—	—
Beverly B. Wallace	10/6/2009	—	—	—	—	—	—	93,733	$102.00	$997,771
Beverly B. Wallace	N/A	$231,004	$462,009	$924,018	—	—	—	—	—	—
Samuel N. Hazen	10/6/2009	—	—	—	—	—	—	93,733	$102.00	$997,771
Samuel N. Hazen	N/A	$260,267	$520,534	$1,041,067	—	—	—	—	—	—
W. Paul Rutledge	10/6/2009	—	—	—	—	—	—	93,733	$102.00	$997,771
W. Paul Rutledge	N/A	$222,754	$445,509	$891,017	—	—	—	—	—	—
Jack O. Bovender, Jr.	10/6/2009	—	—	—	—	—	—	138,137	$102.00	$1,470,443
Jack O. Bovender, Jr.	N/A	$250,000	$500,000	$1,000,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2008-2009 PEP for the 2009 fiscal year, as described in more detail under “— Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 50% of the amount shown in the “Target”

column. The amount shown in the “Maximum” column is 200% of the target amount. Mr. Bovender’s Amended Employment Agreement set forth his PEP target for the 2009 fiscal year. Pursuant to the terms of the 2008-2009 PEP, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. Messrs. Bracken, Johnson, Hazen, Rutledge and Bovender and Ms. Wallace received $3,445,000, $1,360,000, $1,041,067, $891,017, $1,000,000 and $924,018, respectively, under the 2008-2009 Senior Officer PEP for the 2009 fiscal year. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Stock options awarded under the 2006 Plan, pursuant to the named executive officers’ respective employment agreements, by the Compensation Committee as a part of the named executive officers’ long term equity incentive award. The 2x Time Options granted in 2009 are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date to reflect employment served since the Recapitalization, an additional 20% vested on November 17, 2009 and an additional 20% will vest on each of November 17, 2010 and November 17, 2011, respectively. The terms of these option awards are described in more detail under “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of these option grants in accordance with ASC 718 is reflected in the “Option Awards” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table

Total Compensation

In 2009, 2008 and 2007, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, and, in 2007, long term stock option grants designed to be one-time grants to cover at least five years of service and, in 2009, 2x Time Option grants as set forth in each named executive officer’s employment agreement to be fully vested on the fifth anniversary of the Recapitalization. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “— 2009 Nonqualified Deferred Compensation”).

Options

In January 2007, New Options to purchase common stock of the Company were granted under the 2006 Plan to members of management and key employees, including the named executive officers. The New Options were designed to be long term equity incentive awards, constituting a one-time stock option grant in lieu of annual equity grants. The New Options granted in 2007 have a ten year term and are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the grant date), 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors. The terms of the New Options granted in 2007 are described in greater detail under “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the New Options granted in 2007 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.

In accordance with their employment agreements entered into at the time of the Recapitalization, as each may have been or may be subsequently amended, our named executive officers received the 2x Time Options in October 2009 with an exercise price equal to two times the share price at the Recapitalization (or $102.00). The Committee allocated the 2x Time Options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. The 2x Time Options have a ten year term and are structured so that forty percent were vested upon grant, an additional twenty percent of the options vested on November 17, 2009, and twenty percent of the options granted to each recipient will vest on November 17, 2010 and November 17, 2011, respectively. Thereby, a portion of the grant was vested on the date of the grant based on employment served since the Recapitalization. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan. The terms of the 2x Time Options granted in 2009 are described in greater detail under “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the 2x Time Options granted in 2009 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.

As a result of the Recapitalization, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Recapitalization consideration of $51.00 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Recapitalization into options to purchase shares of common stock of the surviving corporation (“Rollover Options”). Immediately after the consummation of the Recapitalization, all Rollover Options (other than those with an exercise price below $12.75) were adjusted so that they retained the same “spread value” (as defined below) as immediately prior to the Recapitalization, but the new per share exercise price for all Rollover Options would be $12.75. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Recapitalization consideration of $51.00 per share) subject to the outstanding options held by the participant immediately prior to the Recapitalization that became Rollover Options, and (y) the aggregate exercise price of those options.

New Options, 2x Time Options and Rollover Options held by the named executive officers are described in the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

Employment Agreements

In connection with the Recapitalization, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with each of the named executive officers and certain other executives, which agreements were shortly thereafter assumed by the Company and which agreements govern the terms of each executive’s employment. However, in light of Mr. Bovender’s retirement from the positions of Chief Executive Officer and Chairman, effective December 31, 2008 and December 15, 2009, respectively, the Company entered into an Amended and Restated Employment Agreement with Mr. Bovender, effective December 31, 2008, the terms of which are described below. The Company also entered into an amendment to Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer.

Executive Employment Agreements (Other than Mr. Bovender’s)

The term of employment under each of these agreements is indefinite, and they are terminable by either party at any time; provided that an executive must give no less than 90 days notice prior to a resignation.

Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved. The employment agreements committed us to provide each executive with annual bonus opportunities in 2008 that were consistent with those applicable to the 2007 fiscal year, unless doing so would be adverse to our interests or the interests of our stockholders, and for later fiscal years, the agreements provide that the Board of Directors will set bonus opportunities in consultation with our Chief Executive Officer. With respect to the 2009 and 2008 fiscal years and the 2007 fiscal year, each executive was eligible to earn under the 2008-2009

PEP and the 2007-2008 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) a multiple of the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2009 were set forth in the 2008-2009 PEP, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” As described above, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. As described above, awards under the 2008 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of the target amount. Awards under the 2007 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts, with the exception of Mr. Hazen, whose award was paid out at 175.6% of his target amount. Each employment agreement also sets forth the number of options that the executive received pursuant to the 2006 Plan as a percentage of the total equity initially made available for grants pursuant to the 2006 Plan. Such option awards, the New Options, were made January 30, 2007 and are described above under “— Options.”

In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, the 2x Time Options, which were granted, as described above, on October 6, 2009. Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with Recapitalization or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

If an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested New Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

“Cause” is defined as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements and the 2006 Plan is contained in “— Potential Payments Upon Termination or Change in Control.”

Mr. Bovender’s Employment Agreement

The Company entered into the Amended Employment Agreement with Jack O. Bovender, Jr. on October 27, 2008, which became effective on December 31, 2008. Pursuant to the terms of the Amended Employment Agreement, Mr. Bovender was employed by HCA Management Services, L.P., an affiliate of the Company, and served as executive Chairman of the Company for a period commencing December 31, 2008 and ending December 15, 2009 (the “Employment Term”).

The Amended Employment Agreement provided that Mr. Bovender receive a base salary (i) at the monthly rate of $135,000 for the first three months of the Employment Term and (ii) at the monthly rate of $86,957 for the next eight and one-half months of the Employment Term (“Mr. Bovender’s Base Salary”). Mr. Bovender was also entitled to the full amount of any annual bonus earned, but unpaid, as of the effective date of the Amended Employment Agreement for the year ended December 31, 2008 under the Company’s 2008-2009 PEP. For calendar year 2009, Mr. Bovender was eligible to earn a bonus under the 2008-2009 PEP with a “target bonus” of $500,000. Mr. Bovender had an additional 2009 bonus opportunity of up to $250,000 based upon his contributions to certain legislative initiatives as determined by the Committee (“Mr. Bovender’s Additional Bonus”). Pursuant to the terms of the 2008-2009 PEP, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, Mr. Bovender’s award for the 2009 fiscal year was paid out at the maximum level of 200% of his target amount. Mr. Bovender was also awarded, pursuant to his Amended Employment Agreement, an additional one-time bonus of $250,000 based upon his contributions to certain legislative initiatives as determined by the Committee. The Amended Employment Agreement generally provides for the provision of or reimbursement of expenses associated with office space, shared clerical support and office equipment until Mr. Bovender reaches age 70.

The terms of Mr. Bovender’s employment agreement with respect to termination of his employment are described in detail under “Compensation Discussion and Analysis — Severance and Change in Control Agreements — Mr. Bovender’s Continuing Severance Benefits.”

Additional information with respect to payments to Mr. Bovender pursuant to his Amended Employment Agreement and the 2006 Plan is contained in “— Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table includes certain information with respect to options held by the named executive officers as of December 31, 2009.

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options (#)(2)	($)(4)(5)(6)	Date

Richard M. Bracken	8,052	—	—	$12.75	3/22/2011
Richard M. Bracken	26,248	—	—	$12.75	7/26/2011
Richard M. Bracken	29,934	—	—	$12.75	1/24/2012
Richard M. Bracken	40,490	—	—	$12.75	1/29/2013
Richard M. Bracken	30,235	—	—	$12.75	1/29/2014
Richard M. Bracken	10,739	—	—	$12.75	1/27/2015
Richard M. Bracken	7,095	—	—	$12.75	1/26/2016
Richard M. Bracken	116,550	69,932	163,172	$51.00	1/30/2017
Richard M. Bracken	189,444	126,298	—	$102.00	10/6/2019
R. Milton Johnson	6,039	—	—	$12.75	3/22/2011
R. Milton Johnson	9,579	—	—	$12.75	1/24/2012
R. Milton Johnson	9,254	—	—	$12.75	1/29/2013
R. Milton Johnson	8,062	—	—	$12.75	1/29/2014
R. Milton Johnson	26,013	—	—	$12.75	7/22/2014
R. Milton Johnson	6,441	—	—	$12.75	1/27/2015
R. Milton Johnson	4,301	—	—	$12.75	1/26/2016
R. Milton Johnson	83,250	49,951	116,552	$51.00	1/30/2017
R. Milton Johnson	142,080	94,722	—	$102.00	10/6/2019
Beverly B. Wallace	6,039	—	—	$12.75	3/22/2011
Beverly B. Wallace	9,579	—	—	$12.75	1/24/2012
Beverly B. Wallace	13,882	—	—	$12.75	1/29/2013
Beverly B. Wallace	11,422	—	—	$12.75	1/29/2014
Beverly B. Wallace	4,601	—	—	$12.75	1/27/2015
Beverly B. Wallace	3,559	—	—	$12.75	1/26/2016
Beverly B. Wallace	46,620	27,973	65,268	$51.00	1/30/2017
Beverly B. Wallace	56,238	37,495	—	$102.00	10/6/2019
Samuel N. Hazen	6,039	—	—	$12.75	3/22/2011
Samuel N. Hazen	13,124	—	—	$12.75	7/26/2011
Samuel N. Hazen	19,158	—	—	$12.75	1/24/2012
Samuel N. Hazen	23,137	—	—	$12.75	1/29/2013
Samuel N. Hazen	16,797	—	—	$12.75	1/29/2014
Samuel N. Hazen	6,441	—	—	$12.75	1/27/2015
Samuel N. Hazen	4,301	—	—	$12.75	1/26/2016
Samuel N. Hazen	53,280	31,969	74,592	$51.00	1/30/2017
Samuel N. Hazen	56,238	37,495	—	$102.00	10/6/2019
W. Paul Rutledge	8,381	—	—	$12.75	1/24/2012
W. Paul Rutledge	9,254	—	—	$12.75	1/29/2013

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options (#)(2)	($)(4)(5)(6)	Date

W. Paul Rutledge	5,375	—	—	$12.75	1/29/2014
W. Paul Rutledge	2,297	—	—	$12.75	1/27/2015
W. Paul Rutledge	5,395	—	—	$12.75	10/1/2015
W. Paul Rutledge	4,301	—	—	$12.75	1/26/2016
W. Paul Rutledge	46,620	27,973	65,268	$51.00	1/30/2017
W. Paul Rutledge	56,238	37,495	—	$102.00	10/6/2019
Jack O. Bovender, Jr.	133,200	79,922	186,482	$51.00	1/30/2017
Jack O. Bovender, Jr.	82,881	55,256	—	$102.00	10/6/2019

(1)	Reflects Rollover Options, as further described under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options,” the 40% of the named executive officer’s time vested New Options, comprised of the 20% that vested as of January 30, 2008 and January 30, 2009, respectively, the 60% of the named executive officer’s EBITDA-based performance vested New Options, comprised of the 20% that vested as of December 31, 2007, December 31, 2008 and December 31, 2009, respectively (upon the Committee’s determination that the Company achieved the 2007, 2008 and 2009 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards: Options”) and the 60% of the named executive officer’s vested 2x Time Options, comprised of the 40% that were vested on the grant date and the 20% that vested on November 17, 2009.

(2)	Reflects New Options awarded in January 2007 under the 2006 Plan by the Compensation Committee as part of the named executive officer’s long term equity incentive award. The New Options granted in 2007 are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the January 30, 2007 grant date), 1/3 are EBITDA-based performance vested options (vesting in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year) and 1/3 are performance options that vest based on investment return to the Sponsors (vesting with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $102.00 and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $127.50, subject to “catch up” vesting if the relevant Investor Return is achieved at any time occurring prior to January 30, 2017, so long as the named executive officer remains employed by the Company). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 40% of the time vested options that were vested as of December 31, 2009, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the EBITDA-based performance vested options and investment return performance vested options are both reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 60% of the EBITDA-based performance vested options that were vested as of December 31, 2009, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options.”

(3)	Reflects 2x Time Options awarded in October 2009 under the 2006 Plan by the Compensation Committee, pursuant to the named executive officer’s employment agreement, as part of the named executive officer’s long term equity incentive award. The 2x Time Options are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date, an additional 20% vested on November 17, 2009 and an additional 20% will vest on November 17, 2010 and November 17, 2011, respectively. The 60% of the 2x Time Options that were vested as of December 31, 2009 are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column, and the 40% of the 2x Time Options that were not vested as of December 31, 2009 are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of these option awards are described in more detail under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options.”

(4)	Immediately after the consummation of the Recapitalization, all Rollover Options (other than those with an exercise price below $12.75) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Recapitalization, but the new per share exercise price for all Rollover Options would be $12.75. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Recapitalization consideration of $51.00 per share) subject to the outstanding options held by the participant immediately prior to the Recapitalization that became Rollover Options, and (y) the aggregate exercise price of those options.

(5)	The exercise price for the New Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan.

(6)	The exercise price for the 2x Time Options granted under the 2006 Plan to the named executive officers on October 6, 2009 was $102.00, pursuant to the named executive officers’ employment agreements.

Option Exercises and Stock Vested in 2009

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise(1)	Exercise ($)(2)

Jack O. Bovender, Jr.	188,340	$21,243,911

(1)	Mr. Bovender elected a cashless exercise of 360,494 stock options resulting in net shares realized of 188,340.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors.

2009 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

	Plan	Number of Years	Present Value of	Payments During
Name	Name	Credited Service	Accumulated Benefit	Last Fiscal Year

Richard M. Bracken	SERP	28	$14,303,696	—
R. Milton Johnson	SERP	27	$6,353,324	—
Beverly B. Wallace	SERP	26	$8,696,543	—
Samuel N. Hazen	SERP	27	$5,330,983	—
W. Paul Rutledge	SERP	28	$5,504,026	—
Jack O. Bovender, Jr.	SERP	29	—	$26,300,528

Mr. Bovender retired in 2009, and he received a SERP payment in April 2009. Mr. Bracken and Ms. Wallace are eligible for early retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Recapitalization, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA or one of our subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan, the HCA 401(k) Plan and any other tax-qualified plan maintained by us or one of our subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by us or one of our subsidiaries.

The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Code or any successor thereto as of the first day of November preceding the plan year in or for which a benefit amount is calculated, and (b) mortality being the applicable Section 417(e)(3) of the Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with us or one of our subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2009.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in this information statement.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

2009 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit ($245,000 in 2009).

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End

Richard M. Bracken	—	—	$267,148	—	$1,418,398
R. Milton Johnson	—	—	$109,549	—	$581,639
Beverly B. Wallace	—	—	$90,252	—	$479,186
Samuel N. Hazen	—	—	$146,239	—	$776,440
W. Paul Rutledge	—	—	$80,356	—	$426,642
Jack O. Bovender, Jr.	—	—	$498,306	—	$2,692,051

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007

Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Beverly B. Wallace	—	—	—	—	—	—	$52,250
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004
Jack O. Bovender, Jr.	$187,193	$268,523	$289,899	$363,481	$295,062	$856,424	$153,475

Plan Provisions

Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit ($245,000 in 2009), based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and will be increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan.

No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.

Prior to January 1, 2010, eligible employees make a one time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. Effective January 1, 2010, all distributions are paid in the form of a lump-sum distribution unless the participant had submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (except for Mr. Bovender) (based upon his or her 2009 base salary and PEP payment received in 2009 for 2008 performance), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2009, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Options”) effective December 31, 2009. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. Mr. Bovender retired from the Company on December 15, 2009, and the “Normal Retirement” column of the table relating to Mr. Bovender shows the estimated value of continuing benefits, as well as, where noted, actual amounts paid to Mr. Bovender under his Amended Employment Agreement in connection with his retirement. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements,” “— 2009 Pension Benefits — Supplemental Information,” and “2009 Nonqualified Deferred Compensation — Supplemental Information.”

Richard M. Bracken

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$6,058,110	—	$6,058,110	—	—	—
Non-Equity Incentive Bonus(2)	$3,445,000	$3,445,000	$3,445,000	$3,445,000	—	$3,445,000	$3,445,000	$3,445,000	$3,445,000
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$8,622,517
SERP(4)	$15,493,294	$15,493,294	—	$15,493,294	$15,493,294	$15,493,294	$15,493,294	$13,722,318	—
Retirement Plans(5)	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	$2,522,553	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,819,299	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	—

Total	$21,644,309	$21,644,309	$6,151,015	$27,702,419	$18,199,309	$27,702,419	$23,463,608	$21,274,333	$12,067,517

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “— Narrative Disclosure to

Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bracken’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Bracken’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,104,155 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,418,398 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,326,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

R. Milton Johnson

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,616,473	—	$3,616,473	—	—	—
Non-Equity Incentive Bonus(2)	$1,360,000	$1,360,000	$1,360,000	$1,360,000	—	$1,360,000	$1,360,000	$1,360,000	$1,360,000
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,158,946
SERP(4)	$7,685,014	—	—	$7,685,014	$7,685,014	$7,685,014	$7,685,014	$7,162,791	—
Retirement Plans(5)	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	$1,520,116	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,077,246	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$10,682,822	$2,997,808	$2,997,808	$14,299,295	$9,322,822	$14,299,295	$12,760,068	$11,011,599	$7,518,946

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Johnson’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Johnson’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $938,477 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $581,639 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.

Beverly B. Wallace

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$2,030,010	—	$2,030,010	—	—	—
Non-Equity Incentive Bonus(2)	$924,018	$924,018	$924,018	$924,018	—	$924,018	$924,018	$924,018	$924,018
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$3,448,985
SERP(4)	$8,658,884	$8,658,884	—	$8,658,884	$8,658,884	$8,658,884	$8,658,884	$7,794,032	—
Retirement Plans(5)	$938,279	$938,279	$938,279	$938,279	$938,279	$938,279	$938,279	$938,279	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,354,785	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	—

Total	$10,618,106	$10,618,106	$1,959,222	$12,648,116	$9,694,088	$12,648,116	$11,972,891	$10,454,254	$4,373,003

(1)	Represents amounts Ms. Wallace would be entitled to receive pursuant to her employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Ms. Wallace would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and her employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Ms. Wallace’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Ms. Wallace’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Ms. Wallace would be entitled. The value includes $459,093 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $479,186 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Ms. Wallace would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Ms. Wallace. Ms. Wallace’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.

Samuel N. Hazen

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$2,278,988	—	$2,278,988	—	—	—
Non-Equity Incentive Bonus(2)	$1,041,067	$1,041,067	$1,041,067	$1,041,067	—	$1,041,067	$1,041,067	$1,041,067	$1,041,067
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$3,941,691
SERP(4)	$6,464,523	—	—	$6,464,523	$6,464,523	$6,464,523	$6,464,523	$6,307,519	—
Retirement Plans(5)	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	$1,316,591	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,362,646	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$789,000	—
Accrued Vacation Pay	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	—

Total	$8,931,384	$2,466,861	$2,466,861	$11,210,372	$7,890,317	$11,210,372	$11,294,030	$9,563,380	$4,982,758

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Hazen’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Hazen’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $540,152 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $776,440 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $789,000 of Company-paid life insurance.

W. Paul Rutledge

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$1,653,768	—	$1,653,768	—	—	—
Non-Equity Incentive Bonus(2)	$891,017	$891,017	$891,017	$891,017	—	$891,017	$891,017	$891,017	$891,017
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$3,448,985
SERP(4)	$6,633,387	—	—	$6,633,387	$6,633,387	$6,633,387	$6,633,387	$6,046,496	—
Retirement Plans(5)	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	$1,102,803	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,816,956	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$751,000	—
Accrued Vacation Pay	$93,463	$93,463	$93,463	$93,463	$93,463	$93,463	$93,463	$93,463	—

Total	$8,720,670	$2,087,283	$2,087,283	$10,374,438	$7,829,653	$10,374,438	$10,537,626	$8,884,779	$4,340,002

(1)	Represents amounts Mr. Rutledge would be entitled to receive pursuant to his employment agreement. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Rutledge would be entitled to receive for the 2009 fiscal year pursuant to the 2008-2009 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Rutledge’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Rutledge’s unvested 2x Time Options.

(4)	Reflects the actual lump sum value of the SERP based on the 2009 interest rate of 4.24%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutledge would be entitled. The value includes $676,161 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $426,642 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Rutledge would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 2 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the six-month elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutledge. Mr. Rutledge’s payment upon death while actively employed includes $676,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

Jack O. Bovender, Jr.

	Normal	Change in
	Retirement	Control

Cash Severance	—	—
Non-Equity Incentive Bonus(1)	$1,250,000	$1,250,000
Unvested Stock Options(2)	$9,854,284	$9,854,284
SERP(3)	$26,300,528	—
Retirement Plans(4)	$2,884,177	—
Health and Welfare Benefits(5)	$6,234	—
Disability Income	—	—
Life Insurance Benefits	—	—
Accrued Vacation Pay(6)	$144,485	—

Total	$40,439,708	$11,104,284

(1)	Represents the amount Mr. Bovender received for the 2009 fiscal year pursuant to the 2008-2009 PEP and his Amended Employment Agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Mr. Bovender’s Employment Agreement.”

(2)	For the purposes of the “Normal Retirement” column, represents the intrinsic value of all unvested stock options, which, pursuant to Mr. Bovender’s Amended Employment Agreement, will continue to vest after his retirement, calculated as the difference between the exercise price of Mr. Bovender’s unvested New Options and 2x Time Options subject to such continued vesting provision and the fair value price of our common stock on December 15, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the 2010 and 2011 EBITDA performance targets under the option awards are achieved by the Company and that the Company achieves an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of each of the 2010 and 2011 fiscal years, respectively. The $102.00 per share exercise price of 2x Time Options was greater than the December 15, 2009 fair value price; therefore, this value does not include Mr. Bovender’s unvested 2x Time Options. See “— Compensation Discussion and Analysis — Severance and Change in Control Agreements.”

For purposes of the “Change in Control” column, represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bovender’s unvested New Options and the fair value price of our common stock on December 31, 2009 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($87.99 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $51.00 at the end of the 2009 fiscal year. The $102.00 per share exercise price of 2x Time Options was greater than the December 31, 2009 fair value price; therefore, this value does not include Mr. Bovender’s unvested 2x Time Options.

(3)	Reflects the actual SERP lump sum paid in April 2009.

(4)	Reflects the estimated lump-sum present value of qualified and nonqualified retirement plans to which Mr. Bovender is entitled as of his retirement date of December 15, 2009. The value includes $192,126 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $2,692,051 from the HCA Restoration Plan.

(5)	Reflects the present value of the medical premiums for Mr. Bovender from termination to age 65 as required pursuant to Mr. Bovender’s Amended Employment Agreement. See “— Narrative Disclosure to Summary Compensation Table and 2009 Grants of Plan-Based Awards Table — Mr. Bovender’s Employment Agreement.”

(6)	Reflects the actual accrued vacation pay received by Mr. Bovender in December 2009, which amount is also included in the “Salary” column of the Summary Compensation Table.

Director Compensation

During the year ended December 31, 2009, none of our directors received compensation for their service as a member of our Board. Our directors are reimbursed for any expenses incurred in connection with their service. Upon completion of the anticipated initial public offering of our common stock and listing on the NYSE, we intend to establish a policy for non-management director compensation consistent with our status as a public company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the Compensation Committee of the Board of Directors was composed of John P. Connaughton, George A. Bitar and Michael W. Michelson. Effective April 22, 2009, Mr. Bitar retired from our Board of Directors, and James D. Forbes joined our Board of Directors and was appointed as a member of the Compensation Committee. None of the members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Each member of the Compensation Committee is also a manager of Hercules Holding, and the Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on our Board of Directors. Messrs. Michelson, Forbes and Connaughton are affiliated with KKR, BAML Capital Partners (the private equity division of Bank of America Corporation) and Bain Capital Partners, LLC respectively, each of which is a party to the sponsor management agreement with us. Mr. Bitar was formerly associated with Merrill Lynch Global Private Equity. The Amended and Restated Limited Liability Company Agreement of Hercules Holding, the sponsor management agreement and certain transactions with affiliates of BAML Capital Partners and KKR are described in greater detail in “Certain Relationships and Related Party Transactions” in our 2009 Annual Report on Form 10-K.

HOUSEHOLDING OF MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Notice of Action by Written Consent of Stockholders and information statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of an information statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Office of the Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203, (615) 344-9551, we will provide a separate copy of the information statement.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this information statement.

As a matter of regulatory compliance, we are furnishing you this information statement which describes the purpose and effect of the approval of the Amended and Restated Certificate of Incorporation, the increase in authorized shares of Common Stock and the Stock Incentive Plan. Your consent to the approval of the Amended and Restated Certificate of Incorporation, the increase in authorized shares of Common Stock and the Stock Incentive Plan is not required and is not being solicited in connection with this action. This information statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By order of the Board of Directors,

John M. Franck II
Vice President and Corporate Secretary

Nashville, TN
June 22, 2010

APPENDIX A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HCA INC.

HCA INC.  (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the Corporation is HCA Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 1993 under the name Columbia Healthcare Corporation. The original Certificate of Incorporation was most recently amended and restated on March 27, 2008 (the “Amended and Restated Certificate of Incorporation”).

THIRD:  In an action taken by written consent by the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

FOURTH:  The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is HCA Inc. (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Billion (2,000,000,000), of which:

(i) One Billion Eight Hundred Million (1,800,000,000) shares shall be shares of common stock, par value $.01 per share (the “Common Stock”); and

(ii) Two Hundred Million (200,000,000) shares shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation.

Section 1.  Stock Split.  Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) each outstanding share (including shares held in treasury) of Common Stock of the Corporation (the “Old Common Stock”) shall be automatically split up, reclassified and converted into 5.5 shares of Common Stock (the “New Common Stock”). This stock split of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first sentence of this Article IV.

The forward split of the Old Common Stock effected by the foregoing paragraph shall be referred to herein as the “Forward Split.” The Forward Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Forward Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Forward Split. Stockholders who otherwise would have been entitled to receive any fractional interests in the New Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. Except where the context otherwise requires, all references to “Common Stock” in this Certificate of Incorporation shall be to the New Common Stock.

The Forward Split will be effected on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates or book-entries dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, immediately after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates or book-entries, multiplied by 5.5 and rounded down to the nearest whole number. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Forward Split unless and until the certificates evidencing the shares held by a holder prior to the Forward Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Amended and Restated Certificate of Incorporation have been adjusted for the Forward Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time.

Section 2.  Common Stock.  Except as (i) otherwise required by law or (ii) expressly provided in this Amended and Restated Certificate of Incorporation (as may be amended from time to time), each share of Common Stock shall have the same powers, rights, and privileges and shall rank equally, share ratably, and be identical in all respects as to all matters.

(A) Dividends.  Subject to applicable law and the rights of the holders of any class or series of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as may be amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities, or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(B) Voting Rights.  At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(C) Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of any class or series of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation, or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (C).

(D) Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(E) Preemptive Rights.  No holder of Common Stock shall have any preemptive rights hereunder with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 3.  Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional, or other rights, if any, of the shares of each such class or series, and any qualifications, limitations, or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

ARTICLE V

DURATION

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 1.  Number Of Directors.  Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances as set forth in a certificate of designation relating to any such class or series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be not less than three, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2.  Term of Office.  Each director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 3.  Newly-Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal as hereinafter provided.

Section 4.  Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time, either with or without cause, at a meeting of the stockholders called for that purpose.

Section 5.  Rights of Holders of Preferred Stock.  Notwithstanding the provisions of this Article VI, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6.  Bylaws.  The Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of this Amended and Restated Certificate of Incorporation, (i) “Trigger Date” shall mean the first date on which Hercules Holding II, LLC (or its successor) ceases, or in the event of a liquidation of Hercules Holding II, LLC, the Equity Sponsors (as defined below) and their affiliates, collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding shares of Common Stock of the Corporation (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of Common Stock by Hercules Holding II, LLC (or its successor) or the Equity Sponsors and their affiliates, as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital Partners, Kohlberg Kravis Roberts & Co., BAML Capital Partners, Citigroup Inc., Bank of America Corporation, and Dr. Thomas F. Frist, Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Corporation and its subsidiaries).

ARTICLE VII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a current or former director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION; ADVANCEMENT OF EXPENSES

Section 1.  Right To Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any appeal therefrom (hereinafter a “proceeding”), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification rights shall continue as to a person who has ceased to be a director or officer of the Corporation or serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of the Corporation. Service by a director or officer of the Corporation shall be deemed to be at the request of the Corporation if he or she is or was serving as a director, officer, employee, or agent of a subsidiary of the Corporation or an employee benefit plan of the Corporation or subsidiary of the Corporation. Notwithstanding the first sentence of this Section 1, except as otherwise provided in Section 3 of this Article VIII, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized in advance by the Corporation’s Board of Directors.

Section 2.  Advancement Of Expenses.  Expenses (including attorneys’ fees, costs, and charges) incurred by an Indemnitee in defending a proceeding or, pursuing a claim described in Section 3 of this Article VIII or the last sentence of Section 1 of this Article VIII shall be paid by the Corporation in advance of the final disposition of such proceeding, within twenty (20) days of the Corporation’s receipt of a request therefor and an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation.

Section 3.  Procedure For Indemnification.  If a determination is required by the DGCL, any indemnification (but not advancement of expenses) under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended. Such determination shall be made with respect to a person who is a director or officer of the Corporation at the time of such determination (a) by a majority vote of the directors who are not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Any indemnification under this Article VIII shall be made promptly, and in any event within sixty (60) days after the Corporation’s receipt of a written request therefor, provided that the Corporation shall not be required to pay a claim for indemnification prior to the final disposition of the proceeding from which the claim arose. The right to indemnification or advancement of expenses as granted by this Article VIII shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if a claim for indemnification or advancement of expenses is not timely paid in full. Such person’s reasonable costs and expenses incurred in connection with successfully establishing his or her right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation. In any such action the Corporation shall have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses under applicable law. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 4.  Other Rights; Continuation of Right to Indemnification and Advancement.  The rights to indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of, and shall be in addition to, any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), provision of this Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or Disinterested Directors, or otherwise, and shall inure to the benefit of the estate, heirs, executors, and administrators of such person. All rights to indemnification and advancement of expenses conferred on any person under this Article VIII shall be deemed to be contract rights and be retroactive and available with respect to events occurring prior to the adoption of this Amended and Restated Certificate of Incorporation. Any repeal or modification of this Article VIII or, to the fullest extent permitted by applicable law, any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification or advancement of expenses of such person or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, omissions, transactions, or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VIII, references to the “Corporation” include all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article VIII, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

Section 5.  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any expense, liability, or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Section 6.  Reliance.  Persons who after the date of the adoption of this Amended and Restated Certificate of Incorporation become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee, or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses, and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall apply to claims made against an Indemnitee arising out of acts or omissions that occurred or occur both prior and subsequent to the adoption hereof.

Section 7.  Savings Clause.  If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless (i) indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII and (ii) advance expenses to each Indemnitee entitled to advancement of expenses under Section 2 of this Article VIII in accordance therewith, in each case to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

Section 8.  Other Sources of Payment.  Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), in the event of any payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of such Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), the Corporation shall not be obligated to an Indemnitee under this Article VIII to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that such Indemnitee has otherwise actually received such payment under any insurance policy maintained by the Corporation, contract, agreement or otherwise, and in the event that the Corporation makes any payment to an Indemnitee under this Article VIII and such Indemnitee subsequently otherwise receives such payment under any insurance policy maintained by the Corporation, contract, agreement or otherwise, such Indemnitee shall promptly refund such amounts to the Corporation. Except as may be otherwise agreed to by the Corporation and the Indemnitee (or any entity which has designated the nomination or appointment of such Indemnitee), the Corporation’s obligations under this Article VIII to an Indemnitee who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust or other enterprise.

Section 9.  Partial Indemnification.  If an Indemnitee is entitled under any provision of this Article VIII to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

Section 10.  Successful Defense.  In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding pursuant to Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE IX

SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE; ACTION BY WRITTEN CONSENT

Special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the Chairman of the Board or the Chief Executive Officer of the Corporation; provided that, prior to the Trigger Date, special meetings of stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. On or following the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

ARTICLE X

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Equity Sponsors or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity expressly in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article X shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles III, V, VI, VII, VIII, IX, X and XI of this Amended and Restated Certificate of Incorporation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates, integrates, and amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of HCA Inc. by the undersigned officer, thereunto duly authorized, this   day of          , 2010.

HCA INC.

By:
John M. Franck II
Vice President — Legal and Corporate Secretary

APPENDIX B

2006 Stock Incentive Plan for Key Employees of HCA Inc.
and its Affiliates, as Amended and Restated

2006 STOCK INCENTIVE PLAN
FOR KEY EMPLOYEES OF
HCA INC. AND ITS AFFILIATES,
AS AMENDED AND RESTATED

1.  Purpose of Plan

The 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as amended and restated (the “Plan”) is designed:

(a) to promote the long term financial interests and growth of HCA Inc. (the “Company”) and its Subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c) to further the alignment of interests of participants with those of the stockholders of the Company through opportunities for increased stock, or stock-based ownership in the Company.

2.  Definitions

As used in the Plan, the following words shall have the following meanings:

(a) “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any Affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any Affiliate of any of the Investors, in any such event after which the Investors and their Affiliates (x) collectively own less than 15% of the Common Stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a Person or Group who is not an Investor, an Affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Committee” means either (i) the Compensation Committee of the Board or, (ii) the Board, if the Board takes an action in place of the Compensation Committee.

(f) “Common Stock” or “Share” means the common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

(g) “Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient who, in the opinion of the Committee, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of the Company or any other Service Recipient.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” means, on a per Share basis, on any given date, the closing trading price of the Common Stock on the New York Stock Exchange, unless otherwise determined by the Board.

(j) “Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Other Stock-Based Award, Dividend Equivalent Right, Non-Employee Director Grants or Performance-Based Awards (as such terms are defined in Section 5), or any combination of the foregoing.

(k) “Grant Agreement” means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

(l) “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(m) “Investors” means, collectively, Bain Capital Fund IX, L.P., KKR Millennium Fund, L.P., and ML Global Private Equity Fund, L.P.

(n) “Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the applicable Participant and the Company.

(o) “Participant” means an Employee, non-employee member of the Board, consultant or other person having a service relationship with the Company or any other Service Recipient, to whom one or more Grants have been made and remain outstanding.

(p) “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(q) “Public Offering” means any registered public offering of the Common Stock on the New York Stock Exchange or the NASDAQ National Market or other nationally recognized stock exchange or listing system.

(r) “Sale Participation Agreement” shall mean that certain Sale Participation Agreement between the applicable Participant and Hercules Holdings II, LLC.

(s) “Service Recipient” shall mean, the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Proposed Treasury Regulation Section 1.409A-1(g) (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Proposed Treasury Regulation Section 1.409A-1(f) (or any successor regulation).

(t) “Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

3.  Administration of Plan

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto), “independent directors” within the meaning of the New York Stock Exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto), to the extent Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, respectively, are applicable to the Company and the Plan; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the Plan, subject to applicable law and such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make Grants to Participants.

(b) The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, and to make rules for carrying it out and to make changes in such rules. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan. The Committee shall have the full power and authority to establish the terms and conditions of any Grant consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(c) The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants and their beneficiaries or successors. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

4.  Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a relationship with Company or any other Service Recipient, and in such form and having such terms, conditions and limitations as the Committee may determine. The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination of employment or other service relationship, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a Change in Control of the Company.

5.  Grants

From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee’s sole discretion:

(a) Stock Options — These are options to purchase Common Stock (“Stock Options”). At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate including, without limitation, the right to receive dividend equivalent payments on vested options. Notwithstanding the foregoing, the exercise price per Share of a Stock Option shall in no event be less than the Fair Market Value on the date the Stock Option is granted (subject to later adjustment pursuant to Section 8 hereof). In addition to other restrictions contained in the Plan, a Stock Option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted. Payment of the Stock Option exercise price shall be made (i) in cash, (ii) with the consent of the Committee, in Shares (any such Shares valued at Fair Market Value on the date of exercise) having an aggregate Fair Market Value equal to the aggregate exercise price for the Shares being purchased and that the Participant has held for at least six months (or such other period of time as may be required to attain tax or financial reporting treatments that are not considered to be adverse to the Company), (iii) through the withholding of Shares (any such Shares valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of the Stock Option in a manner that is compliant with applicable law, (iv) if there is a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased, or (v) a combination of the foregoing methods, in each such case in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

(b) Stock Appreciation Rights — The Committee may grant “Stock Appreciation Rights” (as hereinafter defined) independent of, or in connection with, the grant of a Stock Option or a portion thereof. Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine. The exercise price per Share of a Stock Appreciation Right shall in no event be less than the Fair Market Value on the date the Stock Appreciation Right is granted. Each “Stock Appreciation Right” granted independent of a Stock Option shall be defined as a right of a Participant, upon exercise of such Stock Appreciation Right, to receive an amount equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of such Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. Payment of the Stock Appreciation Right shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at the Fair Market Value on the date of the payment), all as shall be determined by the Committee.

(c) Other Stock-Based Awards — The Committee may grant or sell awards of Shares, awards of restricted Shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (including, without limitation, restricted stock units). Such “Other Stock-Based Awards” shall be in such form, and dependent on such conditions, as the Committee may determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Grants under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(d) Dividend Equivalent Rights — The Committee may grant Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option, SAR, Other Stock Based Award, or other grant provided for in Section 5(e) below. A “Dividend Equivalent Right” shall be the right to receive a payment in respect of one Share (whether or not subject to a Stock Option) equal to the amount of any dividend paid in respect of one Share held by a shareholder in the Company. Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance-Based Awards be credited as additional Performance-Based Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Grant. The total number of Shares available for grant under Section 6 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance-Based Awards.

(e) Director Grants.  The Board may provide that all or a portion of any member of the Board’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of such member) in the form of non-qualified Stock Options, restricted shares, restricted share units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Grants, including the terms and conditions which shall apply upon a termination of such Board member’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Grants, subject to the terms of the Plan and applicable law.

(f) Performance-Based Awards.

(i) During any period when Section 162(m) of the Code is applicable to the Company and the Plan, the Committee, in its sole discretion, may grant Grants which are denominated in Shares or cash (which, for the avoidance of doubt, may include a Grant of Stock Options, Stock Appreciation Rights, Other Stock-Based Awards or Dividend Equivalent Rights) (such Grants, “Performance-Based Awards”), which Grants may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares or the cash value of the Grant upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Performance-Based Awards may be granted alone or in addition to any other Grants granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Grants (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable).

(ii) A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (A) while the outcome for that performance period is substantially uncertain and (B) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income per Share; (vii) book value per Share; (viii) return on members’ or shareholders’ equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; and (xxii) such other objective performance criteria as determined by the Committee in its sole discretion, to the extent such criteria would be a permissible performance criteria under Section 162(m) of the Code. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 5(f) to exclude any of the following events that occurs during a performance period: (1) gains or losses on sales of assets (2) asset impairments or write-downs, (3) litigation or claim judgments or settlements, (4) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (5) accruals for reorganization and restructuring programs, (6) any extraordinary non-recurring items as described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (7) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code).

(iii) The maximum amount of a Performance-Based Award during a fiscal year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 1,000,000 per fiscal year and (y) with respect to Performance-Based Awards that are denominated in cash, $5,000,000 per fiscal year. To the extent that a Performance-Based Award may be earned over a period that is longer than one fiscal year, the foregoing limitations shall apply to each full or partial fiscal year during or in which such Grant may be earned.

(iv) The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, during any period when Section 162(m) of the Code is applicable to the Company and the Plan and such Performance-Based Award is intended to be deductible by the Company under Section 162(m) of the Code, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification, to the extent applicable, is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, to the extent applicable, elect to defer payment of a Performance-Based Award.

6.  Limitations and Conditions

(a) The number of Shares available for Grants under this Plan shall be the sum of (i) 40,000,000 and (ii) the number of shares available for grant under the Plan as of the end of the day that is the Effective Date of the amendment and restatement of this Plan, subject to adjustment as provided for in Sections 8 and 9, unless restricted by applicable law. The number of Shares with respect to which Incentive Stock Options may be granted after the Effective Date shall be no more than 1,000,000 per fiscal year. Shares related to Grants that are forfeited, terminated, settled for cash, canceled without the delivery of Shares, expire unexercised, withheld to satisfy tax withholding obligations or exercise prices, or are repurchased by the Company shall immediately become available for new Grants.

(b) Grants may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or a company acquired by the Company or with which the Company combines. The number of Shares underlying awards made in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines shall not be counted against the aggregate number of Shares available for Grants under the Plan, nor shall the Shares subject to such substitute awards become available for new Grants under the circumstances described in the prior paragraph of this Section 3. In addition, in the event that a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Grants and shall not reduce the Shares authorized for issuance under the Plan; provided that Grants using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

(c) No Grants shall be made under the Plan beyond ten years after the Effective Date, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant is made or amended or the terms or conditions of a Grant are changed in accordance with the terms of the Plan or the Grant Agreement, the Committee may provide for limitations or conditions on such Grant.

(d) Nothing contained herein shall affect the right of the Company or any other Service Recipient to terminate any Participant’s employment or other service relationship at any time or for any reason.

(e) Other than as specifically provided in the Management Stockholder’s Agreement or Sale Participation Agreement, if applicable to a Grant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. If no Management Stockholder’s Agreement or Sale Participation Agreement is applicable to a Grant, then except as otherwise provided in the Plan, a Grant Agreement, or by the Committee at or after grant, no Grant shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, however, that no such transfer of a Grant by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No benefit under the Plan shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f) Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Company in respect of any Shares purchasable or deliverable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Company to such Participants (or book entry representing such Shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian). All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Grant or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) No election as to benefits or exercise of any Grant may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

(h) Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or other Service Recipient and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(i) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any other Service Recipient, nor shall any assets of the Company or any other Service Recipient be designated as attributed or allocated to the satisfaction of the Company’s obligations under the Plan. Neither the Plan nor any Grant shall create or be construed to create a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to a Grant, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

(j) The Committee may, in its sole discretion, specify in any Grant made on or after the Effective Date of the amendment and restatement of the Plan that the Participant’s rights, payments, and benefits shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of a Grant. Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.

7.  Transfers and Leaves of Absence

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and other Service Recipient) during such leave of absence.

8.  Adjustments

In the event after the Effective Date, any Share dividend, Share split, extraordinary distribution, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares, any equity restructuring (as defined under FASB ASC Topic 718) or other corporate change, or any distribution to Shareholders other than regular cash dividends, or any transaction similar to any of the foregoing, the Committee shall, in an equitable and proportionate manner as it deems reasonably necessary to address on an equitable basis the effect of such event, and in such manner as is consistent with Sections 162(m), 422, and 409A of the Code and the regulations thereunder, make such substitution or adjustment, if any, (a) as to the number and kind of shares subject to the Plan and available for or covered by Grants; (b) as to share prices related to outstanding Grants (including, without limitation, the exercise price of Stock Options), or by providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation, or other transaction or event having a similar effect; or (c) by providing for a cash payment to the holder of an outstanding Grant, and shall make such other revisions to outstanding Grants as it deems, in good faith, are equitably required.

9.  Change in Control

(a) Generally.  In the event of a Change in Control: (i) if determined by the Committee in the applicable Grant Agreement or otherwise determined by the Committee in its sole discretion, any outstanding Grants then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to: (A) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Stock Options and Stock Appreciation Rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Stock Options or Stock Appreciation Rights) over the aggregate option price of such Stock Options or the aggregate exercise price of such Stock Appreciation Rights, as the case may be; (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Grants previously granted hereunder, as determined by the Committee in its sole discretion; or (C) provide that for a period of at least 15 days prior to the Change in Control, any Stock Options or Stock Appreciation Rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Stock Options or Stock Appreciation Rights shall terminate and be of no further force and effect: provided, however, that subpart (ii) shall not apply to a “Change in Control” under clause (C) of such definition that occurs due to a gradual sell down of voting stock of the Company by the Investors or their Affiliates.

(b) Performance-Based Awards.  In connection with the foregoing, the Committee may, in its discretion, provide that in the event of a Change in Control, (i) any outstanding Performance-Based Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable and (ii) all then-in-progress performance periods for Performance-Based Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance-Based Award.

10.  Amendment and Termination; Section 409A of the Code

(a) The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan, provided that no amendment may modify Grants that disadvantages Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants; and provided, further, that no such action shall modify any Grant in a manner that materially disadvantages a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as such modification is provided for or contemplated in the terms of the Grant or this Plan.

(b) The Board may amend, suspend or terminate the Plan, except that no such action, other than an action under Section 8 or 9 hereof, may be taken which would, without stockholder approval, increase the aggregate number of Shares available for Grants under the Plan, decrease the price of outstanding Grants, change the requirements relating to the Committee, extend the term of the Plan, or otherwise require the approval of the stockholder of the Company to the extent such approval is (i) required by or (ii) desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares. However, no amendment, suspension or termination of the Plan may disadvantage Participants in more than a de minimis way but less than a material way without approval by a majority of affected Participants, and no such action shall materially disadvantage a Participant with respect to any outstanding Grants, other than pursuant to Section 8 or 9 hereof, without the Participant’s consent, except as otherwise contemplated in the terms of the Grant or the Plan.

(c) This Plan and all Grants granted hereunder are intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. References under the Plan or any Grants to the Participant’s termination of Employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of Employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant). Unless otherwise provided in a Grant Agreement or any other agreement between the Company or any of its Subsidiaries and any Participant, the Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Grant under the Plan.

11.  Governing Law; International Participants

(a) This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

(b) With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or any other Service Recipient.

12.  Withholding Taxes

The Company shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver Shares upon the exercise of a Stock Option that the Participant pays to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes; provided, however, that a Participant may satisfy the statutory amount of such taxes due upon exercise of any Stock Option through the withholding of Shares (valued at Fair Market Value on the date of exercise) otherwise issuable upon the exercise of such Stock Option. For awards other than Stock Options, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Grant by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Grant (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the Company’s or the Affiliates’ or Subsidiaries’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.  Effective Date and Termination Dates

The Plan shall be effective on [ • ], 2010 (the “Effective Date”), and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 10. Unless otherwise expressly provided in the Plan or in an applicable Grant Agreement, any Grant made hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Grant or to waive any conditions or rights under any such Grant shall, continue after the tenth anniversary of the Effective Date.